                           PRO FORMA VALUATION REPORT
                             MUTUAL HOLDING COMPANY
                                 STOCK OFFERING


                               MUTUAL SAVINGS BANK
                              MILWAUKEE, WISCONSIN


                                  DATED AS OF:
                                  JUNE 9, 2000


















                                  PREPARED BY:

                                RP FINANCIAL, LC.
                             1700 NORTH MOORE STREET
                                   SUITE 2210

                            ARLINGTON, VIRGINIA 22209

                         [RP FINANCIAL, LC. LETTERHEAD]

RP FINANCIAL, LC.
Financial Services Industry Consultants


                                                June 9, 2000

Board of Directors
Mutual Savings Bank
4949 West Brown Deer Road
Mi1waukee, Wisconsin 53223

Members of the Board of Directors:

     At your request, we have completed and hereby provide an independent appraisal ("Appraisal") of the estimated pro forma market value of the common stock which is to be issued in connection with the mutual-to-stock conversion transaction described below.

     This Appraisal is furnished pursuant to the requirements of 563b.7 and has been prepared in accordance with the "Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization" of the Office of Thrift Supervision ("OTS"), including the most recent revisions as of October 21, 1994, and applicable interpretations thereof. Such Valuation Guidelines are relied upon by the Division of Savings Institutions of the Wisconsin Department of Financial Institutions (the "Division") in the absence of separate written valuation guidelines by the Division.

Plan of Restructuring

     On February 21, 2000, the Board of Directors of Mutual Savings Bank, Milwaukee, Wisconsin ("Mutual Savings" or the "Bank") unanimously adopted the Plan of Restructuring (the "Restructuring"). Pursuant to the Restructuring, Mutual Savings proposes to simultaneously to (i) convert from a state-chartered savings bank to a federally-chartered savings bank; (ii) reorganize into a mutual holding company under OTS regulation; and (iii) acquire First Northern Capital Corporation, Green Bay, Wisconsin ("First Northern"), the savings and loan holding company for First Northern Savings Bank, S.A. ("FNSB"). As part of the Restructuring, FNSB wi11 convert from a state-chartered savings and loan association to a federally-chartered savings bank. Mutual Savings and FNSB will become wholly-owned subsidiaries of Bank Mutual Corporation ("Bank Mutual" or the "Holding Company"), a federal corporation. Bank Mutual will issue a majority of its common stock to Mutual Savings Bancorp, MHC (the "MHC") a federally-chartered mutual holding company, and sell a minority of its common stock in a public stock offering. Bank Mutual's common stock will also be issued as part of the consideration for the acquisition of First Northern. The total shares offered for sale to the public and issued to the First Northern shareholders will constitute a minority of the Holding Company's stock (49.9 percent or less).

     Pursuant to the Restructuring, the Holding Company will offer the public shares of common stock in the Subscription Offering to Eligible Account Holders, the ESOP,

RP Financial, LC.
Board of Directors
June 9, 2000
Page 2

Supplemental Eligible Account Holders, Other Members, and directors, officers and employees of Mutual Savings. Upon completion of the Subscription Offering, any shares of common stock not subscribed for in the Subscription Offering will be offered in the Community Offering.

     In connection with the Restructuring and pursuant to the Agreement and Plan of Merger (the "Agreement") between Mutual Savings and First Northern, each share of First Northern common stock issued and outstanding at the Effective Time shall be converted into and become the right to receive either cash in the amount of S15.00 or 1.5 shares of Bank Mutual common stock, anticipated to have a value of $15.00 based on a $10.00 per share offering price for the shares to be sold in the public offering. The percentage of First Northern shares exchanged for stock may vary between 40 percent and 70 percent, at the option of Mutual Savings, but shall not be less than 40 percent. As of March 31, 2000, First Northern had 8,586,308 shares of common stock outstanding. The consolidated operations of First Northern will be merged into the Holding Company and the Holding Company will maintain FNSB as a separate subsidiary. Accordingly, following the Restructuring, Bank Mutual will be a thrift holding company with 100 percent ownership of Mutual Savings and FNSB. The acquisition of First Northern will be accounted for under the purchase method of accounting

RP Financial LC.


     RP Financial, LC. ("RP Financial") is a Financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form. The background and experience of RP Financial is detailed in Exhibit V-1. We believe that, except for the fee we will receive for our appraisal and assisting the Bank and the Holding Company in the preparation of the post-conversion business plan, we am independent of the Bank and the Holding Company and the other parties engaged by the Bank or the Holding Company to assist in the stock conversion process.

Valuation Methodology

     In preparing our appraisal, we have reviewed the Bank's and the Holding Company's regulatory applications, including the prospectus as filed with the OTS, the Division and the Securities Exchange Commission. We have conducted a financial analysis of the Bank that has included a review of its audited financial information for fiscal years ended 1995 through 1999, a review of various unaudited information and internal financial reports through March 31, 2000, and due diligence related discussions with the Bank's management; Ernst & Young LLP, the Bank's independent auditor; Quarles & Brady LLP, the Bank's counsel in connection with the Restructuring, and Ryan, Beck & Co., the Bank's financial and marketing advisor in connection with the Holding Company's stock offering. Additionally, we have conducted an analysis of First Northern, including a review of financial documents and discussions with First Northern's

RP Financial, LC.
Board of Directors
June 9, 2000
Page 3

management. All conclusions set forth in the appraisal were reached independently from such discussions. In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable. While we believe the information and data gathered from all these sources am reliable, we cannot guarantee the accuracy and completeness of such information.

     We have investigated the competitive environment within which the Bank operates and have assessed the Bank's relative strengths and weaknesses. We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on The Bank and the industry as a whole. We have analyzed the potential effects of the stock conversion and the First Northern merger on the Bank's operating characteristics and financial performance as they relate to the pro forma market value. We have reviewed the overall conditions in the Bank's and First Northern's primary market area as set forth in demographic, economic and competitive information prepared by CACI, SNL Securities and other third party private and governmental sources. We have compared the Bank's financial Performance and condition, incorporating the First Northern merger, with selected publicly-traded thrifts in mutual holding company form, in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies. We have reviewed the current conditions in the securitities markets in general and in the market for thrift stocks in particular, including the market for existing thrift issues and the market for initial public offerings by thrifts and thrift holding companies. We have considered the market for the stock of all publicly-traded mutual holding companies and the expected market for the Holding Company's public shares. We have excluded from such analyses thrifts subject to announced or rumored acquisition, mutual holding company institutions that have Announced their intent to pursue second step conversions, and/or institutions that exhibit other unusual characteristics

     Our Appraisal is based on the Bank's representation that the information contained in the regulatory applications and additional information furnished to us by the Bank and First Northern and their respective independent auditors, legal counsel and other authorized agents are truthful, accurate and complete. We did not independently verify the financial statements and other information provided by the Bank or First Northern, or their respective independent auditors, legal counsel and other authorized agents nor did we independently value the assets or liabilities of the Bank or First Northern. Our valuation was also predicated on Mutual Savings completing the merger with First Northern in a manner consistent with the Agreement. The valuation considers the Bank only as a going concern and should not be considered as an indication of the Bank's liquidation value.

     Our appraised value is predicted on a continuation of the current operating environment for the Bank, the MHC and the Holding Company and for all thrifts and their holding companies. Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of the Bank, the MHC and the Holding Company alone. It is our

RP Financial, LC.
Board of Directors
June 9, 2000
Page 4

understanding that there are no current plans for pursuing a second step conversion or for selling control of the Holding Company or the Bank following the public stock offering. To the extent that I such factors can be foreseen, they have been factored into our analysis

     The estimated pro forma market value is defined as the price at which the Holding Company's common stock, immediately upon completion of the public stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

     It is our opinion that, as of June 9, 2000, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, was $221,436,850 at the midpoint, equal to 22,143,685 shams at a per share value us of $10.00. The pro forma market value includes 5,143,695 shares to be issued in connection with the First Northern merger. Based on this valuation, the midpoint of the fully-converted offering range was $170,000,000, equal to 17,000,000 shares at $10.00 per share. Pursuant to conversion guidelines, the 15 percent fully-converted offering range indicates a minimum value of $144,500,000 and a maximum value of S195,500,000. Based on the $10.00 per share offering price determined by the Board and incorporating the 5,143,685 shares issued in connection with the First Northern merger, this valuation range equates to total shares outstanding of 19,593,695 at the minimum and 24,693,685 at the maximum. In the event the appraised value is subject to an increase, the fully-converted offering range may be increased up to a supermaximum value of 5224,825,000 without requiring a resolicitation. Based an the S10.00 per share offering price and incorporating the 5,143,695 shares issued in connection with the First Northern merger, the supermaximurn value would result in total shares outstanding of 27,626,185.

     The Board of Directors has established a public offering range such that the public ownership of the Holding Company will constitute a 49.9 percent ownership interest of the total shares outstanding, including the shares to be issued to the First Northern shareholders. Accordingly, the offering to the public of the minority stock will equal S46,335,640 at the minimum, S59,060,140 at the midpoint, $71,784,640 at the maximum and $86,417,810 at the supermaximum.

Limiting Factors and Considerations

     Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change form time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such

RP Financial, LC.
Board of Directors
June 9, 2000
Page 5

shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.

     RP Financial's valuation was determined based on the financial condition and operations of the Bank and First Northern as of March 31, 2000, the date of the financial data included in the regulatory applications and the prospectus.

     RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an Offer or solicitation with respect to the purchase or sale of any securities. RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

     This valuation will be updated as provided for in The conversion regulations and guidelines. These updates will consider, among other things, any developments or changes in the Bank's and First Northern's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimate pro forma market value will be made. The reasons for any such adjustments will be explained in the update at the date of the release of the update.

                                    Respectfully submitted,

                                    RP FINANCIAL, LC.

                                    /s/ William E. Pommerening
                                    William E. Pommerening
                                    Chief Executive Officer

                                    /s/ Gregory E. Dunn
                                    Gregory E. Dunn
                                    Senior Vice President

RP FINANCIAL, LC.


                                TABLE OF CONTENTS
                               MUTUAL SAVINGS BANK
                              Milwaukee, Wisconsin

                                                                                                      PAGE
         DESCRIPTION                                                                                 NUMBER
         -----------                                                                                 ------
    CHAPTER ONE                     OVERVIEW AND FINANCIAL ANALYSIS
    -----------

         Introduction                                                                                 1.1
         Plan of Restructuring                                                                        1.1
         Acquisition of First Northern                                                                1.2
         Strategic Overview                                                                           1.4
         Balance Sheet Trends                                                                         1.8
         Income and Expense Trends                                                                    1.14
         Interest Rate Risk Management                                                                1.20
         Lending Activities and Strategy                                                              1.21
         Asset Quality                                                                                1.26
         Funding Composition and Strategy                                                             1.26
         Subsidiaries                                                                                 1.28
         Legal Proceedings                                                                            1.29



    CHAPTER TWO                     MARKET AREA
    -----------

         Introduction                                                                                 2.1
         Market Area Demographics                                                                     2.2
         National Economic Factors                                                                    2.8
         Local Economy                                                                                2.10
         Market Area Deposit Characteristics and Competition                                          2.12



    CHAPTER THREE                   PEER GROUP ANALYSIS
    -------------

         Peer Group Selection                                                                         3.1
         Basis of Comparison                                                                          3.2
         Mutual Savings' Peer Group                                                                   3.3
         Financial Condition                                                                          3.6
         Income and Expense Trends                                                                    3.10
         Loan Composition                                                                             3.13
         Interest Rate Risk                                                                           3.15
         Credit Risk                                                                                  3.17
         Summary                                                                                      3.17



RP FINANCIAL, LC.

                                TABLE OF CONTENTS
                               MUTUAL SAVINGS BANK
                              Milwaukee, Wisconsin
                                   (continued)

                                                                                                      PAGE
         DESCRIPTION                                                                                 NUMBER
         -----------                                                                                 ------
    CHAPTER FOUR                    VALUATION ANALYSIS
    ------------

         Introduction                                                                                 4.1
         Appraisal Guidelines                                                                         4.1
         RP Financial Approach to the Valuation                                                       4.2
         Valuation Analysis                                                                           4.3
             1.   Financial Condition                                                                 4.3
             2.   Profitability, Growth and Viability of Earnings                                     4.5
             3.   Asset Growth                                                                        4.7
             4.   Primary Market Area                                                                 4.7
             5.   Dividends                                                                           4.9
             6.   Liquidity of the Shares                                                             4.10
             7.   Marketing of the Issue                                                              4.11
                      A.   The Public Market                                                          4.11
                      B.   The New Issue Market                                                       4.17
                      C.   The Acquisition Market                                                     4.19
             8.   Management                                                                          4.21
             9.   Effect of Government Regulation and Regulatory Reform                               4.22
         Summary of Adjustments                                                                       4.22
         Basis of Valuation - Fully-Converted Pricing Ratios                                          4.23
         Valuation Approaches:  Fully-Converted Basis                                                 4.24
             1.   Price-to-Earnings ("P/E")                                                           4.27
             2.   Price-to-Book ("P/B")                                                               4.28
             3.   Price-to-Assets ("P/A")                                                             4.30
         Comparison to Recent Conversions and MHC Offerings                                           4.30
         Valuation Conclusion                                                                         4.31



RP FINANCIAL, LC.


                                 LIST OF TABLES
                               MUTUAL SAVINGS BARK
                              Milwaukee, Wisconsin

   TABLE
   NUMBER            DESCRIPTION                                                               PAGE
   ------            -----------                                                               ----
        1.1       Summary Balance Sheet Data                                                   1.9
        1.2       Historical Income Statement                                                  1.15

        2.1       Summary Demographic Information                                              2.3
        2.2       Wisconsin Employment Sectors                                                 2.11
        2.3       Unemployment Data                                                            2.12
        2.4       Deposit Summary                                                              2.13

        3.1       Peer Group of Publicly-Traded Thrifts                                        3.5
        3.2       Balance Sheet Composition and Growth Rates                                   3.7
        3.3       Income as a Percent of Average Assets and Yields, Costs, Spreads             3.11
        3-4       Loan Portfolio Composition Comparative Analysis                              3.14
        3.5       Interest Rate Risk Measures and Nest Interest Income Volatility              3.16
        3.6       Credit Risk Measures and Related Information                                 3.18

        4.1       Market Area Unemployment Rates                                               4.9
        4.2       Recent Conversion Pricing Characteristics                                    4.19
        4.3       Market Pricing Comparatives                                                  4.20
        4.4       Calculation of Implied Per Share Data                                        4.25
        4.5       MHC Institutions - Implied Pricing Ratios, full Conversion Basis             4.29
        4.6       Pricing Table; MHC Public Market Pricing                                     4.33

RP Financial, LC.
Page 1.1

                       1. OVERVIEW AND FINANCIAL ANALYSIS

Introduction

     Mutual Savings Bank ("Mutual Savings" or the "Bank"), organized in 1892, is a state-chartered mutual savings bank headquartered in Milwaukee, Wisconsin. In addition to the headquarters office, Mutual Savings serves the State of Wisconsin through 50 branch offices. The Bank also maintains one branch in Woodbury, Minnesota, which is part of the Minneapolis St. Paul MSA in the eastern part of the state near the Wisconsin border. The Bank's primary regulator is the Division of Savings Institutions of the Wisconsin Department of Financial Institutions (the "Division"). Mutual Savings is a member of the Federal Home Loan Bank ("FHLB") system and its deposits are insured up to the maximum allowable amount by the Federal Deposit Insurance Corporation ("FDIC"). As of March 31, 2000, Mutual Savings had $1.7 billion in assets, $1.3 billion in deposits and total equity of $163.9 million, or 9.4 percent of total assets. Mutual Savings' audited financial statements are included by reference as
Exhibit I-1.

Plan of Restructuring

     On February 21, 2000, the Board of Directors of Mutual Savings adopted a Plan of Restructuring (the "Restructuring"). Pursuant to the Restructuring, Mutual Savings proposes to simutaneously to (i) convert from a state-chartered savings bank to a federally-chartered savings bank; (ii) reorganize into a federally-chartered mutual holding company under regulation of the Office of Thrift Supervision ("OTS"); and (iii) acquire First Northern Capital Corporation, Green Bay, Wisconsin ("First Northern"), the savings and loan holding company for First Northern Savings Bank, S.A. ("FNSB"). As part of the Restructuring, FNSB will convert from a state-chartered savings and loan association to a federally-chartered savings bank. Immediately following the Restructuring, the Holding Company intends to offer for sale a minority of its common stock in a public stock offering. Shares of Holding Company common stock will also be issued as part of the consideration for the acquisition of First Northern. The total shares offered for sale to the public and issued to the First Northern shareholders will constitute a

RP Financial, LC.
Page 1.2

minority of the Holding Company's common stock (49.9 percent or less). The majority of the shares issued by the Holding Company will be acquired by the MHC.

     At this time, no other activities are contemplated for the Holding Company other than the ownership of the Bank and FNSB, a loan to the newly-formed employee stock ownership plan ("ESOP") and reinvestment of the proceeds retained by the Holding Company. In the future, the Holding Company may acquire or organize other operating subsidiaries, diversify into other banking-related activities or repurchase its stock, although there are no specific plans to undertake such activities at the present time.

Acquisition of First Northern

     Pursuant to the Agreement and Plan of Merger (the "Agreement") between Mutual Savings and First Northern, each share of First Northern common stock issued and outstanding at the Effective Time shall be converted into and become the right to receive either cash in the amount of $15.00 or 1.5 shares of Bank Mutual common stock, anticipated to have a value of $15.00 based on a $10.00 per share offering price for the share of stock sold in the public offering. As of March 31, 2000, First Northern had 8,572,808 shares outstanding. The percentage of First Northern shares exchanged for stock may vary between 40 percent and 70 percent, at the option of Mutual Savings, but shall not be less than 40 percent. As set forth in the Holding Company's prospectus and for purposes of this valuation, the stock component has been assumed to equal 40 percent of the consideration ($51.4 million) and the cash component has been assumed to equal 60 percent of the consideration ($77.2 million). After factoring in non-recurring merger related charges of $6.2 million, net of taxes, the total consideration paid for the acquisition of First Northern has been estimated to equal $134.8 million.

     The consolidated operations of First Northern will be merged into the Holding Company and the Holding Company will maintain FNSB as a separate subsidiary. Accordingly, following the Restructuring, Bank Mutual will be a thrift holding company with 100 percent ownership of Mutual Savings and FNSB. Bank Mutual's new shareholder base will be expanded as a result of the share exchange with the First Northern shareholders. The acquisition of First Northern will be accounted for under the purchase method of accounting. On a preliminary basis, $50.9 million of goodwill will be created in connection with the acquisition of First Northern, which

RP Financial, LC.
Page 1.3

will be amortized into expense over 20 years on a straight line basis. The purchase accounting adjustments which will actually be made will be dependent upon market interest rates and First Northern's equity at the time of the effective date of the acquisition. RP Financial's pro forma market valuation of Mutual Savings takes into account the pro forma impact of the acquisition of First Northern. A map of the Bank's and First Northern's office locations is presented in Exhibit I-2.

     First Northern is a Wisconsin corporation that was organized in 1995 as a unitary savings and loan holding company. First Northern is a publicly-traded company whose stock is listed on the NASDAQ National Market System under the ticker symbol "FNGB". To date, First Northern has not engaged in any material operations other than to hold all of the issued and outstanding stock of FNSB, pay dividends, and repurchase shares. As of March 31, 2000, First Northern's assets consisted substantially of an investment in 100 percent of FNSB's issued and outstanding stock and approximately $6 million of liquidity. Given the limited operations of First Northern, it has no staff of its own but has utilized FNSB's staff and executive officers. As of March 31, 2000, First Northern reported consolidated assets of $866.1 million, deposits of $567.7 million and stockholders' equity of $77.4 million, equal to 8.9 percent of total assets. First Northern reported earnings for the twelve months ended March 31, 2000 of $7.2 million or 0.91 percent of average assets.

     First Northern Savings Bank, S.A. is a state-chartered savings and loan association, which is headquartered in Green Bay, Wisconsin. In addition to the main office, which includes a retail branch, FNSB maintains eighteen full service branch offices in east-central Wisconsin. FNSB's largest market presence is in Brown County, where eight of its branches are located including the main office. Like Mutual Savings, FNSB is a community-oriented savings institution which offers a variety of products and services to the communities it serves. FNSB's retail branch network will serve to expand the market area into markets that are not currently served by the Bank's branch network. No branch closings are anticipated as a result of the acquisition, as there is very little overlap in the markets currently served by Mutual Savings and FNSB. On the asset side of the balance sheet, FNSB's loan portfolio consists primarily of residential mortgage loans, with notable diversification into commercial and consumer loans.

RP Financial, LC.
Page 1.4

Investments held by FNSB consist primarily of U.S. Government and agency securities.

Strategic Overview

     Mutual Savings

     Mutual Savings is a community-oriented savings bank, with a primary strategic objective of meeting the borrowing and savings needs of its local customer base. Mutual Savings is one of Wisconsin's largest thrifts operating in 22 different counties through its 51 branch network. Growth of the branch network was facilitated by the acquisition of First Federal Bancshares, Eau Clair, Wisconsin, in 1997, which added 20 branches to the Bank's branch network. Subsequent to the acquisition, one of the branches acquired was consolidated by the Bank. The acquisition of First Federal Bancshares served to expand the Bank's market presence in northwestern Wisconsin. At the date of the acquisition, First Federal Bancshares maintained $731 million of assets and $377 million of deposits. Goodwill of approximately $35 million was created in connection with the acquisition of First Federal Bancshares, and, as of March 31, 2000, the goodwill remaining from the acquisition approximated $11.3 million.

     Historically, Mutual Savings' operating strategy has been fairly reflective of a traditional thrift operating strategy, in which 1-4 family residential mortgage loans and retail deposits have constituted the principal components of the Bank's assets and liabilities, respectively. Lending diversification by the Bank has been most notable in the area of consumer loans and multi-family and commercial real estate loans. To a lesser extent, the bank's loan portfolio composition also reflects diversification into commercial business loans and construction loans.

     Mutual Savings' lending diversification has served to enhance the overall yield earned on the loan portfolio. The Bank has sought to limit the credit risk exposure associated with higher risk types of loans, through emphasizing origination of such loans in local and familiar markets. Credit risk associated with the loan portfolio has also been limited by the strength of the of the local economy and implementation of what are believed by management to be conservative underwriting guidelines. Economic growth has been supported by the strong national economy, which has spurred an increase in demand for the products and services produced in the Bank's regional economy. In general, the primary market area has had low unemployment and

RP Financial, LC.
Page 1.5

increasing real estate values, which has increased demand for new construction of both residential and commercial properties.

     Investments serve as a supplement to the Bank's lending activities and the investment portfolio is considered to be indicative of a low risk investment philosophy. Investments securities held by the Bank consist primarily of mortgage-related securities which are guaranteed or insured by a federal agencies and cash and cash equivalents. The Bank's investment portfolio also includes U.S. Government and agency securities, equities and FHLB stock.

     Retail deposits have consistently served as the primary interest-bearing funding source for the Bank. However, with the exception of acquisition related growth, the Bank's deposit growth has been somewhat limited over the past five and one-quarter years. CDs account for the largest portion of the Bank's deposit composition, although in recent years the concentration of CDs comprising total deposits has declined and transaction and savings accounts have became a more notable component of Mutual Savings' deposit composition. The shift in deposit composition towards a higher concentration of lower cost accounts, combined with the general decline in interest rates, has supported a general decline in the Bank's overall deposit costs.

     Borrowings serve as an alternative funding source for the Bank to support control of funding costs and to manage interest rate risk. In light of the Bank's limited deposit growth, most of the Bank's recent asset growth has been funded with borrowings. Borrowings totaled $238.7 million at March 31, 2000, with the entire balance consisting of FHLB advances. FHLB advances held by the Bank consist of a mixture of short- and intermediate-term borrowings, most of which are callable. Following the Restructuring, the Bank may use additional borrowings to fund growth of the balance sheet. If additional borrowings are required, FHLB advances would likely continue to be the source of borrowings utilized by the Bank.

     Mutual Savings' earnings base is largely dependent upon net interest income and operating expense levels. Overall, Mutual Savings' operating strategy has provided for a relatively low but stable net interest margin. In particular, the Bank's emphasis on managing the interest rate risk and credit risk associated with the net interest margin has somewhat limited the earnings potential to be realized from the yield-cost spread. The Bank's operating expenses are also viewed as being relatively low, which can in part be attributed to the relatively high

RP Financial, LC.
Page 1.6

concentration of investments that comprise the Bank's interest-earning assets. While lower yielding than loans, investments are also less costly to service than loans. Likewise, on the liability side of the balance sheet, CDs and borrowings, which constitute the major portion of the Bank's interest-bearing funding composition, tend to be less service intensive than transaction and savings accounts.

     In recent years, Mutual Savings' operating strategy has emphasized management of interest rate risk and credit risk, which has provided for limited asset growth and relatively low levels of core profitability. The net loss recorded by the Bank in 1999 was the result of a significant write-down taken on the goodwill attributed to the acquisition of First Federal Bancshares, which is considered to be a non-recurring expense. On a core earnings basis, Mutual Savings maintained profitability in 1999. Credit risk has been limited by emphasizing lower risk 1-4 family loan originations, lending in local and familiar markets, favorable real estate market conditions and maintaining a notable portion of interest-earning assets in low-risk types of investments. Likewise, the Bank's strategies have been fairly effective in limiting interest rate exposure, reflecting Mutual Savings' lending emphasis on originating short-term and adjustable rate loans for portfolio and selling long term fixed rate originations of 1-4 family permanent mortgage loans to the secondary market. Utilization of fixed rate borrowings with terms of more than one year and growth of less interest rate sensitive transaction and savings accounts have also served to enhance the stability of the Bank's net interest margin.

     First Northern Capital Corp.

     First Northern is a unitary savings and loan holding company, which was organized on December 20, 1995. On that date, each outstanding share of FNSB common stock was converted into one share of the Holding Company's common stock. FNSB, which completed a mutual-to-stock conversion in 1983, is the only direct subsidiary of the Holding Company and constitutes the most significant activity of the Holding Company's operations.

     Similar to Mutual Savings, First Northern pursues a community-oriented thrift operating strategy, emphasizing the origination of 1-4 family loans with funding provided by retail deposits. Lending diversification into other types of lending has emphasized consumer loans and, to a lesser extent, commercial real estate and multi-family loans, construction loans and

RP Financial, LC.
Page 1.7

commercial business loans. Maintaining asset quality and managing interest rate risk have also been focal points of First Northern's operating strategy, as indicated by First Northern's favorable credit quality measures and emphasis on interest rate sensitive lending and investment.

     Over the past five and one-quarter years, First Northern's operating strategy has resulted in steady asset growth, capital growth and increasing returns derived from core earnings. Earnings growth has been facilitated by growth of the loan portfolio, which has accounted for most of First Northern's asset growth in recent years. Most notably, growth of the loan portfolio has included growth of higher yielding types of loans, particularly with respect to growth of the consumer loan portfolio. Consumer loan growth has been supported by development of a lending niche in indirect automobile loans, which are generated through First Northern's 50 percent ownership interest in a company that purchases indirect auto loans from Wisconsin-based dealerships and sells them to either First Northern or the other equity partner. Asset growth has been funded by a combination of deposit growth and increased utilization of borrowings. Retail deposits generated from the branch network account for the substantial portion of First Northern's deposit composition, while brokered CDs have also been utilized on a limited basis and represented a minor portion of First Northern's deposit composition at March 31, 2000. Borrowings held by First Northern consist substantially of fixed rate FHLB advances, most of which matured in more than one year as of March 31, 2000.

     First Northern's operating strategies have effectively increased earnings, without comprising credit quality or exposure to interest rate risk. Earnings growth has been primarily realized through the net interest margin, as the result of growth of the loan portfolio. Higher earnings have also translated into upward trend in First Northern's return on average assets (ROAA) and return on average equity (ROAE) measures. For the twelve months ended March 31, 2000, First Northern posted a ROAA of 0.91 percent and a ROAE of 9.41 percent, versus comparable measures of 0.83 percent and 6.43 percent for the year ended
December 31, 1995.

     Reasons for Restructuring and Use of Proceeds

     The Directors of the Bank have adopted the Plan of Restructuring to facilitate desired expansion, through both internal and external growth. External expansion will be accomplished via the acquisition of First Northern, which will add approximately $832 million in assets, net of

RP Financial, LC.
Page 1.8

acquisition costs, and 19 branch offices to Bank Mutual's consolidated operations. It is anticipated that management and staffing of FNSB will remain intact following the acquisition and FNSB will be operated as a separate subsidiary of the Holding Company. Most notably, the acquisition of First Northern will expand the Holding Company's market presence into growing areas of Wisconsin that are not presently served by Mutual Savings. Accordingly, the larger size of the Bank's and FNSB's combined operations coupled with an expanded geographic presence are expected to enhance the Holding Company's competitive posture and provide additional growth opportunities through internal expansion.

     Approximately 50 percent of the net proceeds realized from the minority stock offering will be utilized to fund a portion of the cash consideration to be paid to the First Northern shareholders. The balance of the net proceeds will be retained by the Holding Company. In addition to net stock proceeds, other sources of funds utilized by the Holding Company to fund the cash consideration and merger expenses may include liquidity and investments currently maintained by Mutual Savings and FNSB and additional borrowings by Mutual Savings or FNSB.

Balance Sheet Trends

     Table 1.1 shows the Bank's historical balance sheet data from December 31, 1995 through March 31, 2000, and the Bank's consolidated pro forma balance sheet at March 31, 2000, giving effect to the acquisition of First Northern before incorporating the capital to be raised in the stock offering. The following paragraphs describe the historical balance sheet trends for Mutual Savings on a pre-acquisition basis. The pro forma balance sheet impact of the acquisition of First Northern will be discussed at the end of this section.

     From December 31, 1995 through March 31, 2000, Mutual Savings exhibited annual asset growth of positive 9.1 percent. Most of the Bank's asset growth was realized during 1997, as the result of the acquisition of First Federal Bancshares. Overall, the Bank's interest-earning asset composition exhibited a shift towards a higher concentration of mortgage-related securities, which was offset by declines in the concentrations of loans and cash and investments maintained as a percent of assets. Notwithstanding the decline in the concentration of loans comprising

RP Financial, LC.
Page 1.8



                                   Table 1.1
                              Mutual Savings Bank

                           Historical Balance Sheets
                         (Amount and Percent of Assets)


                                                                 At Fiscal Year End December 31,
                               ----------------------------------------------------------------------------------------------------
                                       1995                     1996                       1997                        1998
                               --------------------     --------------------        --------------------       --------------------
                                  Amount     Pct           Amount     Pct              Amount     Pct              Amount      Pct
                                 --------    ---          --------    ---             --------    ---             --------     ---
                                  ($000)     (%)           ($000)     (%)              ($000)     (%)              ($000)      (%)
Total Amount of:
Assets                        $1,205,092   100.0%       $1,169,271  100.0%          $1,626,060  100.0%          $1,872,862   100.0%
Cash and cash equivalents         55,234     4.6%           37,151    3.2%              79,064    4.0%             330,248    17.6%
Investment securities            120,081    10.0%          172,259   14.7%             159,203    8.7%             116,534     6.2%
Mortgage-related securities      196,902    16.3%           90,452    7.7%             225,906   12.4%             270,897    14.5%
Loans, net                       790,713    65.6%          625,131   70.6%           1,255,082   63.7%           1,037,589    55.4%
FHLB stock                         7,841     0.7%            8,001    0.7%              20,237    1.1%              13,537     0.7%
Intangible assets                     --     0.0%               --    0.0%              32,589    1.8%              29,786     1.6%
Deposits                       1,004,559    83.4%          994,283   85.0%           1,362,330   74.6%           1,398,858    74.7%
Borrowings                        25,000     2.1%               --    0.0%             270,867   14.8%             270,822    14.5%
Total equity                     147,091    12.2%          151,294   12.9%             163,052    8.9%             175,743     9.4%
Branch Locations                      33                        33                          53


                                                            At Fiscal Year End December 31,
                               -----------------------------------------------------------------------------------------
                                                                                      Annual       Pro Forma Combined
                                                             At March 31,             Growth               At
                                       1999                     2000                  Rate         March 31, 2000(2)
                               ---------------------    --------------------         -------    ------------------------
                                  Amount     Pct           Amount     Pct              Pct         Amount        Pct
                                 --------    ---          --------    ---              ---        --------       ---
                                  ($000)     (%)           ($000)     (%)              (%)         ($000)        (%)
Total Amount of:
Assets                        $1,769,506   100.0%       $1,742,184  100.0%             9.1%     $2,573,745       100.0%
Cash and cash equivalents        178,959    10.1%           33,700    2.3%             7.5%        (41,050)(3)     1.6%
Investment securities             57,763     0.3%           48,165    2.8%            19.3%         82,930         3.2%
Mortgage-related securities      374,100    21.1%          472,456   27.1%            22.9%        468,065        19.0%
Loans, net                     1,082,795    61.2%        1,103,626   63.4%             8.2%      1,868,223        72.6%
FHLB stock                        13,537     0.8%           13,537    0.8%            13.7%         24,287         0.9%
Intangible assets                 11,261     0.6%           11,261    0.5%             N.A.         62,144         2.4%
Deposits                       1,319,189    75.9%        1,319,189   75.7%             6.6%      1,887,456        73.3%
Borrowings                       242,699    18.7%          235,693   13.7%            70.0%        448,808        17.4%
Total equity                     163,820     9.3%          163,909    9.4%             2.6%        207,630         8.1%

Branch Locations                      51                        51                                      70


--------------------
(1)  Ratios are as a percent of ending assets.
(2) Includes impact of purchase accounting adjustments for the acquisition of First Northern. Does not reflect impact of stock proceeds.
(3) Adjusted to reflect payment of the cash consideration and merger expenses, which were assumed to total $83.4 million.

Sources:  Mutual Savings' prospectus and RP Financial calculations.

RP Financial, LC.
Page 1.10

assets, loans continue to constitute the largest component of the Bank's interest-earning asset composition. Asset growth has been funded by a combination of deposits and borrowings, most of which were added during 1997 in connection with the acquisition of First Federal Bancshares. A summary of Mutual Savings' key operating ratios for the past five and one-quarter years are presented in Exhibit I-3.

         Mutual Savings' loans receivable portfolio increased at an 8.2 percent annual rate from the end of 1995 through March 31, 2000, declining as a percent of assets from 65.6 percent at year end 1995 to 63.4 percent at March 31, 2000. The most notable loan growth occurred during 1997, which was largely attributable to the increase in loans realized from the acquisition of First Federal Bancshares. After declining from a peak balance of $1.3 billion at year end 1997 to $1.0 billion at year end 1998, the Bank has posted modestly positive loan growth over the past one and one-quarter years. Loan growth has been in part slowed by the Bank's general philosophy of selling originations of 1-4 family fixed rate loans with terms of more than 15 years.

         Mutual Savings' emphasis on 1-4 family lending is reflected in its loan portfolio composition, as 66.9 percent of total loans receivable consisted of 1-4 family permanent mortgage loans at March 31, 2000. The balance of the loan portfolio is primarily diversified among consumer loans and commercial real estate/multi-family loans, which comprised 17.7 percent and 9.7 percent of total loans outstanding, respectively, at March 31, 2000. Trends in the Bank's loan portfolio over the past five and one-quarter years indicate that loan growth has been most notable in the area of consumer loans, which increased from 9.7 percent to 17.7 percent of total loans outstanding at year end 1995 to March 31, 2000. Comparatively, over the same time period, the balances of 1-4 family and commercial real estate/multi-family loans exhibited positive growth, but declined as a percent of total loans outstanding. Construction and commercial business loans comprise the remaining portions of the Bank's loan portfolio composition, equaling 2.5 percent and 3.3 percent of total loans outstanding, respectively at March 31, 2000. Since year end 1995, construction and commercial business loans have slightly declined and increased, respectively, as a percent of the Bank's total loans outstanding.

         The intent of the Bank's investment policy is to provide adequate liquidity and to generate a favorable return within the context of supporting Mutual Savings' overall credit and interest rate risk objectives. Over the past five and one quarter years, the Bank's balance of cash

RP Financial, LC.
Page 1.11

and investment securities ranged from a high of 24.5 percent of assets at year end 1998 to a low of 5.9 percent of assets at March 31, 2000. The recent decline in the level of cash and investments was largely attributable to redeployment of those funds into mortgage-related securities. As of March 31, 2000, investment securities held by the Bank consisted primarily of mutual funds ($28.9 million) and U.S. Government and agency securities ($19.2 million). The Bank also held $13.5 million of FHLB stock at March 31, 2000, which is shown separately in Table 1.1. To support management of interest rate risk and liquidity, the Bank's current philosophy has been to maintain all investment securities as available-for-sale. The Bank maintained an unrealized loss of $1.4 million on the available-for-sale portfolio as of March 31, 2000. In addition to investment securities, Mutual Savings maintained cash and cash equivalent funds totaling $39.7 million or 2.3 percent of assets at March 31, 2000, which was lower than recent historic levels (cash and cash equivalents equaled 10.1 percent and 17.6 percent of assets at year ends 1999 and 1998, respectively). Cash and cash equivalents served as the primary funding source for purchases of mortgage-related securities during 1999 and the first quarter of 2000.

         Most of the Bank's recent asset growth has consisted of mortgage-related securities, with the portfolio increasing from a low of $90.5 million or 7.7 percent of assets at year end 1996 to a high of $472.5 million or
27.1 percent of assets at March 31, 2000. Mortgage-related securities guaranteed or insured by a federal agency comprise the major portion of the portfolio, with the balance of the portfolio consisting of privately issued collateralized mortgage obligations ("CMOs"). Fixed rate securities comprise the major portion of the mortgage-related securities portfolio, most of which had contractual maturities of more than 10 years at March 31, 2000. The entire mortgage-related securities is classified as available for sale and the Bank maintained an unrealized loss of $12.7 million on the portfolio as of March 31, 2000. Exhibit I-4 provides historical detail of the Bank's portfolios of investment and mortgage-related securities.

         Goodwill resulting from the acquisition of First Federal Bancshares declined from $32.6 million or 1.8 percent of assets at year end 1997 to $11.3 million or 0.6 percent of assets at March 31, 2000. Most of the decline in goodwill occurred during 1999, as the result of the $15.6 million revaluation adjustment recorded in 1999.

RP Financial, LC.
Page 1.12

         Over the past five and one-quarter years, Mutual Savings' funding needs have been substantially met through retail deposits, internal cash flows, borrowings and retained earnings. From year end 1995 through March 31, 2000, the Bank's deposits increased at an annual rate of 6.6 percent. Deposit growth was primarily realized through the acquisition of First Federal Bancshares, with the Bank's current balance of deposits reflecting a decline compared to the year end 1997 balance. However, deposits as a percent of assets increased from 74.6 percent at year end 1997 to 75.7 percent at March 31, 2000, as the decline in deposits was more than offset by a decline in assets over the same time period. The decline in deposits since year end 1997 was the result of a decline in CDs, which was substantially offset by growth in the transaction and savings account balance. Accordingly, the Bank's deposit composition has exhibited a slight shift towards a higher concentration of transaction and savings accounts over the past three and one-quarter years, although CDs continue to comprise the largest component of the Bank's deposit composition. CDs accounted for 68.1 percent and 60.7 percent of Mutual Savings' deposits at December 31, 1997 and March 31, 2000, respectively. Money market accounts represent the largest component of the Bank's transaction and savings account balance, comprising 44.4 percent of those deposits at March 31, 2000.

         Borrowings serve as an alternative funding source for the Bank to address liquidity needs and to support control of deposit costs. Prior to 1997, the Bank's use of borrowings was limited. Comparatively, at year end 1997, borrowings reached a peak balance of $270.9 million or 14.8 percent of assets, reflecting the impact of borrowings acquired in connection with the acquisition of First Federal Bancshares. Borrowings held by the Bank at March 31, 2000 totaled $238.7 million and consisted of short- and intermediate-term FHLB advances, most of which had maturities of more than three years.

         The Bank's capital increased at a 2.6 percent annual rate over the past four and one-quarter years, as the net loss recorded in 1999 somewhat offset the positive earnings recorded during 1996 through 1998 and for the first quarter of 2000. Capital growth did not keep pace with the Bank's asset growth rate, as Mutual Savings' equity-to-assets ratio declined from 12.2 percent at year end 1995 to 9.4 percent at March 31, 2000 and to 8.6 percent on a tangible capital basis. The Bank maintained capital surpluses relative to all of its regulatory capital requirements at March 31, 2000.

RP Financial, L.C.
Page 1.13

         Acquisition of First Northern

         From December 31, 1995 through March 31, 2000, First Northern's assets increased at an annual rate of 11.1 percent. Asset growth was primarily realized through loan growth, with cash and investment securities accounting for a relatively minor portion of First Northern's growth since year end 1995. Growth has been funded by increased utilization of borrowings and, to a lesser extent, deposit growth. Borrowings held by First Northern, which consist substantially of fixed rate FHLB advances with terms of more than one year, increased from $21.0 million at year end 1995 to $211.5 million at March 31, 2000. First Northern's deposits increased at a 5.6 percent annual rate over the past four and one-quarter years, with positive growth being sustained throughout the period.

         Loans receivable have consistently represented the largest component of First Northern's interest-earnings asset composition, but have declined slightly as a percent of total assets from 90.4 percent at year end 1995 to 88.5 percent of assets at March 31, 2000. First Northern has been predominantly a 1-4 family lender, with such loans approximating $478.4 million or 60.7 percent of First Northern's total loans outstanding at March 31, 2000. Consumer loans represent the primary area of lending diversification for First Northern, with indirect auto loans constituting the largest portion of the consumer loan portfolio. Lending diversification by First Northern also includes commercial real estate/multi-family loans, construction loans and commercial business loans.

         Investments held by First Northern at March 31, 2000 consisted primarily of U.S. Government and agency securities ($32.5 million) and mortgage-related securities ($15.7 million). The portfolio of U.S. Government and agency securities consisted primarily of instruments with maturities of less than years, while the portfolio of mortgage-related securities consisted primarily of fixed rate CMOs with maturities of less than five years. Investment and mortgage-related securities classified as available for sale totaled $14.4 million at March 31, 2000, reflecting an unrealized gain of $694,000. As of March 31, 2000, First Northern maintained total cash and investments, excluding mortgage-related securities, of $50.7 million, which equaled 5.9 percent of assets. Mortgage-related securities held by First Northern equaled $15.7 million or 1.8 percent of assets at March 31, 2000.

RP Financial, L.C.
Page 1.14

         First Northern maintained $13.8 million of life insurance policies or bank owned life insurance ("BOLI") at March 31, 2000. BOLI is long-term life insurance on the lives of certain current and past First Northern employees, in which First Northern is the owner and beneficiary of the policies. BOLI earns tax-exempt income through cash value accumulation and death proceeds, which is utilized by First Northern to help offset a portion of future employee benefit costs.

         First Northern's equity increased at a 1.5 percent annual rate over the past four and one-quarter years. First Northern's capital growth rate reflects the negative impact of stock repurchases and dividend payments largely offsetting the positive impact provided by the retention of earnings. First Northern's equity-to-assets ratio equaled 8.9 percent at March 31, 2000, versus a comparable ratio of 13.1 percent at year end 1995. All of First Northern's capital is tangible capital and First Northern maintained capital surpluses relative to the regulatory capital requirements as of March 31, 2000.

         Pursuant to the purchase method of accounting, the assets and liabilities of First Northern will be restated to fair market value as of the date of the acquisition, First Northern's existing stockholders' equity will be restated to a zero balance, and the excess of the purchase price over the fair market value of net assets will be recorded as an intangible asset. As shown in the Holding Company's prospectus, the acquisition of First Northern has been estimated to result in goodwill of $50.9 million.

Income and Expense Trends

         Table 1.2 shows the Bank's historical income statements from the year ended December 31, 1995 through the twelve months ended March 31, 2000, as well as the Bank's pro forma income statement for the twelve months ended March 31, 2000 giving effect to the acquisition of First Northern. The following paragraphs describe the historical income statements of Mutual Savings on a pre-acquisition basis. The pro forma income statement impact of the acquisition is discussed at the end of this section.

         Earnings for the Bank over the past five and one-quarter years ranged from a low of negative 0.24 percent of average assets in 1999 to a high of 0.64 percent of average assets in

RP Financial, LC.
Page 1.15

                                        Table 1.2
                                   Mutual Savings Bank
                              Historical Income Statements
                         (Amount and Percent of Avg. Assets) (1)

-----------------------------------------------------------------------------------------------------------------------------------
                                                              For the Fiscal Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                            1995               1996                1997                 1998               1999
                                       ---------------- ------------------ -------------------- ----------------- -----------------
                                           Amount   Pct     Amount     Pct    Amount    Pct      Amount    Pct    Amount    Pct
                                           ------   ---     ------     ---    ------    ---      ------    ---    ------    ---
                                           ($000)   (%)     ($000)     (%)    ($000)    (%)      ($000)    (%)    ($000)    (%)

Interest Income                          $81,793   6.85%    $51,674   6.77% $115,993   7.03%   $125,470   6.75%  $118,302   6.33%
Interest Expense                         (50,390) -4.72%    (49,595)  4.11%  (72,394) -4.38%    (80,017)  4.31%   (73,307) -4.03%
                                        --------  ------   --------  ------  -------  ------    -------  ------   -------  ------
Net Interest Income                     $ 31,403   2.63%   $ 32,079   2.66%  $43,799   2.66%   $ 45,453   2.49%   $42,955   2.30%
Provision for Loan Losses                   (597)  0.05%       (672)  0.06%   (1,055) -0.06%       (637) -0.03%      (350) -0.02%
                                        --------  ------   --------  ------  -------  ------    -------  ------   -------  ------
 Net Interest Income after Provision:    $30,806   2.53%    $31,407   2.60%  $42,734   2.53%    $44,816   2.41%   $42,615   2.25%
                                                                                                                            0.00%
Other Income                               3,246   0.27%      3,336   0.23%    5,695   0.34%      7,415   0.40%     7,329   0.39%
Goodwill amortization                          --  0.00%          --  0.00%   (1,941) -0.12%     (2,738)  0.15%    (2,711) -0.15%
Operating Expense                        (28,790) -1.91%    (29,934) -2.48%  (30,145) -1.83%    (32,783) -1.76%   (32,983) -1.77%
                                         --------  -----    --------  -----  -------- ------    -------- ------   -------  ------
 Net Operating Income                    $11,262   0.94%    $ 4,839   0.40%  $16,333   0.99%    $16,710   0.90%   $14,244   0.76%

Non-Operating Income
----------------------
Net gain(loss) on sale of loans/losses      $563   0.05%       $333   0.03%     $474   0.03%     $1,025   0.06%      $655   0.04%
OREO and repossessed prop. exp.                0   0.05%          0   0.00%        0   0.00%          0   0.00%         0   0.00%
Other non-operating gains and (loss)           0   0.00%          0   0.00%        0   0.00%          0   0.00%   (15,579) -0.83%
                                         -------   -----    -------   -----  -------  ------    -------  ------   -------  ------
 Net Non-Operating Income                    563   0.05%        333   0.03%      474   0.03%      1,025   0.05%   (14,324) -0.80%

Net Income Before Tax                    $11,325   0.99%     $5,172   0.43%  $16,807   1.02%    $17,735   0.95%   $  (680  -0.04%
Income Taxes                              (4,181) -0.35%     (1,671) -0.14%   (5,622)  0.40%     (6,584) -0.35%    (3,803) -0.20%
Change in Acctg. Principle                    --   0.00%         --   0.00%       --   0.00%         --   0.00%         --  0.00%
                                         -------   -----    -------   -----  -------  ------    -------  ------   -------  ------
 Net Income (Loss)                        $7,644   0.64%     $3,501   0.29%  $10,185   0.62%    $11,151   0.60%   $(4,483) -0.24%

Adjusted Income
----------------------
Net Income Before Ext. Items             $7,644    0.64%    $3,501    0.29%  $10,105   0.62%   $11,151    0.60%  $(4,483)  0.24%
Additional Non Operating Losses               0    0.00%         0    0.00%        0   0.00%         0    0.00%   15,579   0.63%
Deduct Non-Operating Gains                 (563)   0.05%      (333)  -0.03%     (474)  0.03%    (1,025)   0.06%     (655) -0.04%
Tax Effect Non-Op. Items(2)                 225    0.02%       133    0.01%      190   0.01%       410    0.02%   (1,733) -0.08%
                                         -------   -----    ------    -----   ------   -----   -------    -----   ------   -----
Adjusted Net Income                      $7,305    0.61%    $3,301    0.27%   $9,901   0.60%   $10,536    0.57%   $8,708   0.47%



                                                             Pro Forma Combined
                                      For the 12 Months       For the 12 Months
                                      Ended 3/31/00           Ended 3/31/00(3)
                                      -----------------       ---------------------
                                         Amount   Pct           Amount   Pct
                                         ------   ---           ------   ---
                                         ($000)   (%)           ($000)   (%)

Interest Income                         $118,983   6.63%       $169,963   6.65%
Interest Expense                         (74,369) -4.14%       (107,087) -4.19%
                                         -------  ------        -------  ------
Net Interest Income                     $ 44,604   2.48%       $ 62,875   2.46%
Provision for Loan Losses                   (387) -0.02%           (964) -0.04%
                                         -------  ------        -------  ------
 Net Interest Income after Provision:   $ 44,217   2.45%       $ 61,912   2.42%

Other Income                               7,495   0.42%         11,214   0.44%
Goodwill amortization                     (2,268) -0.13%         (4,817) -0.19%
Operating Expense                        (32,969) -1.84%        (47,901) -1.87%
                                         -------  ------        -------  ------
 Net Operating Income                   $ 16,455   0.92%        $20,413   0.80%

Non-Operating Income
--------------------
Net gain(loss) on sale of loans/losses      $393    0.02%      $    616   0.02%
OREO and repossessed prop. exp.                 0    0.00%             0   0.00%
Other non-operating gains and (loss)     (15,579)  -0.87%       (15,579) -0.61%
                                         -------   -----        -------  ------
 Net Non-Operating Income                (15,186)  -0.85%       (14,963) -0.59%

Net Income Before Tax                   $ (1,269)  0.07%       $  5,450   0.21%
Income Taxes                              (4,547) -0.25%         (6,379) -0.25%
Change in Acctg. Principle                    --   0.00%             --     --
                                         -------   -----        -------  ------
 Net Income (Loss)                      $ (3,278) -0.18%          $(929) -0.04%

Adjusted Income
---------------
Net Income Before Ext. Items            $ (3,278)  -0.18%        $(929)  -0.04%
Additional Non Operating Losses           15,600    0.87%       15,579    0.61%
Deduct Non-Operating Gains                  (393)  -0.02%         (616)  -0.02%
Tax Effect Non-Op. Items(2)               (1,838)  -0.10%       (1,748)  -0.07%
                                          ------    -----       ------    -----
Adjusted Net Income                     $ 10,092    0.56%      $12,285    0.48%


----------------------
(1) Ratios are as a percent of average assets.
(2) Assumes tax rate of 40.0 percent, except $15,579 million spin-off of goodwill reflects tax of $1,995 million.
(3) Interest income, goodwill amortization and taxes have been adjusted to reflect pro forma impact of the acquisition of First Northern, before infusion of stock proceeds.

Source: Mutual Savings prospectus and RP Financial calculations.

RP Financial, LC.
Page 1.16

1995. For the twelve months ended March 31, 2000, 1999, the Bank reported a net loss of $3.3 million or negative 0.18 percent of average assets. The negative earnings posted during 1999 and the most recent twelve month period were the result of a $15.6 million write-down recorded on the Bank's existing goodwill in the fourth quarter of 1999. Consistent with the Bank's traditional thrift operating mode, net interest income and operating expenses represent the primary components of Mutual Savings' core earnings. Non-interest operating income has been somewhat limited, but has become an increasing contributor to the Bank's earnings. Loan loss provisions have typically been a limited factor in the Bank's earnings. Loan loss provisions have typically been a limited factor in the Bank's earnings, reflecting Mutual Savings emphasis on relatively low risk 1-4 family lending and relatively high concentration of interest-earning assets maintained as low risk investments. Gains and losses realized from the sale of loans and investments have been a net contributor to the Bank's earnings over the past five and one-quarter years, with such gains largely derived through the sale of fixed rate 1-4 family loan originations.

         Mutual Savings has maintained a relatively low net interest margin throughout the period shown in Table 1.2, reflecting the Bank's emphasis on managing interest rate risk and credit risk at the expense of possibly realizing a wider yield-cost spread in certain interest rate environments. Over the past five and one-quarter years, the Bank's net interest income to average assets ratio ranged from a low of 2.30 percent during 1999 to a high of 2.66 percent during the years 1996 and 1997. The decline in the Bank's net margin from 1997 to 1999 was the result of a narrowing of the Bank's yield-cost spread, which was attributable to the more significant decline in yield earned on interest-earning assets compared to the decline in cost of interest-bearing liabilities. Most of the decline in the Bank's weighted average yield was attributable to a decline in yield earned on loans receivable, reflecting the general decline in loan origination rates and the impact of higher yielding loans being refinanced. Overall, the Bank's interest rate spread declined from
2.31 percent in 1997 to 2.03 percent in 1999.

         For the twelve months ended March 31, 2000, Mutual Savings' net interest income to average assets ratio increased to 2.48 percent. The increase in the net interest income ratio was supported by a higher yield earned on interest-earning assets, which was primarily realized through redeployment of lower yielding investments into higher yielding mortgage-related securities and growth of the consumer loan portfolio. Overall, the Bank's net interest rate spread

RP Financial, LC.
Page 1.17

and net interest margin have exhibited relatively limited fluctuation, reflecting Mutual Savings' emphasis on management of interest rate risk through interest rate sensitive types of lending and maintaining an investment portfolio which includes securities with short- and intermediate-term maturities. The Bank's historical net interest rate spreads and yields and costs set are set forth in Exhibits I-3 and I-5.

     Non-interest operating income generally has not been a significant contributor to the Bank's earnings, with such income largely derived from retail banking fees and service charges. Throughout the period shown in Table 1.2, non-interest operating income ranged from a low of 0.27 percent of average assets in 1995 to a high of 0.42 percent of average assets during the twelve months ended March 31, 2000. The increase in non-interest operating income has been primarily realized through growth of income generated from fees and service charges and, to a lesser extent, growth in miscellaneous source of income. Notwithstanding the upward trend in non-interest operating income, Mutual Savings' earnings can be expected to remain highly dependent upon the net interest margin.

     Operating expenses, inclusive of the goodwill amortization expense, represent the other major component of the Bank's earnings, ranging from a low of 1.91 percent of average assets during the years 1995 and 1998 to a high of
2.48 percent of average assets during 1996. The relatively high operating expense ratio posted in 1996 reflects the impact of the special assessment to recapitalize the SAIF, which amounted to a pre-tax expense of $6.4 million or
0.53 percent of average assets. For the twelve months ended March 31, 2000, the Bank's operating expense to average assets ratio equaled 1.97 percent. The Bank's maintenance of a relatively high concentration of interest-earning assets in less service intensive cash and investment has contributed to its control of operating expenses. Upward pressure will be placed on the Bank's operating expense ratio following the stock offering and acquisition of First Northern, due to expenses associated with operating as a publicly-traded company, including expenses related to the stock benefit plans, as well the additional expense that will result from the amortization of the goodwill created by the acquisition. Operating expense synergies provided by the acquisition are expected to be nominal, as FNSB will be maintained as a separate subsidiary of the Holding Company.

RP Financial, LC.
Page 1.18

         Overall, the general trends in the Bank's net interest margin and operating expense ratio since 1995 have resulted in a slight decline in the Bank's core earnings, as indicated by a decline in the expense coverage ratio (net interest income divided by operating expenses). Mutual Savings' expense coverage ratio equaled 1.38 times during 1995, versus a comparable ratio of 1.26 times during the twelve months ended March 31, 2000. Comparatively, Mutual Savings' efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of net interest income and non-interest operating income) of 63.4 percent for the twelve months ended March 31, 2000 was slightly more favorable than the 65.9 percent efficiency ratio maintained during 1995. A decline in the operating expense ratio, net of goodwill amortization, and an increase in the non-interest operating income ratio both contributed to the improvement in Bank's efficiency ratio since 1995.

         Over the past five and one-quarter years, credit quality related losses generally have not been a material factor in the Bank's earnings, reflecting Mutual Savings' maintenance of generally favorable credit quality measures and a healthy local real estate market. Loan loss provisions established by the Bank ranged from a low of 0.02 percent of average assets during 1999 and for the twelve months ended March 31, 2000 to a high of 0.06 percent of average assets during the years 1996 and 1997. As of March 31, 2000, the Bank maintained valuation allowances of $7.0 million, equal to 0.63 percent of net loans receivable and 109.0 percent of non-performing assets and accruing loans 90 days or more past due. Exhibit I-6 sets forth the Bank's loan loss allowance activity during the past five and one-quarter years.

         Gains and losses resulting from the sale of loans and investment securities have been a limited factor in the Bank's earnings throughout the past five and one-quarter years. Over the past five and one-quarter years, net gains posted by the Bank have ranged from a low of 0.02 percent of average assets during the twelve months ended March 31, 2000 to a high of 0.06 percent of average assets in 1998. Most of the gains posted by the Bank in recent years have been realized through the sale of fixed rate 1-4 family loan originations, which generally have terms of more than 15 years. The recent decline in such gains reflect a slow down experienced in the Bank's lending volume of longer term fixed rate loans. Accordingly, gains recorded by the Bank have been largely contingent upon demand for longer term fixed rate loans and, thus, should be viewed as a fluctuating component of Mutual Savings' earnings. Likewise, the $15.6

RP Financial, LC.
Page 1.19

million revaluation adjustment made to the Bank's goodwill in 1999 is a non-recurring expense and has been reflected as a non-operating loss for 1999 and for the twelve months ended March 31, 2000.

     Net of the goodwill amortization expense, Mutual Savings' effective tax rate has generally approximated 32 to 35 percent. As set forth in the prospectus, the Bank's marginal effective tax approximates 40.0 percent.

     Pro Forma Earnings Impact of First Northern Acquisition

     First Northern reported positive earnings over the past five and one-quarter years, ranging from a low of 0.56 percent of average assets during 1996 to a high of 0.98 percent of average assets during 1998. For the twelve months ended March 31, 2000, First Northern reported net income of $7.2 million or 0.91 percent of average assets. The relatively low return posted during 1996 was attributable to the one-time special SAIF assessment, which amount to 0.31 percent of average assets, net of taxes. Net interest income and operating expenses also represent the major components of First Northern's core earnings, which is supplemented by non-interest operating income derived from fees and service charges and other miscellaneous sources of income. Loan loss provisions have had a limited impact on First Northern's earnings, which has been supported by First Northern's maintenance of favorable credit quality measures. Gains realized from the sale of loans and investments have been a modest contributor to First Northern's earnings throughout the past five and one-quarter years. For the twelve months ended March 31, 2000, First Northern maintained expense coverage and efficiency ratios of 1.49 percent and 57.5 percent, respectively.

     The pro forma income statement impact of the acquisition is shown in Table
1.2 for the twelve month period ended March 31, 2000. Purchase accounting adjustments reflected in the pro forma earnings consisted of an increase in goodwill amortization expense of $2.5 million and a reduction of $3.9 million in interest income to reflect the loss of interest income that will result from the cash outflows related to the acquisition, net of the discount accretion that results from the purchase accounting adjustments on loans and investments. The reduction in interest income was tax effected at 40.0 percent, which resulted in a $1.6 million reduction in income taxes. The goodwill amortization was not tax effected. The reduction in interest income

RP Financial, LC.
Page 1.20


assumed total cash outflows or $85.5 million and reinvestment rate of 6.26 percent on the funds, which was partially offset by the discount accretion of $1.4 million that results from the purchase accounting adjustments on loans and investments.

     On a pro forma basis, before factoring in the reinvestment of conversion proceeds, Mutual Savings' core earnings declined from 0.56 percent of average assets to 0.48 percent of average assets, primarily as the result of a the increase in the goodwill amortization expense. The goodwill amortization expense increased from 0.13 percent of average assets in Mutual Savings' reported earnings for the twelve months ended March 31, 2000 to 0.19 percent of average assets on a pro forma basis. Other components of Mutual Savings' earnings reflected little change on a pro forma basis. The net interest income to average assets ratio declined from 2.48 percent on a stand alone basis to
2.46 percent as a merged entity with First Northern. Operating expenses, excluding the expense of the goodwill amortization, increased from 1.84 percent of average assets on a reported basis to 1.87 percent of average assets on a pro forma basis. Non-interest operating income increased from 0.42 percent of average assets on a stand alone basis to 0.44 percent on a pro forma basis. The pro forma earnings do not reflect any potential cost savings that may be realized, given that all employees are expected to be retained and no offices will be closed.


Interest Rate Risk Management

     The Bank pursues a number of strategies to manage interest rate risk, which have been fairly effective in limiting the repricing mismatch between interest rate sensitive assets and liabilities. As of March 31, 2000, an analysis of the Bank's interest rate risk as measured by the repricing mismatch between interest rate sensitive assets and interest rate sensitive liabilities indicated that the Bank maintained a cumulative one-year gap-to-assets ratio of negative 0.5 percent (see Exhibit I-7). As of March 31, 2000, Mutual Savings' present value of equity ("PVE") under a 200 basis point instantaneous and sustained rise in interest rates would decline by 15.4 percent and under a 200 basis point instantaneous decline in interest rates the Bank's PVE would decline by 12.1 percent.

RP Financial, LC.
PAGE 1.21

     The Bank primarily manages interest rate risk from the asset side of the balance sheet, through emphasizing investment in short- and intermediate-term securities, selling long term 1-4 family fixed rate loan originations to the secondary market and diversifying into interest rate sensitive types of lending. As of March 31, 2000, of the total loans due after March 31, 2000, ARM loans comprised 49.6 percent of those loans (see Exhibit I-8). The Bank's entire investment portfolio is classified as available-for-sale and, thereby, facilitates the ability to sell investments for purposes of interest rate risk management. On the liability side of the balance sheet, management of interest rate risk has been pursued through utilizing fixed rate FHLB advances with terms of more than one year, seeking to extend CD maturities through offering attractive rates on certain longer term CDs, and emphasizing growth of lower cost and less interest rate sensitive transaction and savings accounts.

     Management of interest rate risk by First Northern is conducted in a similar manner as Mutual Savings, which includes diversification into interest rate sensitive types of lending, selling longer term 1-4 family fixed rate loan originations to the secondary market and utilizing fixed rate FHLB advances with terms of more than one year. First Northern relies on OTS and internally generated interest rate risk exposure reports to monitor and analyze the effects that interest rate movements will have on the balance sheet and net interest income. As of December 31, 1999, the OTS analysis indicated First Northern's net portfolio value ("NPV") under a 200 basis point instantaneous and sustained rise in interest rates would decline by 22 percent.

Lending Activities and Strategy

     Mutual Savings' lending activities have traditionally emphasized 1-4 family permanent mortgage loans and one-to-four family permanent mortgage loans continue to comprise the largest concentration of the loan portfolio. Beyond 1-4 family loans, lending diversification by the Bank has emphasized consumer loans and multi-family and commercial real estate loans. To a lesser extent, lending diversification by the Bank includes construction and commercial business loans. Exhibit I-9 provides historical detail of Mutual Savings' loan portfolio composition over the past five and one-quarter years and Exhibit
I-10 provides the contractual maturity of the Bank's loan portfolio by loan type as of March 31, 2000. First Northern's loan portfolio composition is similarly comprised primarily of 1-4 family permanent mortgage loans,

RP Financial, LC.
Page 1.22

with diversification into other types of lending consisting primarily of consumer loans. Exhibit I-9B provides a comparison of Mutual Savings' and First Northern's loan portfolio compositions, as of March 31, 2000.

     Mutual Savings originates both fixed rate and adjustable rate 1-4 family permanent mortgage loans, retaining all ARM loan originations for portfolio. Currently, most fixed rate loan originations with terms of more than 15 years are sold to the secondary market. Standard fixed rate loans offered by the Bank have terms ranging from 10 to 30 years. ARM loans offered by the Bank include loans that reprice every year, as well as convertible loans that have an initial fixed rate of interest for three or five years and then convert to a one-year ARM loan for the balance of the mortgage term. ARM loans are currently indexed to U.S. Treasury securities, with the initial rate of interest dependent upon the length of the repricing term (i.e., a higher rate is charged for loans with an initial five-year repricing term compared to loans with an initial one-year repricing term). Initial rates on ARM loans are typically discounted from the fully-indexed rate.

     Loans sold by the Bank are sold to FNMA on a servicing retained basis. Consistent with secondary market requirements, Mutual Savings will originate 1-4 family loans up to a loan-to-value ("LTV") ratio of 95.0 percent, although private mortgage insurance ("PMI") is typically required for loans with LTV ratios above 80.0 percent. Originations of 1-4 family loans are supplemented with bulk purchases from time-to-time, with most purchases consisting of fixed rate loans with terms of 15 years or less or ARM loans. Loans purchased by the Bank are secured by properties in Wisconsin or in states contiguous to Wisconsin. As of March 31, 2000, the Bank's 1-4 family permanent mortgage loan portfolio equaled $752.3 million or 66.9 percent of total loans outstanding.

     First Northern's 1-4 family lending activities are fairly comparable to the Bank's. Loans are underwritten to FHLMC requirements and with the exception of fixed rate loans with terms of more than 15 years are currently retained for portfolio by First Northern. Loans are either sold to FHLMC or a private investor, with servicing retained by First Northern. First Northern offers 1, 2, 3, and 5-year ARM loans, which are indexed to the National Median Cost of Funds. To supplement originations of ARM loans, First Northern has purchased ARM loans from

RP Financial, LC.
Page 1.23


institutions based in Milwaukee. As of March 31, 2000, First Northern's 1-4 permanent mortgage loan portfolio equaled $478.4 million or 60.7 percent of total loans outstanding.

     Construction loans originated by the Bank consist of construction-permanent loans. Construction loans are underwritten with the same terms as the Bank's permanent mortgage loans, but require payment of interest only during the construction period. The Bank's construction loans are secured by a mixture of 1-4 family, commercial and multi-family properties. As of March 31, 2000, Mutual Savings' outstanding balance of construction and development loans totaled $27.9 million or 2.5 percent of total loans outstanding. Construction loans originated by First Northern are interest only loans during the construction period and most convert to permanent loans at the end of the construction period. As of March 31, 2000, First Northern's outstanding balance of construction and land loans totaled $41.1 million or 5.2 percent of total loans outstanding.

     The balance of the Bank's mortgage loan portfolio consists of commercial real estate and multi-family loans, which are substantially collateralized by Wisconsin-based properties. Mutual Savings originates commercial real estate and multi-family loans up to a maximum LTV ratio of 80.0 percent and requires a minimum debt-coverage ratio of 1.2 times for commercial real estate loans and
1.1 times for multi-family loans. Loan terms typically provide for up to 25-year amortizations and are generally offered as either balloon or ARM loans. In light of the higher credit risk associated with commercial real estate and multi-family loans, loan rates offered on those loans are at a premium to the Bank's 1-4 family loan rates. Properties securing the commercial real estate and multi-family loan portfolio consist primarily of office buildings, warehouses, retail properties, commercial condominiums, mixed-use properties, and apartment buildings. As of March 31, 2000, the Bank's portfolio of commercial real estate and multi-family loans totaled $108.9 million or 9.7 percent of total loans outstanding.

     First Northern offers commercial real and multi-family loans under comparable terms as offered by Mutual Savings, requiring a LTV ratio of 80.0 percent or less and a debt-coverage ratio of at least 1.2 times. The portfolio is secured substantially by Wisconsin properties, which includes office buildings, industrial properties, retail properties and apartment buildings.
As of March 31, 2000, First Northern's portfolio of commercial real estate and multi-family loans totaled $57.1 million or 7.2 percent of total loans outstanding.

RP Financial, LC.
Page 1.24


     Diversification into other types of lending consists of consumer loans, as well as commercial business loans. The Bank's consumer loan portfolio is substantially comprised of installment loans, home equity loans, student loans and credit card balances. Student loans originated by the Bank are held in-portfolio until repayment begins and then are sold to Sallie Mae servicing released. As of March 31, 2000, the Bank's consumer loan portfolio totaled $198.9 million or 17.7 percent of total loans outstanding.

     Consumer lending has been a more notable area of lending diversification for First Northern, which has been supported by indirect auto lending. As of March 31, 2000, auto loans accounted for $99.0 million or 49.0 percent of First Northern's consumer loan portfolio, the substantial portion of which were indirect auto loans. First Northern's indirect auto loan portfolio is generated through its 50 percent ownership interest in Savings Financial Corporation ("SFC"), which purchases indirect auto loans from Wisconsin-based dealerships and sells them either to First Northern or the other equity partner. SFC underwrites and the services the loans. First Northern has been an equity owner of SFC for eight years and SFC has been in operation for 16 years. The balance of First Northern's consumer loan portfolio consists primarily of home improvement loans, home equity loans, installment loans, loans secured by deposits and credit card balances. AS of March 31, 2000, First Northern's consumer loan portfolio totaled $201.8 million or 25.6 percent of total loans outstanding.

     The balance of the loan portfolio consists of commercial business loans, which represented a more notable area of lending diversification for Mutual Savings. Commercial business loans held by the Bank include both floating rate lines of credit and terms loans with fixed rates, which are generally offered for terms of up to five years. Commercial business loans are generally originated at a margin above the Prime rate and consist mostly of secured loans extended to local businesses. As of March 31, 2000, Mutual Savings' commercial business loan portfolio totaled $37.0 million or 3.3 percent of total loans outstanding. First Northern offers commercial business loans under comparable terms as the Bank, with the portfolio consisting substantially of secured credits extended to local businesses. As of March 31, 2000, First Northern's commercial business loan portfolio totaled $9.7 million or 1.2 percent of total loans outstanding.

RP Financial, LC.
Page 1.25



      Exhibit I-11 provides a summary of the Bank's lending activities over the past three and one-quarter fiscal years. First mortgage loans, consisting primarily of 1-4 family permanent mortgage loans, have accounted for the largest portion the Bank's total lending volume during the past three and one-quarter-quarter fiscal years. Growth of the 1-4 family loan portfolio has been partially slowed by the sale of fixed rate loan originations, which peaked at $116.8 million during 1998. The increase in loan sales combined with higher repayments resulted in a decline in loans outstanding during 1998, despite peak loan originations of $428.3 million. An increase in refinancing activity largely accounted for the peak levels of originations, repayments and sales recorded by the Bank during 1998. The acquisition of First Federal Bancshares added $539.7 million to the Bank's loan portfolio in 1997. Mutual Savings also purchased $56.9 million of 1-4 family permanent mortgage loans during 1999, which contributed to positive growth of the loan portfolio in 1999. Positive loan growth in 1999 was also supported by a decline in repayments and sales, which more than offset a decline in originations. The Bank's loan portfolio increased during the first quarter of 2000, as reductions in loan repayments and loan sales more than offset declines in originations and purchases.

      Origination of consumer loans and 1-4 family permanent mortgage loans have been the most active areas of lending for First Northern. Originations of 1-4 family permanent mortgage loans were most significant in 1998, reflecting the impact of an increase in refinancing activity. The increase in refinancing activity during 1998 also translated into higher loan repayment and loan sales and, thus, net growth of the portfolio in 1998 was relatively low compared to 1999 and 1997. Loan growth for First Northern was most significant in 1999, which was supported by increased originations of consumer loans and mortgage loans that were not being refinanced. A decline in loans sold and lower repayments further contributed to the stronger growth posted by First Northern's loan portfolio in 1999. Loans originated and purchased by First Northern for the quarter ended March 31, 2000 reflected a slight increase from the year ago period ($73.5 million versus $70.7 million for the quarter ended March 31, 1999), which was supported by increased originations of consumer and commercial business loans. A reduction in repayments and a decrease in loans sold further contributed to the growth of First Northern's loan portfolio in the first quarter of 2000.

RP Financial, LC.
Page 1.26

Asset Quality

     The Bank's 1-4 family lending emphasis has generally supported favorable credit quality measures. Over the past five and one-quarter fiscal years, Mutual Savings' balance of non-performing assets and accruing-loans that are 90 days or more past due ranged from a low of 0.07 percent of assets year end 1995 to a high of 0.55 percent of assets at year ends 1997 and 1998. As of March 31, 2000, the Bank's non-performing assets-to-assets ratio equaled 0.37 percent. As shown in Exhibit I-12, the Bank held $2.6 million of non-accruing loans. $1.1 million of accruing loans that are 90 days or more past due and $2.7 million of foreclosed real estate, as of March 31, 2000.

     The Bank reviews and classifies assets on a monthly basis and establishes loan loss provisions based on the overall quality, size and composition of the loan portfolio, as well other factors such as historical loss experience, industry trends and local real estate market and economic conditions. The Bank maintained valuation allowances of $7.0 million at March 31, 2000, equal to
0.63 percent of net loans receivable and 109.0 percent of non-performing assets and accruing loans that are 90 days or more past due.

     In general, credit quality problems experienced by First Northern over the past five and one-quarter years have been minimal. As of March 31, 2000, First Northern's balance of non-performing assets and accruing-loans that are 90 days or more past due totaled $665,000 or 0.08 percent of assets. First Northern maintained valuation allowances of $4.1 million at March 31, 2000, equal to 0.53 percent of net loans receivable and 610.8 percent of non-performing assets and accruing loans that are 90 days or more past due.

Funding Composition and Strategy

     Deposits have consistently accounted for the Bank's primary source of funds and at March 31, 2000 deposits accounted for 84.7 percent of Mutual Savings' interest-bearing funding composition. Exhibit I-13 sets forth the Bank's historical deposit composition for the past three and one-quarter years and Exhibit I-14 provides the interest rate and maturity composition of the CD portfolio at March 31, 2000. CDs represent the largest component of the Bank's deposit composition, with Mutual Savings' current CD composition reflecting a higher concentration of

RP Financial, LC.
Page 1.27

short-term CDs (maturities of one year or less). As of March 31, 2000, the CD portfolio totaled $800.7 million or 60.7 percent of total deposits, with 68.1 percent of those CDs maturing in one year or less. As of March 31, 2000, jumbo CDs (CD accounts with balances of $100,000 or more) amounted to $60.9 million or 7.6 percent of total CDs. Mutual Savings does not maintain any brokered CDs. Deposit rates offered by the Bank are generally in the middle-to-upper end of the range of rates offered by local competitors.

     Lower cost savings and transaction accounts comprise the balance of the Bank's deposit composition, with such deposits amounting to $518.5 million, or
39.3 percent, of total deposits at March 31, 2000. Over the past three and one-quarter fiscal years, the Bank's concentration of transaction and savings account comprised 31.9 percent of Mutual Savings' total deposits at year end 1997. The increase in the concentration of core deposits comprising total deposits was realized through growth of money market deposits and a decline in the CD balance.

     Borrowings serve as an alternative funding source for the Bank to support control of funding costs and to manage interest rate risk. The Bank's use of borrowings over the past five and one quarter years peaked at $270.9 million at year end 1997, reflecting the impact of borrowings acquired in connection with the acquisition of First Federal Bancshares. As of March 31, 2000, the Bank held $238.7 million of borrowings, which consisted of short- and intermediate-term instruments, most of which had repricing terms or were due in more than one year.

     Exhibit I-13B provides a comparison of Mutual Savings' and First Northern's deposit compositions, as of March 31, 2000. As of March 31,
2000, deposits held by First Northern totaled $567.7 million and accounted for
72.9 percent of First Northern's interest-bearing funding composition. CDs represent the largest component of First Northern's deposit composition, with First Northern's current CD composition reflecting a higher concentration of short-term CDs. As of March 31, 2000, the CD portfolio totaled $354.4 million or 62.7 percent of total deposits, with 63.7 percent of those CDs having maturities of one year or less. As of March 31, 2000, jumbo CDs amounted to $55.5 million or 15.7 percent of total CDs. First Northern held brokered CDs of $17.1 million at March 31, 2000. Transaction and savings

RP Financial, LC.
Page 1.28

accounts comprised 37.3 percent of First Northern's total deposits at March 31, 2000, versus a comparable ratio of 35.0 percent at year end 1997. As of March 31, 2000, savings accounts comprised the largest component of First Northern's core deposits, equaling $72.3 million or 34.4 percent of core deposits.

     First Northern maintained borrowings of $211.5 million at March 31, 2000, which consisted substantially of FHLB advances. FHLB advances held by First Northern consist of fixed rate instruments, most of which had remaining maturities of more than one year at March 31, 2000. First Northern also held $3.3 million of other variable rate borrowings at March 31, 2000.

Subsidiaries

     Mutual Savings maintains six wholly-owned subsidiaries: Mutual Mortgage Corporation, Lake Financial and Insurance Services Inc., Mutual Investment Corporation, M.C. Development, Ltd., M.C. Management, Ltd., and FASCO Realty, Inc. Mutual Mortgage Corporation, M.C. Management, Ltd., and Fasco Realty, Inc. are currently inactive subsidiaries. Lake Financial and Insurance Services, Inc. earns commission income through the sale of annuities, securities and insurance products. Mutual Investment is based in Nevada and manages its own investment portfolio. As of March 31, 2000, Mutual Investment held assets of $255.6 million, consisting substantially of mortgage-related securities. M.C. Development is involved in land development and sales. As of March 31, 2000, M.C. Development held $2.1 million in assets, consisting of raw land and developed lots that are adjacent to the Bank's headquarters.

     First Northern maintains two active wholly-owned subsidiaries and a 50 percent equity ownership in SFC. As discussed previously, First Northern's investment in SFC is for purposes of acquiring indirect auto loans generated by SFC from Wisconsin-based dealerships. First Northern's two wholly-owned subsidiaries are Great Northern Financial Services Corp. ("GNSFC") and First Northern Investments, Inc. ("FNII"). GNFSC earns commission income through the sale of non-insured investment products and insurance products. GNFSC also holds a mortgage loan secured by a mobile home park located in Brillion, Wisconsin and several lots

RP Financial, LC.
Page 1.29

which are available for sale. FNII is a Nevada-based subsidiary, which manages interest-earning assets. As March 31, 2000, FNII held interest-earning assets of approximately $160 million.


Legal Proceedings

     The Bank and First Northern are involved in routine legal proceedings occurring in the ordinary course of business which, in the aggregate, are believed by their respective managements to be immaterial to the financial conditions of the Bank and First Northern.

RP Financial, LC.
Page 2.1
                                 II. MARKET AREA


Introduction

         Mutual Savings is one of Wisconsin's largest thrifts, serving the state with 50 branch offices. Once branch office is also maintained in Woodbury, Minnesota. Through its branch network, the Bank serves 22 counties. This widespread network of branches exposes the Bank to a variety of different types of markets, ranging from the densely populated Milwaukee metropolitan area to somewhat sparsely populated and rural markets in other regions of the state. The Bank is headquartered and maintains its largest market presence in the Milwaukee metropolitan area. The substantial portion of Mutual Savings' lending and deposit activities are derived from the counties where the Bank maintains a branch presence. Exhibit II-1 provides information on the Bank's office facilities.

         First Northern operates 19 branch offices in eight counties throughout east-central Wisconsin. First Northern is headquartered in Green Bay, which is part of Brown County. Brown County accounts for First Northern's largest market presence, followed by Marinette County which is north of Brown County. Following the acquisition, First Northern's branches will continue to operate as First Northern branches initially, with no closings anticipated. There is very little overlap with respect to the two branch networks, as Mutual Savings currently operates in only one of the counties where First Northern branches are located. The combined operations of Mutual Savings and First Northern will become the fifth largest financial institution based in Wisconsin.

         The primary market area includes a mixture of rural, suburban and urban markets, with Milwaukee County being the most populous and more urban of the markets served by Mutual Savings' and First Northern's branches. Given the statewide presence of the Bank's branch network, Mutual Savings' market area has a fairly diversified economy, with services, wholesale/retail trade, manufacturing, and state and local government constituting the basis of the Wisconsin economy. The Bank's competitive environment includes a large number of thrifts, commercial banks, credit unions and other financial services companies, some of which have a regional or national presence.

RP Financial, LC.
Page 2.2

         Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Bank, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions. These factors have been briefly examined to help determine the growth potential and opportunities that exist for the Bank.


Market Area Demographics

         Demographic and economic growth trends, measured by changes in population, number of households, age distribution and median household income, provide key insight into the health of the Bank's market area (see Table 2.1). In the 1990s, the primary market area served by the Bank and First Northern exhibited mixed growth characteristics as measured by population and household growth. Milwaukee County, which has the largest population among the primary market area counties, posted a decline in population from 1990 to 1999. Comparatively, Brown County experienced relatively strong population growth during the 1990s, exceeding the comparable growth rates for Wisconsin and the U.S. Milwaukee County's negative population growth rate can be attributed to a general trend of urban flight into nearby suburban markets. Evidence of this is highlighted by the above average population growth experienced in Waukesha County, which is part of the Milwaukee MSA. Projected population growth for the primary market area counties is not expected to vary materially from recent historical trends, with population growth in Brown and Waukesha Counties projected to remain relatively strong over the next five years, although the growth rate for both of those counties is projected to be slower compared to the 1990s. Brown County's population growth trends are considered to enhance the attractiveness of the First Northern franchise, as it provides access to a new market area with favorable growth prospects that will support growth of the products and services offered by the Bank and First Northern.

         Income levels in the market area tend to reflect the nature of the markets served, with higher income levels generally maintained in the faster growing and more metropolitan areas served by Mutual Savings' and First Northern's branches. Median household income was highest in Waukesha County, reflecting the impact of population growth among white collar

RP Financial, LC.
Page 2.3



                                    Table 2.1
                               Mutual Savings Bank
                         Summary Demographic Information


                                                                            Year                         Growth Rate     Growth Rate
                                              -------------------------------------------------------
                                                        1990                1999                 2004        1990-99       1999-2004
                                                        ----                ----                 ----        -------       ---------
                                                                                                                 (%)             (%)
Population (000)
UNITED STATES                                    248,709,873         272,928,770          285,632,491           1.0%            0.9%
Wisconsin                                          4,891,769           5,251,093            5,388,202           0.8%            0.5%
Barron County                                         40,750              44,150               45,599           0.9%            0.6%
Brown County                                         194,594             216,913              224,823           1.2%            0.7%
Calumet County                                        34,291              38,811               40,967           1.4%            1.1%
Chippewa County                                       52,360              54,804               55,935           0.5%            0.4%
Columbia County                                       45,088              51,794               55,055           1.6%            1.2%
Dane County                                          367,085             428,955              451,232           1.7%            1.0%
Dodge County                                          76,559              84,333               89,349           1.1%            1.2%
Door County                                           25,690              27,153               27,791           0.6%            0.5%
Dunn County                                           35,909              39,281               40,781           1.0%            0.8%
Eau Claire County                                     85,183              89,606               91,177           0.6%            0.3%
Fond du Lac County                                    90,083              95,058               96,861           0.6%            0.4%
Green Lake County                                     18,651              19,480               19,715           0.5%            0.2%
Manitowoc County                                      80,421              82,701               83,433           0.3%            0.2%
Marinette County                                      40,548              43,211               44,127           0.7%            0.4%
Milwaukee County                                     959,275             905,059              870,347          -0.6%           -0.8%
Outagamie County                                     140,510             158,243              168,043           1.3%            1.2%
Ozaukee County                                        72,831              81,658               84,628           1.3%            0.7%
Pierce County                                         32,765              36,013               37,995           1.1%            1.1%
Polk County                                           34,773              39,273               41,749           1.4%            1.2%
Rock County                                          139,510             151,294              154,361           0.9%            0.4%
Saint Croix County                                    50,251              60,349               67,288           2.1%            2.2%
Sawyer County                                         14,181              16,240               16,912           1.5%            0.8%
Shawano County                                        37,157              38,945               39,902           0.5%            0.5%
Sheboygan County                                     103,877             110,628              113,031           0.7%            0.4%
Washburn County                                       13,772              15,589               16,443           1.4%            1.1%
Waukesha County                                      304,715             358,169              383,517           1.8%            1.4%
Waupaca County                                        46,104              50,993               53,256           1.1%            0.9%
Winnebago County                                     140,320             150,232              152,396           0.8%            0.3%

RP Financial, LC.
Page 2.4



                                    Table 2.1
                               Mutual Savings Bank
                         Summary Demographic Information


                                                                            Year                         Growth Rate     Growth Rate
                                              -------------------------------------------------------
                                                        1990                1999                 2004        1990-99       1999-2004
                                                        ----                ----                 ----        -------       ---------
                                                                                                                 (%)             (%)
Households (000)

UNITED STATES                                     91,947,410         102,437,178          108,131,931           1.2%            1.1%
Wisconsin                                          1,822,118           2,002,436            2,082,027           1.1%            0.8%
Barron County                                         15,435              17,153               17,961           1.2%            0.9%
Brown County                                          72,280              83,155               87,761           1.6%            1.1%
Calumet County                                        11,772              13,758               14,777           1.7%            1.4%
Chippewa County                                       19,077              20,688               21,478           0.9%            0.8%
Columbia County                                       16,868              19,828               21,375           1.8%            1.5%
Dane County                                          142,786             171,154              182,257           2.0%            1.3%
Dodge County                                          26,853              30,194               32,573           1.3%            1.5%
Door County                                           10,066              10,889               11,311           0.9%            0.8%
Dunn County                                           12,250              13,884               14,616           1.4%            1.0%
Eau Claire County                                     31,282              33,718               34,743           0.8%            0.6%
Fond du Lac County                                    32,644              35,397               36,630           0.9%            0.7%
Green Lake County                                      7,189               7,684                7,869           0.7%            0.5%
Manitowoc County                                      30,112              31,828               32,651           0.6%            0.5%
Marinette County                                      15,542              16,931               17,543           1.0%            0.7%
Milwaukee County                                     373,048             357,780              346,949          -0.5%           -0.6%
Outagamie County                                      50,527              58,592               63,266           1.7%            1.5%
Ozaukee County                                        25,707              29,676               31,284           1.6%            1.1%
Pierce County                                         11,011              12,499               13,390           1.4%            1.4%
Polk County                                           13,056              15,123               16,305           1.6%            1.5%
Rock County                                           52,252              57,777               59,749           1.1%            0.7%
Saint Croix County                                    17,638              21,741               24,621           2.4%            2.5%
Sawyer County                                          5,569               6,575                6,956           1.9%            1.1%
Shawano County                                        13,775              14,847               15,440           0.8%            0.8%
Sheboygan County                                      38,592              41,916               43,404           0.9%            0.7%
Washburn County                                        5,456               6,353                6,802           1.7%            1.4%
Waukesha County                                      105,990             128,871              140,579           2.2%            1.8%
Waupaca County                                        17,037              19,301               20,429           1.4%            1.1%
Winnebago County                                      53,216              58,600               60,345           1.1%            0.6%

RP Financial, LC.
Page 2.5



                                    Table 2.1
                               Mutual Savings Bank
                         Summary Demographic Information


                                                                            Year                         Growth Rate     Growth Rate
                                              -------------------------------------------------------
                                                        1990                1999                 2004        1990-99       1999-2004
                                                        ----                ----                 ----        -------       ---------
                                                                                                                 (%)             (%)
Median Household Income ($)

UNITED STATES                                        $29,199             $39,831              $47,133           3.5%            3.4%
Wisconsin                                             29,519              42,298               49,783           4.1%            3.3%
Barron County                                         22,073              32,240               39,918           4.3%            4.4%
Brown County                                          32,544              46,052               52,619           3.9%            2.7%
Calumet County                                        32,643              49,222               61,545           4.7%            4.6%
Chippewa County                                       25,823              36,649               43,495           4.0%            3.5%
Columbia County                                       26,514              41,039               50,371           5.0%            4.2%
Dane County                                           32,131              49,075               57,617           4.8%            3.3%
Dodge County                                          27,987              42,732               54,412           4.8%            5.0%
Door County                                           26,483              37,313               42,723           3.9%            2.7%
Dunn County                                           22,903              36,269               45,231           5.2%            4.5%
Eau Claire County                                     25,801              37,429               44,514           4.2%            3.5%
Fond du Lac County                                    30,449              42,505               49,628           3.8%            3.1%
Green Lake County                                     22,885              36,110               44,108           5.2%            4.1%
Manitowoc County                                      27,453              41,256               48,017           4.6%            3.1%
Marinette County                                      21,823              33,249               38,321           4.8%            2.9%
Milwaukee County                                      29,178              38,584               42,999           3.2%            2.2%
Outagamie County                                      31,859              49,849               58,262           5.1%            3.2%
Ozaukee County                                        45,861              62,597               69,093           3.5%            2.0%
Pierce County                                         29,280              43,630               54,352           4.5%            4.5%
Polk County                                           22,893              35,940               45,219           5.1%            4.7%
Rock County                                           32,724              42,593               49,743           3.0%            3.2%
Saint Croix County                                    34,725              52,441               64,256           4.7%            4.1%
Sawyer County                                         17,616              28,086               34,002           5.3%            3.9%
Shawano County                                        22,723              34,512               43,035           4.8%            4.5%
Sheboygan County                                      30,981              45,637               54,778           4.4%            3.7%
Washburn County                                       19,974              30,445               36,787           4.8%            3.9%
Waukesha County                                       44,791              63,869               72,906           4.0%            2.7%
Waupaca County                                        25,542              38,395               46,630           4.6%            4.0%
Winnebago County                                      30,436              44,747               51,375           4.4%            2.8%

RP Financial, LC.
Page 2.6



                                    Table 2.1
                               Mutual Savings Bank
                         Summary Demographic Information


                                                                            Year                         Growth Rate     Growth Rate
                                              -------------------------------------------------------
                                                        1990                1999                 2004        1990-99       1999-2004
                                                        ----                ----                 ----        -------       ---------
                                                                                                                 (%)             (%)
Per Capita Income -1999   ($)

UNITED STATES                                        $13,179             $20,566                 ----           5.1%            ----
Wisconsin                                             12,666              20,917                 ----           5.7%            ----
Barron County                                          9,746              15,719                 ----           5.5%            ----
Brown County                                          13,437              22,942                 ----           6.1%            ----
Calumet County                                        12,652              21,370                 ----           6.0%            ----
Chippewa County                                       11,006              16,503                 ----           4.6%            ----
Columbia County                                       11,188              18,899                 ----           6.0%            ----
Dane County                                           14,327              25,369                 ----           6.6%            ----
Dodge County                                          11,174              18,896                 ----           6.0%            ----
Door County                                           12,069              18,370                 ----           4.8%            ----
Dunn County                                            9,397              16,550                 ----           6.5%            ----
Eau Claire County                                     11,015              17,708                 ----           5.4%            ----
Fond du Lac County                                    12,443              19,407                 ----           5.1%            ----
Green Lake County                                     10,522              17,385                 ----           5.7%            ----
Manitowoc County                                      11,692              19,169                 ----           5.6%            ----
Marinette County                                       9,718              15,803                 ----           5.6%            ----
Milwaukee County                                      13,075              19,952                 ----           4.8%            ----
Outagamie County                                      12,881              22,826                 ----           6.6%            ----
Ozaukee County                                        17,739              32,595                 ----           7.0%            ----
Pierce County                                         11,458              19,608                 ----           6.2%            ----
Polk County                                           10,011              17,708                 ----           6.5%            ----
Rock County                                           13,599              20,538                 ----           4.7%            ----
Saint Croix County                                    13,435              23,353                 ----           6.3%            ----
Sawyer County                                          8,491              15,224                 ----           6.7%            ----
Shawano County                                        10,105              15,840                 ----           5.1%            ----
Sheboygan County                                      12,874              21,157                 ----           5.7%            ----
Washburn County                                        9,390              15,334                 ----           5.6%            ----
Waukesha County                                       16,977              30,595                 ----           6.8%            ----
Waupaca County                                        16,977              17,193                 ----           0.1%            ----
Winnebago County                                      13,062              21,503                 ----           5.7%            ----

RP Financial, LC.
Page 2.7

                                    Table 2.1
                               Mutual Savings Bank
                         Summary Demographic Information


                                   ess Than          $15,000 to           $25,000 to     $50,000 to     $100,000 to
1999 HH Income Dist.(%)             $15,000              24,999              $49,999        $99,999        $149,999        $150,000+
-----------------------             -------              ------              -------        -------        --------        ---------
UNITED STATES                          15.8                13.4                 33.0           28.4             6.4              3.0
Wisconsin                              12.5                11.9                 35.7           30.9             6.8              2.4
Barron County                          18.3                17.8                 39.4           19.9             3.6              1.0
Brown County                           10.3                 9.3                 35.5           34.0             8.0              2.8
Calumet County                          7.2                 6.7                 37.4           38.0             8.9              1.9
Chippewa County                        16.1                13.6                 40.2           25.8             3.4              0.8
Columbia County                        11.2                11.7                 40.0           31.1             4.9              1.0
Dane County                             9.1                 9.7                 32.3           35.8             9.5              3.5
Dodge County                            9.7                11.1                 39.4           32.9             5.7              1.1
Door County                            13.8                14.4                 39.6           27.4             3.9              0.9
Dunn County                            15.2                15.3                 37.9           25.2             4.8              1.5
Eau Claire County                      15.7                14.2                 36.9           27.1             4.7              1.3
Fond du Lac County                     10.7                10.7                 39.5           32.3             5.5              1.3
Green Lake County                      15.3                14.0                 41.5           25.2             3.2              0.9
Manitowoc County                       11.9                11.8                 39.5           30.7             4.9              1.2
Marinette County                       17.6                16.7                 40.8           21.0             3.1              0.9
Milwaukee County                       16.2                13.2                 35.8           27.3             5.3              2.1
Outagamie County                        7.6                 7.8                 34.8           38.3             9.1              2.3
Ozaukee County                          4.1                 5.3                 26.7           39.0            14.7             10.2
Pierce County                          11.2                10.8                 37.0           31.1             7.3              2.6
Polk County                            16.6                15.6                 35.9           25.6             4.7              1.6
Rock County                            12.2                11.4                 36.4           32.2             6.0              1.6
Saint Croix County                      8.3                 7.8                 30.5           39.9            10.3              3.1
Sawyer County                          21.9                21.5                 35.8           16.5             3.2              1.2
Shawano County                         16.6                15.6                 40.7           23.7             2.8              0.6
Sheboygan County                        9.5                10.0                 37.1           34.6             7.1              1.7
Washburn County                        20.8                19.3                 37.3           19.0             3.1              0.5
Waukesha County                         4.3                 4.4                 24.3           44.4            15.6              7.1
Waupaca County                         13.6                14.1                 39.7           28.2             3.8              0.7
Winnebago County                       10.4                11.0                 36.0           34.3             6.6              1.7

RP Financial, LC.
Page 2.8

professionals who maintain employment in the Milwaukee MSA. Median household and per capita income measures for Brown County further highlight the attractiveness of that market area, as both measures posted relatively stronger growth during the 1990s and exceeded the comparable measures for the U.S. and Wisconsin. Growth in household income is projected to continue over the next five years throughout the primary market area, although, consistent with the U.S. and Wisconsin, the rate of growth is generally projected to be less compared to the 1990s. Household income distribution measures further imply that the primary market area is represented by all income levels, with the Milwaukee and Green Bay metropolitan areas constituting some of the more affluent markets served by Mutual Savings and First Northern.


National Economic Factors

         The future success of the Bank's operations is partially dependent upon various national and local economic trends. Trends in the national economy have generally been favorable over the past year, as the national economy has experienced strong growth with low inflation, despite significant job creation and low unemployment rates by historical standards. The federal government continues to operate with a budget surplus, and expectations are for a rising surplus in the next five years, which has reduced the demand for dollars in the capital markets. Unemployment in the U.S. declined to a 30-year low of 4.0 percent in January, but inflation showed few signs of heating up as wage growth remained modest. Gains in worker productivity also served to contain inflationary pressures. While the unemployment rate edged up to 4.1 percent in February and March, the demand for labor remained strong. Most notably, the number of new jobs created in March was the largest monthly increase in over four years.

         The favorable economy spurred consumer spending and a heightened pace of economic activity overall during the first quarter of 2000. Demand for housing remained strong in the first quarter, indicating that the higher interest rate environment had yet to slow down the economy to any significant degree. Inflationary pressures became more notable at the beginning of the second quarter, as highlighted by a larger than expected 0.7 percent increase in the March consumer price index. Higher oil prices were noted as a factor in the sharp jump in the CPI. However, excluding the energy and food sectors, the core CPI rate for March increased 0.4

RP Financial, LC.
Page 2.9

percent, which was the largest monthly increase in over five years. Unemployment dropping to a 30-year low of 3.9 percent in April, as well as evidence that labor shortages and strong consumer demand were beginning to translate into higher prices, further implied that inflationary pressures were gaining strength in the second quarter. Comparatively, the pace of the economy showed signs of slowing in late-May and early-June, as indicated by a decline in new home sales for April, an increase in the May unemployment rate and a decline in manufacturing activity for May and the preceding two months.

         Concerns that the rapid pace of economic growth would lead to an increase in inflation has translated into a general upward trend in interest rates over the past year. The rapid pace of economic growth prompted the Federal Reserve to hike interest rates in late-June and late-August 1999, with each action by the Federal Reserve providing for a 0.25 percent increase in the federal funds rate. While the Federal Reserve held interest rates steady at its October meeting, it left open the option of raising them before year end. The adoption of a tightening stance by the Federal Reserve served to push interest rates higher through most of October. Bond prices strengthened in late-October and early-November on economic data which indicated that inflation remained tame, despite strong job growth and low unemployment. The bond market rally stalled in mid-November, following the Federal Reserve's decision to raise interest rates for the third time in 1999. The third rate hike by the Federal Reserve also amounted to a 0.25 rate increase, with the Federal Reserve adopting a neutral bias towards future rate increases for the balance of 1999.

         Strong economic growth for the fourth quarter of 1999 and surging oil prices prompted the Federal Reserve to increase rates by 0.25 percent in early-February and mid-March 2000. In mid-May, the Federal Reserve intensified its efforts to slow the economy with a 0.5 percent rate increase and warned of further increases until the economy showed signs of slowing down. Signs of slower economic growth and volatility in the stock market provided for a slight decline in interest rates in late-May and early-June, as expectations increased that the series of rate hikes implemented by the Federal Reserve may be nearing an end. Notwithstanding the general upward trend in interest rates, long term rates have declined from peak levels reached in late-January 2000. The decline in longer term rates was triggered by the Treasury Department's announced plan to buy back debt, which is expected to target longer term securities and involve

RP Financial, LC.
Page 2.10

purchases of as much as $30 billion in outstanding securities. As a result of the decline in longer term interest rates, the yield curve has become inverted, most notably with respect to yields in the one to ten year range. As of June 9, 2000, one- and ten-year U.S. government bonds were yielding 6.22 percent and
6.12 percent, respectively. The yield on the 30-year bond equaled 5.89 percent as of June 9, 2000. Exhibit II-2 provides historical interest rate trends from 1991 through June 9, 2000.


Local Economy

         The markets served by branches of Mutual Savings and First Northern are represented by a fairly diverse cross section of employment sectors. Manufacturing plays a major role in the economies of both the Milwaukee and Green Bay metropolitan areas. Services and trade also constitute major employment sectors throughout the markets served by Mutual Savings and First Northern. Overall, the Bank and First Northern serve a fairly broad-based economy, which somewhat mitigates the risk associated with a decline in any particular economic sector or industry.

         The Milwaukee MSA economy is based on manufacturing, and the Milwaukee MSA is a leading center of manufacturing activity in the nation. Overall, manufacturing accounts for 18.6 percent of the Milwaukee MSA labor force, while accounting for 26.7 percent of the MSA's earnings. Comparative figures for Brown County reflected that 18.7 percent of the labor force was employed in the manufacturing sector and manufacturing accounted for 27.3 percent of the labor force's earnings. The manufacturing sector is supported by machinery production, including mining machinery, construction machinery and small gasoline engines. A variety of high technology industries also maintain a manufacturing presence in the Milwaukee MSA, producing durable goods such as computers, industrial robots and avionics. The Milwaukee MSA is also headquarters to a number of Fortune 500 industrial companies, including Briggs & Stratton, Harley-Davidson, Johnson Controls and Rockwell International.

         Similar to national trends, the service and wholesale/retail trade industries represent the largest employment sectors in both the Milwaukee MSA and Brown County. Service and wholesale/retail trade jobs accounted for 32.2 percent and 21.5 percent of the jobs in the

RP Financial, LC.
Page 2.11

Milwaukee MSA, respectively, in 1997 (the most recent data available). Comparative measures for Brown County equaled 26.7 percent and 23.0 percent, respectively. Jobs in the service and wholesale/retail trade industries have been primary areas of job growth for the primary market area served by Mutual Savings and First Northern, while positive job growth was also recorded in the manufacturing sector for both the Milwaukee MSA and Brown County from 1993 to 1997. Overall, the job growth exhibited in the primary market area counties is indicative of a healthy and expanding economic environment.

         In summary, the primary market area economy served by Mutual Savings and First Northern is relatively broad-based and due to its overall size reflects the economy of the state of Wisconsin. Table 2.2 provides an overview of employment by sector in the state of Wisconsin. Consistent with the U.S. employment data, service jobs represent the largest employment sector in Wisconsin.


                                    Table 2.2
                          Wisconsin Employment Sectors

                        Employment Sectors                                     of Labor Force
                       --------------------                                   ---------------
                  Services                                                          26.7%
                  Wholesale/Retail Trade                                            21.8
                  Manufacturing                                                     19.2
                  Government                                                        11.9
                  Finance, Insurance, Real Estate                                    6.8
                  Construction                                                       4.8
                  Transportation and Public Utilities                                4.4
                  Other                                                              4.4
                                                                                     ---
                                                                                   100.0%

                  Source:  REIS DataSource.

         Comparative unemployment rates for the Milwaukee MSA, Milwaukee County and Brown County, as well as for the U.S. and Wisconsin, are shown in Table 2.3. The unemployment data for the market area further implies the existence of a healthy local economy that should facilitate growth opportunities for the Bank, as the most recent unemployment rates for the primary market areas, as well as for the state of Wisconsin, were lower than the

RP Financial, LC.
Page 2.12

comparable   measure  for  the  U.S.  Similar  to  the  U.S.,  the  most  recent unemployment rates for the primary market area, as well as for the state of Wisconsin, were approximately the same compared to a year ago.


                                    Table 2.3
                                Unemployment Data

                  Region                               March 1999              March 2000
                  ------                               ----------              ----------
                  United States                              4.4%                    4.3%
                  Wisconsin                                  3.8                     3.7
                  Brown County                               2.8                     2.6
                  Milwaukee County                           4.1                     4.0
                  Milwaukee MSA                              3.4                     3.4

                  Source:  U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics and Competition

         Competition among financial institutions in the Bank's market area is significant, and, as larger institutions compete for market share to achieve economies of scale, the market environment for the Bank's products and services is expected to become increasingly competitive in the future. Among the Bank's competitors are larger and more diversified institutions. Financial institution competitors in the Bank's primary market area include other locally based thrifts, banks and credit unions, as well as other regional and super regional banks. From a competitive standpoint, both Mutual Savings and First Northern have sought to emphasize their community orientation in the markets served by their respective branches.

         The Bank's and First Northern's retail deposit bases are closely tied to the economic fortunes of the Wisconsin economy and, in particular, the regional areas where branches are currently maintained. Table 2.4 displays deposit market trends from June 30, 1997 through June 30, 1999 for the counties where the Bank and First Northern maintained branches during that period. Additional data is also presented for the State of Wisconsin. The data indicates that deposit growth in the counties served by Mutual Savings and First Northern branches has been positive. Similar to the state of Wisconsin, commercial banks maintained a larger market share

RP Financial, L.C.
Page 2.13



                                   Table 2.4
                                Deposit Summary
                              Mutual Savings Bank

                                                                          As of June 30,
                                    -----------------------------------------------------------------------------------------
                                                       1997                                          1999
                                    ------------------------------------------     ------------------------------------------
                                                           Market    Number of                           Market      No. of
                                           Deposits        Share     Branches            Deposits        Share      Branches
                                           --------        -----     --------            --------        -----      --------
                                                              (Dollars In Thousands)

A. Deposit Summary
------------------
     State of Wisconsin                    $65,667,000     100.0%       2,011            $72,445,000     100.0%        2,071
          Commercial Banks                  49,789,000      75.8%       1,518             60,052,000      82.9%        1,677
          Savings Institutions              15,878,000      24.2%         493             12,393,000      17.1%          394

      Barron County                           $591,000     100.0%          22               $632,000     100.0%           22
      -------------
          Commercial Banks                     522,000      88.3%          18                559,000      88.4%           19
          Savings Institutions                  69,000      11.7%           4                 73,000      11.6%            3
              Mutual SB                         43,087       7.3%           3                 40,444       6.4%            2
              First Northern                         0       0.0%           0                      0       0.0%            0

      Brown County                          $2,931,000     100.0%          72             $3,254,000     100.0%           71
      ------------
          Commercial Banks                   2,376,000      81.1%          50              2,848,000      87.5%           56
          Savings Institutions                 555,000      18.9%          22                406,000      12.5%           15
              Mutual SB                              0       0.0%           0                      0       0.0%            0
              First Northern                   222,552       7.6%           8                282,339       9.9%            8

      Calumet County                          $309,000     100.0%          14               $352,000     100.0%           14
      --------------
          Commercial Banks                     258,000      83.5%          11                301,000      85.5%           11
          Savings Institutions                  51,000      16.5%           3                 51,000      14.5%            3
              Mutual SB                              0       0.0%           0                      0       0.0%            0
              First Northern                    32,036      10.4%           2                 31,590      10.5%            2

      Chippewa County                         $512,000     100.0%          26               $542,000     100.0%           26
      ---------------
          Commercial Banks                     413,000      80.7%          20                444,000      81.9%           20
          Savings Institutions                  99,000      19.3%           6                 98,000      18.1%            6
              Mutual SB                         60,070      11.7%           5                 58,097      10.7%            5
              First Northern                         0       0.0%           0                      0       0.0%            0

      Columbia County                         $671,000     100.0%          29               $691,000     100.0%           28
      ---------------
          Commercial Banks                     562,000      83.8%          24                569,000      82.3%           23
          Savings Institutions                 109,000      16.2%           5                122,000      17.7%            5
              Mutual SB                         27,706       4.1%           1                 31,494       4.6%            1
              First Northern                         0       0.0%           0                      0       0.0%            0

      Dane County                           $5,276,000     100.0%         136             $5,984,000     100.0%          143
      -----------
          Commercial Banks                   3,986,000      75.5%          93              4,450,000      74.4%           96
          Savings Institutions               1,290,000      24.5%          43              1,534,000      25.6%           47
              Mutual SB                         44,435       0.8%           4                 43,738       0.7%            4
              First Northern                         0       0.0%           0                      0       0.0%            0

      Dodge County                            $772,000     100.0%          30               $904,000     100.0%           36
      ------------
          Commercial Banks                     646,000      83.7%          25                805,000      89.0%           31
          Savings Institutions                 126,000      16.3%           5                 99,000      11.0%            5
              Mutual SB                         30,824       4.0%           1                 31,040       3.4%            1
              First Northern                         0       0.0%           0                      0       0.0%            0

      Door County                             $410,000     100.0%          18               $455,000     100.0%           18
      -----------
          Commercial Banks                     312,000      76.1%          14                355,000      78.0%           14
          Savings Institutions                  98,000      23.9%           4                100,000      22.0%            4
              Mutual SB                              0       0.0%           0                      0       0.0%            0
              First Northern                    31,799       7.8%           1                 32,294       9.1%            1



                                                    Deposit
                                                  Growth Rate
                                                    1997-1999
                                                    ---------
                                                          (%)
A. Deposit Summary
------------------
     State of Wisconsin                                  5.0%
          Commercial Banks                               9.8%
          Savings Institutions                         -11.7%

      Barron County                                      3.4%
      -------------
          Commercial Banks                               3.5%
          Savings Institutions                           2.9%
              Mutual SB                                 -3.1%
              First Northern                               NA

      Brown County                                       5.4%
      ------------
          Commercial Banks                               9.5%
          Savings Institutions                         -14.5%
              Mutual SB                                    NA
              First Northern                            12.6%

      Calumet County                                     6.7%
      --------------
          Commercial Banks                               8.0%
          Savings Institutions                           0.0%
              Mutual SB                                    NA
              First Northern                            -0.7%

      Chippewa County                                    2.9%
      ---------------
          Commercial Banks                               3.7%
          Savings Institutions                          -0.5%
              Mutual SB                                 -1.7%
              First Northern                               NA

      Columbia County                                    1.5%
      ---------------
          Commercial Banks                               0.6%
          Savings Institutions                           5.8%
              Mutual SB                                  6.6%
              First Northern                               NA

      Dane County                                        6.5%
      -----------
          Commercial Banks                               5.7%
          Savings Institutions                           9.0%
              Mutual SB                                 -0.8%
              First Northern                               NA

      Dodge County                                       8.2%
      ------------
          Commercial Banks                              11.6%
          Savings Institutions                         -11.4%
              Mutual SB                                  0.3%
              First Northern                               NA

      Door County                                        5.3%
      -----------
          Commercial Banks                               6.7%
          Savings Institutions                           1.0%
              Mutual SB                                    NA
              First Northern                             0.8%


RP Financial, L.C.
Page 2.14




                                    Table 2.4
                                 Deposit Summary
                               Mutual Savings Bank

                                                                           As of June 30,
                                       -----------------------------------------------------------------------------------------
                                                       1997                                          1999
                                       ------------------------------------------     ------------------------------------------
                                                           Market      Number of                         Market      No. of
                                              Deposits     Share       Branches            Deposits      Share      Branches
                                              --------     -----       --------            --------      -----      --------
                                                                 (Dollars In Thousands)

      Dunn County                             $285,000     100.0%          26               $290,000     100.0%           27
      -----------
          Commercial Banks                     227,000      79.6%          23                247,000      85.2%           25
          Savings Institutions                  58,000      20.4%           3                 43,000      14.8%            2
              Mutual SB                         44,656      15.7%           2                 42,587      14.7%            2
              First Northern                         0       0.0%           0                      0       0.0%            0

      Eau Claire County                       $862,000     100.0%          31               $882,000     100.0%           30
      -----------------
          Commercial Banks                     658,000      76.3%          20                711,000      80.6%           21
          Savings Institutions                 204,000      23.7%          11                171,000      19.4%            9
              Mutual SB                        130,636      15.2%           4                114,232      13.0%            4
              First Northern                         0       0.0%           0                      0       0.0%            0

      Fond du Lac County                    $1,187,000     100.0%          32             $1,230,000     100.0%           33
      ------------------
          Commercial Banks                   1,049,000      88.4%          28              1,076,000      87.5%           29
          Savings Institutions                 138,000      11.6%           4                154,000      12.5%            4
              Mutual SB                         41,901       3.5%           1                 41,958       3.4%            1
              First Northern                         0       0.0%           0                      0       0.0%            0

      Green Lake County                       $306,000     100.0%          12               $334,000     100.0%           13
      -----------------
          Commercial Banks                     247,000      80.7%           8                273,000      81.7%            9
          Savings Institutions                  59,000      19.3%           4                 61,000      18.3%            4
              Mutual SB                         29,275       9.6%           1                 28,689       8.6%            1
              First Northern                         0       0.0%           0                      0       0.0%            0

      Manitowoc County                      $1,013,000     100.0%          31             $1,033,000     100.0%           30
      ----------------
          Commercial Banks                     836,000      82.5%          26                957,000      92.6%           27
          Savings Institutions                 177,000      17.5%           5                 76,000       7.4%            3
              Mutual SB                              0       0.0%           0                      0       0.0%            0
              First Northern                    26,366       2.6%           1                 26,147       2.7%            1

      Marinette County                        $515,000     100.0%          20               $548,000     100.0%           19
      ----------------
          Commercial Banks                     417,000      81.0%          15                455,000      83.0%           15
          Savings Institutions                  98,000      19.0%           5                 93,000      17.0%            4
              Mutual SB                              0       0.0%           0                      0       0.0%            0
              First Northern                    82,066      15.9%           4                 92,891      20.4%            4

      Milwaukee County                     $16,399,000     100.0%         275            $18,602,000     100.0%          278
      ----------------
          Commercial Banks                  10,561,000      64.4%         164             14,183,000      76.2%          191
          Savings Institutions               5,838,000      35.6%         111              4,419,000      23.8%           87
              Mutual SB                        572,574       3.5%          13                585,500       3.1%           13
              First Northern                         0       0.0%           0                      0       0.0%            0

      Outagamie County                      $1,666,000     100.0%          64             $1,904,000     100.0%           70
      ----------------
          Commercial Banks                   1,378,000      82.7%          44              1,602,000      84.1%           49
          Savings Institutions                 288,000      17.3%          20                302,000      15.9%           21
              Mutual SB                         11,152       0.7%           1                 12,071       0.6%            1
              First Northern                    20,695       1.2%           2                 14,543       0.9%            1


                                               Deposit
                                             Growth Rate
                                              1997-1999
                                              ---------
                                                    (%)
      Dunn County                                  0.9%
      -----------
          Commercial Banks                         4.3%
          Savings Institutions                   -13.9%
             Mutual SB                            -2.3%
             First Northern                          NA

      Eau Claire County                            1.2%
      -----------------
          Commercial Banks                         3.9%
          Savings Institutions                    -8.4%
             Mutual SB                            -6.5%
             First Northern                          NA

      Fond du Lac County                           1.8%
      ------------------
          Commercial Banks                         1.3%
          Savings Institutions                     5.6%
             Mutual SB                             0.1%
             First Northern                          NA

      Green Lake County                            4.5%
     -----------------
          Commercial Banks                         5.1%
          Savings Institutions                     1.7%
             Mutual SB                            -1.0%
             First Northern                          NA

      Manitowoc County                             1.0%
     ----------------
          Commercial Banks                        27.0%
          Savings Institutions                     3.0%
             Mutual SB                               NA
             First Northern                       -0.4%

      Marinette County                             3.2%
     ----------------
          Commercial Banks                         4.5%
          Savings Institutions                    -2.6%
             Mutual SB                               NA
             First Northern                        6.4%

      Milwaukee County                             6.5%
     ----------------
          Commercial Banks                        15.9%
          Savings Institutions                   -13.0%
             Mutual SB                             1.1%
             First Northern                          NA

      Outagamie County                             6.9%
     ----------------
          Commercial Banks                         7.8%
          Savings Institutions                     2.4%
             Mutual SB                             4.0%
             First Northern                      -16.2%

RP Financial, L.C.
Page 2.15


                                    Table 2.4
                                 Deposit Summary
                               Mutual Savings Bank

                                                                           As of June 30,
                                       -----------------------------------------------------------------------------------------
                                                       1997                                          1999
                                       ------------------------------------------     ------------------------------------------
                                                           Market      Number of                         Market      No. of
                                              Deposits     Share       Branches            Deposits      Share      Branches
                                              --------     -----       --------            --------      -----      --------
                                                                 (Dollars In Thousands)

      Ozaukee County                        $1,046,000     100.0%          33             $1,202,000     100.0%           36
      --------------
          Commercial Banks                     750,000      71.7%          19              1,011,000      84.1%           26
          Savings Institutions                 296,000      28.3%          14                191,000      15.9%           10
              Mutual SB                         79,501       7.6%           4                 83,512       6.9%            4
              First Northern                         0       0.0%           0                      0       0.0%            0


      Pierce County                           $360,000     100.0%          16               $402,000     100.0%           15
      -------------
          Commercial Banks                     331,000      91.9%          14                367,000      91.3%           13
          Savings Institutions                  29,000       8.1%           2                 35,000       8.7%            2
              Mutual SB                         22,229       6.2%           1                 24,111       6.0%            1
              First Northern                         0       0.0%           1                      0       0.0%            0

      Polk County                             $413,000     100.0%          18               $459,000     100.0%           21
      -----------
          Commercial Banks                     358,000      86.7%          16                408,000      88.9%           19
          Savings Institutions                  55,000      13.3%           2                 51,000      11.1%            2
              Mutual SB                         14,569       3.5%           1                 11,710       2.6%            1
              First Northern                         0       0.0%           1                      0       0.0%            0

      Rock County                           $1,503,000     100.0%          47             $1,507,000     100.0%           48
      -----------
          Commercial Banks                   1,202,000      80.0%          36              1,269,000      84.2%           40
          Savings Institutions                 301,000      20.0%          11                238,000      15.8%            8
              Mutual SB                         74,885       5.0%           3                 73,093       4.9%            3
              First Northern                         0       0.0%           0                      0       0.0%            0

      Sawyer County                           $210,000     100.0%          10               $244,000     100.0%           10
      -------------
          Commercial Banks                     174,000      82.9%           8                225,000      92.2%            9
          Savings Institutions                  36,000      17.1%           2                 19,000       7.8%            1
              Mutual SB                         18,986       9.0%           1                 18,807       7.7%            1
              First Northern                         0       0.0%           0                      0       0.0%            0

      Shawano County                          $417,000     100.0%          34               $466,000     100.0%           18
      --------------
          Commercial Banks                     357,000      85.6%          25                428,000      91.8%           17
          Savings Institutions                  60,000      14.4%           9                 38,000       8.2%            1
              Mutual SB                              0       0.0%           0                      0       0.0%            0
              First Northern                    29,142       7.0%           1                 37,942       8.9%            1

      Sheboygan County                      $1,445,000     100.0%          34             $1,542,000     100.0%           36
      ----------------
          Commercial Banks                   1,243,000      86.0%          25              1,499,000      97.2%           34
          Savings Institutions                 202,000      14.0%           9                 43,000       2.8%            2
              Mutual SB                         31,225       2.2%           1                 31,659       2.1%            1
              First Northern                         0       0.0%           0                      0       0.0%            0

      St. Croix                               $490,000     100.0%          27               $550,000     100.0%           28
      ---------
          Commercial Banks                     411,000      83.9%          23                464,000      84.4%           24
          Savings Institutions                  79,000      16.1%           4                 86,000      15.6%            4
              Mutual SB                         16,521       3.4%           1                 17,190       3.1%            1
              First Northern                         0       0.0%           0                      0       0.0%            0



                                                  Deposit
                                                Growth Rate
                                                 1997-1999
                                                 ---------
                                                       (%)

       Ozaukee County                                 7.2%
       --------------
           Commercial Banks                          16.1%
           Savings Institutions                     -19.7%
               Mutual SB                              2.5%
               First Northern                           NA


       Pierce County                                  5.7%
       -------------
           Commercial Banks                           5.3%
           Savings Institutions                       9.9%
               Mutual SB                              4.1%
               First Northern                           NA

       Polk County                                    5.4%
       -----------
           Commercial Banks                           6.8%
           Savings Institutions                      -3.7%
               Mutual SB                            -10.3%
               First Northern                           NA

       Rock County                                    0.1%
       -----------
           Commercial Banks                           2.7%
           Savings Institutions                     -11.1%
               Mutual SB                             -1.2%
               First Northern                           NA

       Sawyer County                                  7.8%
       -------------
           Commercial Banks                          13.7%
           Savings Institutions                     -27.4%
               Mutual SB                             -0.5%
               First Northern                           NA

       Shawano County                                 5.7%
       --------------
           Commercial Banks                           9.5%
           Savings Institutions                     -20.4%
               Mutual SB                                NA
               First Northern                        14.1%

       Sheboygan County                               3.3%
       ----------------
           Commercial Banks                           9.8%
           Savings Institutions                     -53.9%
               Mutual SB                              0.7%
               First Northern                           NA

       St. Croix                                      5.9%
       ---------
           Commercial Banks                           6.3%
           Savings Institutions                       4.3%
               Mutual SB                              2.0%
               First Northern                           NA


RP Financial, L.C.
Page 2.16



                                    Table 2.4
                                 Deposit Summary
                               Mutual Savings Bank

                                                                           As of June 30,
                                       -----------------------------------------------------------------------------------------
                                                       1997                                          1999
                                       ------------------------------------------     ------------------------------------------
                                                           Market      Number of                         Market      No. of
                                              Deposits     Share       Branches            Deposits      Share      Branches
                                              --------     -----       --------            --------      -----      --------
                                                                (Dollars In Thousands)

      Washburn County                         $164,000     100.0%           9               $182,000     100.0%            9
          Commercial Banks                     150,000      91.5%           8                167,000      91.8%            8
          Savings Institutions                  14,000       8.5%           1                 15,000       8.2%            1
              Mutual SB                         13,551       8.3%           1                 14,721       8.1%            1
              First Northern                         0       0.0%           0                      0       0.0%            0

      Waukesha County                       $4,234,000     100.0%         139             $5,066,000     100.0%          151
          Commercial Banks                   3,088,000      72.9%         104              4,119,000      81.3%          117
          Savings Institutions               1,146,000      27.1%          35                947,000      18.7%           34
              Mutual SB                         68,539       1.6%           2                 73,193       1.4%            2
              First Northern                         0       0.0%           0                      0       0.0%            0

      Waupaca County                          $718,000     100.0%          28               $622,000     100.0%           24
          Commercial Banks                     635,000      88.4%          25                586,000      94.2%           23
          Savings Institutions                  83,000      11.6%           3                 36,000       5.8%            1
              Mutual SB                              0       0.0%           0                      0       0.0%            0
              First Northern                    35,105       4.9%           1                 36,476       6.2%            1

      Winnebago County                      $1,427,000     100.0%          41             $1,511,000     100.0%           41
          Commercial Banks                   1,040,000      72.9%          26              1,128,000      74.7%           28
          Savings Institutions                 387,000      27.1%          15                383,000      25.3%           13
              Mutual SB                         11,909       0.8%           1                 12,493       0.8%            1
              First Northern                         0       0.0%           1                      0       0.0%            0
         Source:  FDIC


                                       Deposit
                                     Growth Rate
                                      1997-1999
                                      ---------
                                            (%)

     Washburn County                       5.3%
         Commercial Banks                  5.5%
         Savings Institutions              3.5%
             Mutual SB                     4.2%
             First Northern                  NA

     Waukesha County                       9.4%
         Commercial Banks                 15.5%
         Savings Institutions             -9.1%
             Mutual SB                     3.3%
             First Northern                 NA3

     Waupaca County                       -6.9%
         Commercial Banks                 -3.9%
         Savings Institutions            -34.1%
             Mutual SB                       NA
             First Northern                1.9%

     Winnebago County                      2.9%
         Commercial Banks                  4.1%
         Savings Institutions             -0.5%
             Mutual SB                     2.4%
             First Northern                  NA


         Source:  FDIC

RP Financial, LC.
Page 2.17

of deposits than savings institutions in all of the market area counties. Commercial banks also generally gained market share during the period covered in Table 2.4.

         Mutual Savings' largest concentration of deposits is maintained in Milwaukee County, where the Bank is headquartered. The Bank's $585.5 million of deposits at the Milwaukee County branches represented a 3.1 percent market share of thrift and bank deposits at June 30, 1999. Mutual Savings' market share of deposits was notably higher in several other of the counties served by its branches, most notably Chippewa County (10.7 percent market share), Dunn County (14.7 percent market share) and Eau Claire County (13.0 percent market share). The Bank's comparatively lower market share of deposits in Milwaukee County highlights the presence of significantly larger competitors, as well as the large number of bank and thrift competitors operating in the Milwaukee MSA. Similar to thrift institutions in general, the Bank generally experienced a decline in deposit market share from June 30, 1997 through June 30, 1999.

         First Northern's largest market share of deposits is maintained in Brown County, where eight of its nineteen branches are maintained. First Northern's $282.3 million of deposits at the Brown County branches represented a
9.9 percent market share of thrift and bank deposits at June 30, 1999. First Northern's second largest concentration of deposits was in Marinette County, where four branches and $92.9 million of deposits represented a 20.4 percent market share of bank and thrift deposits. During the period covered in Table 2.4, First Northern branches generally gained deposit market share, particularly in Brown and Marinette Counties.

         In addition to the deposit growth to be realized from the acquisition of First Northern, future deposit growth may be enhanced by the improved competitive posture that will result from the expanded market area served by the two institutions on a combined basis. It is anticipated that the Bank will continue to evaluate opportunities to increase deposit market share through other acquisitions of financial institutions or establishing additional branch sites, both in existing markets and nearby surrounding markets. However, at this time, other than the acquisition of First Northern, the Bank presently has no other definitive plans to expand through acquisition or through establishing additional branches.

RP Financial, LC.
Page 3.1

                            III. PEER GROUP ANALYSIS


     This chapter presents an analysis of Mutual Savings' operations versus a group of comparable companies (the "Peer Group") selected from the universe of all publicly-traded savings institutions. The primary basis of the pro forma market valuation of Mutual Savings is provided by these public companies. Factors affecting the Bank's pro forma market value such as financial condition, credit risk, interest rate risk, and recent operating results can be readily assessed in relation to the Peer Group. Current market pricing of the Peer Group, subject to appropriate adjustments to account for differences between Mutual Savings and the Peer Group, will then be used as a basis for the valuation of Mutual Savings' to-be-issued common stock. Our comparative analysis of Mutual Savings and the Peer Group took into consideration the pro forma impact of the acquisition of First Northern. Such data was derived from the prospectus and RP Financial calculations.


Peer Group Selection

     The mutual holding company form of ownership has been in existence in its present form since 1991. As of the date of this appraisal, there were approximately 31 publicly-traded institutions operating as subsidiaries of MHCs. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include:
(1) lower aftermarket liquidity in the MHC shares since less than 50 percent of the shares are available for trading; (2) guaranteed minority ownership interest, with no opportunity of exercising voting control of the institution in the MHC form of organization, thus limiting acquisition speculation in the stock price; (3) the potential impact of "second step" conversions on the pricing of public MHC institutions; (4) the regulatory policies regarding the dividend waiver by MHC institutions; and (5) certain MHCs have formed or are forming middle-tier holding companies, facilitating the ability for stock repurchases, thus improving the liquidity of the stock on an interim basis. We believe that each of these factors has an impact on the pricing of the shares of MHC institutions, and that such factors are not reflected in the pricing of fully-converted public companies.

RP Financial, LC.
Page 3.2

     Given the unique characteristic of the MHC form of ownership, RP Financial concluded that the appropriate Peer Group for Mutual Savings' valuation should be comprised of subsidiary institutions of mutual holding companies. The Peer Group is consistent with the regulatory guidelines, and other recently completed MHC transactions. Further, the Peer Group should be comprised of only those MHC institutions whose common stock is either listed on a national exchange or is NASDAQ listed, since the market for companies trading in this fashion is regular and reported. We believe non-listed MHC institutions are inappropriate for the Peer Group, since the trading activity for thinly-traded stocks is typically highly irregular in terms of frequency and price and may not be a reliable indicator of market value. We have excluded from the Peer Group those public MHC institutions that are currently pursuing a "second step" conversion and/or companies whose market prices appear to be distorted by speculative factors or unusual operating conditions. MHCs which have recently completed a minority stock offering have been excluded as well, due to the lack of a seasoned trading history and insufficient quarterly financial data that includes the impact of the offering proceeds. The universe of all publicly-traded institutions is included as Exhibit III-1.


Basis of Comparison

     This appraisal includes two sets of financial data and ratios for each public MHC institution. The first set of financial data reflects the actual book value, earnings, assets and operating results reported by the public MHC institutions in its public filings inclusive of the minority ownership interest outstanding to the public. The second set of financial data, discussed at length in the following chapter, places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis assuming the sale of the majority shares held by the MHCs in public offerings based on their respective current prices and standard assumptions for a thrift conversion offering. Throughout the appraisal, the adjusted figures will be specifically identified as being on a fully-converted basis. Unless so noted, the figures referred to in the appraisal will be actual financial data reported by the public MHC institutions.

RP Financial, LC.
Page 3.3

     Both sets of financial data have their specific use and applicability to the appraisal. The actual financial data, as reported by the Peer Group companies and reflective of the minority interest outstanding, will be used primarily in this Chapter III to make financial comparisons between the Peer Group and Mutual Savings. The differences between the Peer Group's reported financial data and the financial data of Mutual Savings as a mutual institution are not significant enough to distort the conclusions of the comparison (in fact, such differences are greater in a standard conversion appraisal). The adjusted financial data (fully-converted basis) will be more fully described and quantified in the pricing analysis discussed in Chapter IV. The fully-converted pricing ratios are considered critical to the valuation analysis in Chapter IV, because they place each public MHC institution on a fully-converted basis (making their pricing ratios comparable to the pro forma valuation conclusion reached herein), eliminate distortion in pricing ratios between public MHC institutions that have sold different percentage ownership interests to the public, and reflect the actual pricing ratios (fully-converted basis) being placed on public MHC institutions in the market today to reflect the unique trading characteristics of publicly-traded MHC institutions.


Mutual Savings' Peer Group

     Under ideal circumstances, the Peer Group would be comprised of ten publicly-traded Wisconsin-based MHC institutions with capital, earnings, credit quality and interest rate risk comparable to Mutual Savings. However, given the limited number of publicly-traded institutions in the MHC form of ownership, the selection criteria was necessarily broad-based and not confined to a particular geographic market area. In the selection process, publicly-traded MHCs with assets of more than $500 million were considered for the Peer Group. Institutions with assets of less than $500 million were considered to be less comparable to Mutual Savings in terms of resources, financial strength, competitive strength and size and liquidity characteristics of the stock offering. Eleven publicly-traded MHC companies currently maintain assets of more than $500 million and ten were selected for the Peer Group: Harris Financial of Pennsylvania was excluded from the Peer Group, as the result of its announced "second step" conversion. The universe of all publicly-traded MHC institutions, except for Harris Financial, is included as Exhibit III-2.

RP Financial, LC.
Page 3.4

     Unlike the universe of publicly-traded thrifts, which includes approximately 330 companies, the universe of public MHC institutions is small, thereby limiting the prospects of a relatively comparable Peer Group. Nonetheless, because the trading characteristics of public MHC institution shares are significantly different from those of fully-converted companies, public MHC institutions were the most appropriate group to consider as Peer Group candidates for this valuation. Relying solely on full stock public companies for the Peer Group would not capture the difference in current market pricing for public MHC institutions and thus could lead to distorted valuation conclusions. The federal regulatory agencies have previously concurred with this selection procedure of the Peer Group for MHC valuations. To account for differences between Mutual Savings and the MHC Peer Group in reaching a valuation conclusion, it will be necessary to make certain valuation adjustments. The following discussion addresses financial similarities and differences between Mutual Savings and the Peer Group.

     Table 3.1 on the following page lists key general characteristics of the Peer Group companies. Although there are differences among several of the Peer Group members, by and large they are well-capitalized and profitable institutions and their decision to reorganize in MHC form suggests a commonality of operating philosophy. Importantly, the trading prices of the Peer Group companies reflect the unique operating and other characteristics of public MHC institutions. While the Peer Group is not exactly comparable to Mutual Savings, we believe such companies form a good basis for the valuation of Mutual Savings, subject to certain valuation adjustments.

     In aggregate, the Peer Group companies maintain a slightly higher level of capitalization relative to the universe of all public thrifts (12.35 percent of assets versus 10.95 percent for the all public average), generate higher core earnings (0.99 percent ROA versus 0.83 percent average for the all public average), and generate a slightly lower core ROE (8.03 percent core ROE versus
8.28 percent for the all public average). Please note that RP Financial has used core earnings in this discussion to eliminate the effects of non-operating items. The summary table below underscores the key differences, particularly in the average pricing ratios between full stock and MHC institutions (both as reported and on a fully-converted basis).

RP FINANCIAL, LC.
-------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700



--------------------------------------------------------------------------------
                                   Table 3.1
                     Peer Group of Publicly-Traded Thrifts
                                June 12, 2000(1)

                                                      Primary         Operating  Total              Fiscal  Conv.  Stock  Market
Ticker  Financial Institution                 Exchg.  Market          Strat.(2)  Assets    Offices    Year  Date   Price  Value
------  ------------------------------------  ------  --------------  ---------  --------  -------  ------  -----  -----  ------
                                                                                                                    ($)  ($ Mil)
PBCT    Peoples Bank, MHC of CT (40.3) (3)    OTC     CT              Div.       10,649 M    128    12-31   07/88  21.63  1,324
HCBK    Hudson City Bcp MHC of NJ (47.0) (3)  OTC     New Jersey      Thrift      8,778 M     76    12-31   07/99  16.69  1,930
CFFN    Capitol Fincl MHC of KS (41.2)        OTC     Kansas          Thrift      7,607 M     24    09-30   04/99  10.75    891
NWSB    Northwest Bcrp MHC of PA (27.7)       OTC     Northwest PA    Thrift      3,368 M     67    06-30   11/94   8.00    379
FNFG    First Niagara MHC of NY(41.2) (3)     OTC     Northern NY     Thrift      1,778 M     15    12-31   04/98   9.50    247
FFFL    Fidelity Bcsh MHC of FL (45.5)        OTC     Southeast FL    Thrift      1,719 O     23    12-31   01/94  15.56    106
BRKL    Brookline Bncp MHC of MA (46.0) (3)   OTC     Boston MA       Thrift        914 M      5    12-31   03/98  10.63    294
PBCP    Provident Bncp MHC of NY (46.7)       OTC     Southern NY     Thrift        844 M     12    09-30   01/98  15.38    126
WGBC    Willow Grv Bcp MHC of PA (45.3)       OTC     Philadelphia    Thrift        564 M      7    09-30   12/98   9.69     50
FFBK    FloridaFirst MHC of FL (47.0)         OTC     Westcentral FL  Thrift        551 M      9    09-30   04/99   7.63     41

   NOTES: (1) Or most recent date available (M=March, S=September, D=December,
              J=June, E=Estimated, and P=Pro Forma)
          (2) Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified, and Ret.=Retail Banking.
          (3) FDIC savings bank institution.

Source: Corporate offering circulars, data derived from information published in SNL Securities Quarterly Thrift Report, and financial reports of publicly-traded thrifts.

Date of Last Update: 06/12/00

RP Financial, LC.
Page 3.6


                                                                                                   FULLY
                                                                                 PEER GROUP      CONVERTED
                                                             ALL                  REPORTED         BASIS
                                                       PUBLICLY-TRADED             BASIS        (PRO FORMA)
         Financial Characteristics (Averages)
         ------------------------------------
         Assets ($Mil)                                      1,741                  3,677           3,981
         Equity/Assets (%)                                  10.95%                 12.35%          18.14%
         Core Return on Assets (%)                           0.83                   0.99            1.13
         Core Return on Equity (%)                           8.28                   8.03            5.99

         Pricing Ratios (Averages)(1)
         -------------------------
         Core Price/Earnings (x)(2)                         12.41x                 15.37x          12.71x
         Price/Book (%)                                     95.73%                118.55%          74.15%
         Price/Assets (%)                                    9.94                  14.07           13.44

         (1)      Based on market prices as of June 9, 2000.

     The following sections present a comparison of Mutual Savings' financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the figures reported by the Peer Group. The financial data presented for Mutual Savings' includes the estimated pro forma impact of the merger with First Northern. The conclusions drawn from the comparative analysis are then factored into the valuation analysis discussed in the final chapter.


Financial Condition

     Table 3.2 shows comparative balance sheet measures for Mutual Savings and the Peer Group. Mutual Savings' and the Peer Group's ratios reflect balances as March 31, 2000, unless otherwise indicated for the Peer Group companies. The Bank's ratios have been adjusted to reflect the pro forma impact of the merger with First Northern on a consolidated basis, before factoring in the proceeds to be realized from the public stock offering. Mutual Savings' net worth base of
8.1 percent was below the Peer Group's average net worth ratio of 12.3 percent. The Bank's pro forma capital position (consolidated with the holding company) will increase with the addition of the stock proceeds, but will remain less than the Peer Group's ratio. Mutual Savings' tangible net worth ratio of 5.7 percent was significantly lower than the Peer Group's tangible net worth ratio of 11.9 percent, as goodwill and intangibles represented a more significant balance sheet item for the Bank (2.4 percent of assets versus 0.5 percent for the Peer

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700






                                   Table 3.2
                   Balance Sheet Composition and Growth Rates
                        Comparable Institution Analysis
                              As of March 31, 2000




                                                                      Balance Sheet as a Percent of Assets
                                       ---------------------------------------------------------------------------------------------
                                         Cash &     MBS &                    Borrowed  Subd.   Net    Goodwill  Tng Net    MEMO:
                                       Equivalents  Invest  Loans  Deposits    Funds   Debt   Worth   & Intang   Worth   Pref. Stock
                                       -----------  ------  -----  --------  -------   -----  ------  ---------  -----   -----------

Mutual Savings Bank
  March 31, 2000                            -1.6     23.1    72.6    73.3       17.4    0.0     8.1       2.4      5.7       0.0


All Public Companies                         3.4     23.2    69.4    66.4       21.0    0.1    10.9       0.4     10.6       0.0
State of WI                                  2.2     23.8    70.5    65.5       27.2    0.0     6.2       0.3      5.9       0.0
Comparable Group Average                     2.7     26.2    67.5    70.0       15.9    0.1    12.3       0.5     11.9       0.0
  Florida Companies                          2.1     21.8    72.3    70.7       19.6    0.0     7.8       0.1      7.7       0.0
  Mid-Atlantic Companies                     2.3     27.6    66.6    75.7       11.3    0.0    11.5       0.7     10.8       0.0
  New England Companies                      5.0     22.2    67.7    64.0       15.2    0.7    18.6       0.6     18.0       0.0
  Other Comparative Companies                1.5     35.7    61.9    52.3       33.5    0.0    13.3       0.0     13.3       0.0


Comparable Group

Florida Companies
FFFL  Fidelity Bcsh MHC of FL (45.5)(1)      3.5     24.3    67.7    76.9       15.2    0.0     4.8       0.2      4.7       0.0
FFBK  FloridaFirst MHC of FL (47.0)          0.6     19.3    76.8    64.5       23.9    0.0    10.7       0.0     10.7       0.0

Mid-Atlantic Companies
FNFG  First Niagara MHC of NY(41.2)          1.4     31.3    60.5    67.5       17.7    0.0    12.9       1.4     11.5       0.0
HCBK  Hudson Cty Bcp MHC of NJ(47.0)         1.4     46.7    50.4    75.9        6.8    0.0    16.5       0.0     16.5       0.0
NWSB  Northwest Bcrp MHC of PA (27.7)        3.2     19.4    73.8    84.6        7.3    0.0     7.2       1.6      5.6       0.0
PBCP  Provident Bncp MHC of NY (46.7)        1.8     27.2    67.9    71.7       15.3    0.0    10.2       0.1     10.1       0.0
WGBC  Willow Grv Bcp MHC of PA (45.3)        3.9     13.3    80.3    78.9        9.2    0.0    10.6       0.3     10.3       0.0

Mid-West Companies
CFFN  Capitol Fincl MHC of KS (41.2)         1.5     35.7    61.9    52.3       33.5    0.0    13.3       0.0     13.3       0.0

New England Companies
BRKL  Brookline Bncp MHC of MA(46.0)         3.1     23.4    71.6    57.4       11.7    0.0    29.7       0.0     29.7       0.0
PBCT  Peoples Bank, MHC of CT (40.3)         6.9     21.0    63.8    70.6       18.6    1.4     7.5       1.2      6.3       0.0



                                                Balance Sheet Annual Growth Rates                            Regulatory Capital
                                       ----------------------------------------------------------------   --------------------------
                                                MBS, Cash &                    Borrows.    Net  Tng Net
                                        Assets  Investments  Loans  Deposits   & Subdept  Worth  Worth     Tangible  Core  Reg.Cap.
                                        ------  -----------  -----  --------   ---------  -----  ------    --------  ----  --------
Mutual Savings Bank
  March 31, 2000                         28.33      -20.18    57.44    26.53     47.97    14.12   -0.26      9.25    9.25    18.76


All Public Companies                     11.82        0.55    16.22     7.59     24.82    -4.09   -4.35     10.23   10.10    18.52
State of WI                              17.53        2.41    30.23    14.07     22.32    -0.80   -0.25      6.15    6.21    10.89
Comparable Group Average                 14.07        7.11    18.18     8.83      1.30    -1.79   -3.17      8.89   11.28    21.05
  Florida Companies                      10.98       -6.01    17.34    10.74    -15.60    -1.99   -2.49      7.92    7.92    14.67
  Mid-Atlantic Companies                 15.37        7.80    21.63    10.41      7.94    -1.29   -3.82      9.00   10.69    23.90
  New England Companies                   4.56       -7.41     8.69     7.02      3.12    -2.94   -3.16      7.00   15.50    11.10
  Other Comparative Companies            32.74       58.91    21.61     0.73        NM    -1.25   -1.25     12.50   12.50    29.50


Comparable Group

Florida Companies
FFFL  Fidelity Bcsh MHC of FL (45.5)(1)   9.70       -9.44    19.16    17.91    -15.60    -1.99   -2.49      6.50    6.50    13.60
HCBK  FloridaFirst MHC of FL (47.0)      12.25       -2.58    15.52     3.57        NM       NM      NM      9.33    9.33    15.73

Mid-Atlantic Companies
FNFG  First Niagara MHC of NY(41.2)      11.78      -19.21    37.14    12.74     28.04    -7.75  -12.92        NM   12.62    21.33
HCBK  Hudson Cty Bcp MHC of NJ(47.0)     11.39        4.03    19.14    -3.47        NM       NM      NM        NM   17.09    54.47
NWSB  Northwest Bcrp MHC of PA (27.7)    14.91       24.16    12.13    19.58    -12.16     4.56   -3.00        NM    5.75    11.49
PBCP  Provident Bncp MHC of NY (46.7)    14.33       29.39     8.58     4.77        NM    -3.78   -1.94      9.30    9.30    16.70
WGBC  Willow Grv Bcp MHC of PA (45.3)    24.43        0.64    31.16    18.41        NM     1.79    2.58      8.70    8.70    15.50

Mid-West Companies
CFFN  Capitol Fincl MHC of KS (41.2)     32.74       58.91    21.61     0.73        NM    -1.25   -1.25     12.50   12.50    29.50

New England Companies
BRKL  Brookline Bncp MHC of MA(46.0)      2.69      -15.70    10.45     5.27      4.35    -1.69   -1.69        NM   24.00       NM
PBCT  Peoples Bank, MHC of CT (40.3)      6.43        0.88     6.93     8.76      1.89    -4.20   -4.64      7.00    7.00    11.10

(1) Financial information is for the quarter ending December 31, 1999.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.


Copyright (c) 1999 by RP Financial, LC.

RP Financial, LC.
Page 3.8


Group). The estimated goodwill resulting from the acquisition of First Northern accounted for the major portion of the goodwill ratio indicated for Mutual Savings. Both the Bank's and the Peer Group's capital ratios reflected surpluses over the regulatory capital requirements. The Bank's regulatory capital ratios do not reflect the impact of the First Northern acquisition, as Mutual Savings and FNSB will be maintained as separate bank subsidiaries of the Holding Company. Since the acquisition of First Northern will in part be funded with the Bank's capital, Mutual Savings' regulatory capital will be lower following the acquisition.

     The interest-earning asset compositions for the Bank and the Peer Group were somewhat similar, with loans constituting the bulk of interest-earning assets for both Mutual Savings and the Peer Group. Mutual Savings' loans-to-assets ratio of 72.6 percent exceeded the comparable Peer Group ratio of 67.5 percent. Comparatively, the Peer Group's cash and investments-to-assets ratio of 28.9 percent exceeded the comparable ratio for the Bank of 21.5 percent. Overall, Mutual Savings' interest-earning assets amounted to 94.1 percent of assets, which was somewhat less than the Peer Group's ratio of 96.4 percent. The Bank's lower ratio was primarily the result of the larger impact of goodwill and intangibles on its balance, as indicated by goodwill-to-assets ratios of 2.4 percent and 0.5 percent for the Bank and the Peer Group, respectively.

     Mutual Savings' funding liabilities reflected a funding strategy that was somewhat similar to that of the Peer Group's funding composition. The Bank's deposits equaled 73.3 percent of assets, which was above the Peer Group average of 70.0 percent. Borrowings were utilized to a similar degree by the Bank and the Peer Group, as indicated by borrowings-to-assets ratios of 17.4 percent and
15.9 percent, respectively. Subordinated debt represented a nominal balance on the Peer Group's balance sheet, as the result of one Peer Group company holding subordinated debt equal to 1.4 percent of assets. Total interest-bearing liabilities maintained by the Bank and the Peer Group, as a percent of assets, equaled 90.7 and 85.9 percent, respectively.

     A key measure of balance sheet strength for a thrift institution is its IEA/IBL ratio. Presently, the Peer Group's IEA/IBL ratio is stronger than the Bank's ratio, based on respective ratios of 112.2 percent and 103.8 percent. The additional capital realized from stock proceeds should serve to provide Mutual Savings with an IEA/IBL ratio that is more comparable to the

RP Financial, LC.
Page 3.9

Peer Group's ratio, although the Peer Group's current IEA/IBL ratio will continue to exceed the Bank's pro forma ratio.

     The growth rate section of Table 3.2 shows annual growth rates for key balance sheet items. Mutual Savings' growth rates were based on annualized growth for the 15 months ended March 31, 2000, while the Peer Group's growth rates were based on annual growth for the 12 months ended March 31, 2000, or the most recent period available. The Bank's growth rates reflect Mutual Savings' growth and the growth resulting from the purchase accounting acquisition of First Northern. As the result of the acquisition of First Northern, Mutual Savings' asset and loan growth rates were notably above the comparable growth rates posted by the Peer Group. The Peer Group's asset growth was primarily realized through growth in loans, which was supplemented by a minor increase in cash and investments. Comparatively, Mutual Savings' growth rate for cash and investments was negative, reflecting the impact of the cash outflows to fund the First Northern merger with cash and cash equivalents currently maintained by the Bank and First Northern. On a pro forma basis, the Bank's leverage capacity will be less than the Peer Group's.

     The impact of the acquisition of First Northern also translated into higher deposit, borrowing and net worth growth rates for Mutual Savings, although the Bank's tangible net worth growth rate was slightly negative due to the goodwill resulting from the acquisition of First Northern. The Peer Group's asset growth was funded by growth in deposits and borrowings, with a higher growth rate reflected for deposits. The 1.3 percent borrowings growth rate shown for the Peer Group average was understated by the Peer Group companies which recorded borrowing growth rates in excess of 100 percent. For the period shown in Table 3.2, all five of the "NM" borrowing growth rates shown for the Peer Group companies in Table 3.2 were attributable to companies recording borrowing growth rates in excess of 100 percent. The Peer Group's negative capital growth rate reflects the impact of dividend payments and stock repurchases, as well as possible negative FAS 115 adjustments, more than offsetting net income. Following the stock offering, the Bank's capital growth rate may also be depressed by possible dividend payments and stock repurchases.

RP Financial, LC.
Page 3.10

Income and Expense Components

     Table 3.3 displays comparable statements of operations for the Bank and the Peer Group, based on earnings for the twelve months ended March 31, 2000. The Bank's earnings have been adjusted to reflect the pro forma impact of the First Northern merger, including purchase accounting adjustments. For the period shown in Table 3.3, Mutual Savings' net income to average assets ratio of negative
0.04 percent was well below the 1.06 percent return posted by the Peer Group. The net loss reported by the Bank was the result of the revaluation adjustment made to goodwill, which equaled $15.6 million or 0.61 percent of average assets. In addition to a lower goodwill amortization expense, the Peer Group's higher return was supported by a stronger net interest margin and higher non-interest operating income. Lower levels of operating expenses, excluding goodwill amortization, and loss provisions represented earnings advantages for the Bank. Gains were a relatively minor factor in both the Bank's and the Peer Group's earnings.

     The Peer Group's stronger net interest margin resulted from both a higher interest income ratio and a lower interest expense ratio. The Peer Group's higher interest income ratio was realized through earning a higher yield on interest-earning assets and through maintaining a higher level of interest-earning assets as a percent of total assets. Similarly, the Peer Group's lower interest expense ratio was supported by maintaining a lower ratio of interest-bearing liabilities as a percent of assets, as well as by maintaining a lower cost of funds. Overall, Mutual Savings and the Peer Group reported net interest income to average assets ratios of 2.46 percent and 3.26 percent, respectively.

     In another key area of core earnings strength, the Bank maintained a higher level of operating expenses than the Peer Group, as the result of the goodwill amortization expense. For the period covered in Table 3.3, the Bank and the Peer Group recorded operating expense to average assets ratios of 2.67 percent and
2.23 percent, respectively. However, net of the goodwill amortization expense, Mutual Savings' operating expense to average assets ratio of 1.87 percent was lower than the comparable Peer Group ratio of 2.16 percent. The goodwill amortization expense not related to the revaluation adjustment approximated 0.19 percent of average assets for the period shown in Table 3.3 and will remain a factor in the Bank's earnings

RP Financial, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700




                                    Table 3.3
        Income as a Percent of Average Assets and Yields, Costs, Spreads
                         Comparable Institution Analysis
                   For the Twelve Months Ended March 31, 2000


                                                           Net Interest Income                                Other Income
                                              ----------------------------------------------               --------------------
                                                                                      Loss          NIT
                                              Net                                    Provis.       After     Loan         R.E.
                                             Income    Income    Expense      NIT    on IEA       Provis.    Fees         Oper.
                                             ------    ------    -------      ---    ------      ---------   ----         -----
Mutual Savings Bank
-------------------
  March 31, 2000                             -0.04      6.65       4.19       2.46       0.04       2.42      0.07         0.00

All Public Companies                          0.85      7.09       3.88       3.21       0.11       3.10      0.11         0.01
State of WI                                   0.77      7.13       4.46       2.68       0.07       2.61      0.11         0.00
Comparable Group Average                      1.06      6.91       3.65       3.26       0.13       3.13      0.21         0.01
  Florida Companies                           0.64      6.87       4.08       2.80       0.06       2.73      0.00         0.01
  Mid-Atlantic Companies                      0.96      6.95       3.55       3.41       0.13       3.27      0.07         0.00
  New England Companies                       1.71      6.93       3.15       3.78       0.27       3.51      0.85         0.03
  Other Comparable Companies                  1.09      6.75       4.33       2.42       0.01       2.41      0.02         0.00


Comparable Group
----------------

Florida Companies
-----------------
FFFL Fidelity Bcsh MHC of FL (45.5)(1)        0.55      6.68       4.35       2.33       0.03       2.30      0.00         0.01
FFBK FloridaFirst MHC of FL (47.0)            0.74      7.07       3.80       3.27       0.10       3.17      0.00         0.00

Mid Atlantic Companies
----------------------
FNFG First Niagara MHC of NY (41.2)           1.11      6.66       3.57       3.09       0.12       2.97      0.09        -0.01
HCBK Hudson Cty Bcp MHC of NJ (47.0)          1.33      6.59       3.65       2.94       0.03       2.91      0.00         0.00
MWSB Northwest Bcrp MHC of PA (27.7)          0.78      7.21       3.97       3.24       0.12       3.12      0.20        -0.02
PBCP Provident Bncp MHC of NY (46.7)          0.62      6.94       2.95       4.00       0.22       2.78      0.07         0.01
WGBC Willow Grv Bcp MHC of PA (45.3)          0.95      7.37       3.61       3.76       0.17       3.59      0.01         0.00

Mid-West Companies
------------------
CFFN Capitol Fincl MHC of KS (41.2)           1.09      6.75       4.33       2.42       0.01       2.41      0.02         0.00

New England Companies
---------------------
BAKL Brookline Bncp MHC of MA (46.0)          2.34      7.28       3.04       4.24       0.05       4.19      0.00         0.07
PBCT Peoples Bank, MHC of CT (40.3)           1.07      6.59       3.27       3.33       0.49       2.83      1.70        -0.02



                                                                                       G&A/Other Exp.              Non-Op. Items
                                                                                    ---------------------       ------------------
                                                                        Total
                                                          Other         Other        G&A          Goodwill        Net       Extrao.
                                                          Income        Income      Expense        Amort.        Gains      Items
                                                          ------        ------      -------        ------        -----      -----
Mutual Savings Bank
-------------------
  March 31, 2000                                          0.37          0.44         1.87           0.80          0.02       0.00

All Public Companies                                      0.39          0.51         2.31           0.03          0.02       0.00
State of WI                                               0.52          0.63         1.97           0.04         -0.04       0.00
Comparable Group Average                                  0.43          0.64         2.16           0.07          0.10       0.00
  Florida Companies                                       0.39          0.39         2.28           0.01          0.16       0.00
  Mid-Atlantic Companies                                  0.44          0.51         2.20           0.11          0.01       0.00
  New England Companies                                   0.55          1.43         2.57           0.05          0.31       0.00
  Other Comparable Companies                              0.19          0.00         0.87           0.00          0.00       0.00


Comparable Group
----------------

Florida Companies
-----------------
FFFL Fidelity Bcsh MHC of FL (45.5)(1)                    0.45          0.46         2.19           0.02          0.33       0.00
FFBK FloridaFirst MHC of FL (47.0)                        0.32          0.32         2.37           0.00          0.00       0.00

Mid Atlantic Companies
----------------------
FNFG First Niagara MHC of NY (41.2)                       1.54          1.63         2.85           0.09          0.04       0.00
HCBK Hudson Cty Bcp MHC of NJ (47.0)                      0.06          0.06         0.83           0.01          0.00       0.00
MWSB Northwest Bcrp MHC of PA (27.7)                      0.10          0.28         2.07           0.17          0.00       0.00
PBCP Provident Bncp MHC of NY (46.7)                      0.32          0.40         3.04           0.21          0.00       0.00
WGBC Willow Grv Bcp MHC of PA (45.3)                      0.20          0.21         2.23           0.08          0.00       0.00

Mid-West Companies
------------------
CFFN Capitol Fincl MHC of KS (41.2)                       0.19          0.21         0.87           0.00          0.00       0.00

New England Companies
---------------------
BAKL Brookline Bncp MHC of MA (46.0)                      0.11          0.19         1.17           0.00          0.41       0.00
PBCT Peoples Bank, MHC of CT (40.3)                       0.99          2.67         3.97           0.09          0.20       0.00






                                                             Yields, Costs, and Spreads
                                                             --------------------------
                                                                                                    MEMO:        MEMO:
                                                         Yield          Cost        Yld-Cost        Assets/      Effective
                                                       On Assets      Of Funds      Spread          FTE Emp.     Tax Rate
                                                       ---------      --------      ------          --------     --------
Mutual Savings Bank
-------------------
  March 31, 2000                                          6.85          4.61         2.24            3,338          NM

All Public Companies                                      7.31          4.45         2.87            4,505       35.16
State of WI                                               7.40          4.83         2.57            4,834       35.26
Comparable Group Average                                  7.15          4.30         2.85            4,502       35.43
  Florida Companies                                       7.11          4.60         2.51               NM       36.31
  Mid-Atlantic Companies                                  7.39          4.12         3.08            3,067       34.86
  New England Companies                                   7.26          4.03         3.23            2,730       34.80
  Other Comparable Companies                              6.81          5.19         1.63           10,580       37.81


Comparable Group
----------------

Florida Companies
-----------------
FFFL Fidelity Bcsh MHC of FL (45.5)(1)                    6.96          4.75         2.22               NM       38.34
FFBK FloridaFirst MHC of FL (47.0)                        7.26          4.45         2.81               NM       34.28

Mid Atlantic Companies
----------------------
FNFG First Niagara MHC of NY (41.2)                       7.09          4.26         2.83            2,736       34.85
HCBK Hudson Cty Bcp MHC of NJ (47.0)                      6.68          4.33         2.36               NM       37.25
MWSB Northwest Bcrp MHC of PA (27.7)                      7.48          4.33         3.15            2,921       32.97
PBCP Provident Bncp MHC of NY (46.7)                      7.15          3.52         3.63               NM       32.92
WGBC Willow Grv Bcp MHC of PA (45.3)                      7.57          4.15         3.41            3,544       36.32

Mid-West Companies
------------------
CFFN Capitol Fincl MHC of KS (41.2)                       6.81          5.19         1.63           10,580       37.81

New England Companies
---------------------
BAKL Brookline Bncp MHC of MA (46.0)                      7.38          4.46         2.92               NM       35.25
PBCT Peoples Bank, MHC of CT (40.3)                       7.13          3.60         3.53            2,730       34.34


(1) Financial information is for the quarter ending December 31, 1999.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.



Copyright (c) 1999 by RP Financial, LC.

RP Financial, LC.
Page 3.12


going forward. The Bank's lower operating expense to average asset ratio, excluding goodwill amortization was achieved despite maintaining a comparatively higher number of employees for its asset size. Assets per full time equivalent employee equaled $3.3 million for the Bank, versus a comparable measure of $4.5 million for the Peer Group. The Bank's staffing level includes First Northern employees, which will all be retained following the merger. On a post-offering basis, the Bank's operating expenses can be expected to increase with the addition of stock benefit plans, with such expenses already impacting the Peer Group's operating expenses.

     When viewed together, net interest income and operating expenses provide considerable insight into a thrift's earnings strength, since those sources of income and expenses are typically the most prominent components of earnings and are generally more predictable than losses and gains realized from the sale of assets or other non-recurring activities. In this regard, as measured by their expense coverage ratios (net interest income divided by operating expenses), the Bank's earnings strength was less than the Peer Group's. Expense coverage ratios posted by Mutual Savings and the Peer Group equaled 1.19x and 1.46x, respectively. The calculation of Mutual Savings' expense coverage ratio excludes the goodwill amortization expense resulting from the revaluation adjustment to intangibles, which equaled 0.61 percent of average assets. An expense coverage ratio of greater than 1.0x indicates that an institution is able to sustain pre-tax profitability without having to rely on non-interest sources of income.

     Sources of non-interest operating income were a slightly larger contributor to the Peer Group's earnings, with such income amounting to 0.44 percent and
0.64 percent of Mutual Savings' and the Peer Group's average assets, respectively. The Bank's lower level of non-interest operating income is reflective of a traditional thrift operating strategy, which provides for limited diversification into areas that generate non-interest operating income. Taking non-interest operating income into account in comparing the Bank's and the Peer Group's earnings, Mutual Savings' efficiency ratio (operating expenses, net of amortization of intangibles, as a percent of the sum of non-interest operating income and net interest income) of 64.5 percent was less favorable than the Peer Group's efficiency ratio of 55.4 percent.

     Loan loss provisions had a slightly larger impact on the Peer Group's earnings, amounting to 0.13 percent and 0.04 percent of average assets for the Peer Group and Mutual

RP Financial, LC.
Page 3.13

Savings, respectively. Overall, the level of loan loss provisions established by the Bank and the Peer Group were reflective of low credit risk operating strategies, which, in turn, supported the maintenance of generally favorable credit quality measures by the Bank and the Peer Group.

     Net gains realized from the sale of investments and loans were a minor contributor to the Bank's and the Peer Group's earnings, with such gains amounting to 0.02 percent and 0.10 percent of average assets for Mutual Savings and the Peer Group, respectively. Given the generally non-recurring nature of gains and losses resulting from the sale of loans and investments, the net gains reflected in Bank's and the Peer Group's earnings will be discounted in evaluating the relative strengths and weaknesses of their respective earnings. Extraordinary items were not a factor in either the Bank's or the Peer Group's earnings.

     As the result of the net loss recorded for the most recent twelve month period, the Bank's effective tax rate was not meaningful. Going forward, the Bank's effective tax rate is expected to be comparable to the Peer Group's effective tax rate of 35.6 percent.


Loan Composition

     Table 3.4 presents data related to the loan composition of Mutual Savings and the Peer Group, with Mutual Savings' ratios including the pro forma impact of the First Northern merger. The Bank's loan portfolio composition reflected a higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (66.8 percent versus 59.3 percent for the Peer Group). The Bank's higher ratio was the result of maintaining slightly higher concentrations of both 1-4 family loans and mortgage-backed securities. Loans serviced for others equaled 18.7 percent and 2.0 percent of the Bank's and the Peer Group's assets, respectively, thereby representing a potentially greater source of non-interest income for the Bank. Loan servicing intangibles were not a significant balance sheet item for either the Bank or the Peer Group.

     Diversification into higher risk types of lending was fairly comparable for the Bank and the Peer Group. Consumer loans represented the most significant area of diversification for the Bank (15.6 percent of assets), followed by commercial real estate/multi-family loans (6.5 percent of assets). The Peer Group's lending diversification consisted primarily of commercial real

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700

                                   Table 3.4
               Loan Portfolio Composition and Related Information
                        Comparable Institution Analysis
                              As of March 31, 2000



                                        Portfolio Composition as a Percent Assets
                                --------------------------------------------------------------
                                          1-4      Constr.     5+ Unit    Commerc.                RWA/     Serviced   Servicing
Institution                     MBS      Family    & Land     Comm  RE    Business    Consumer    Assets  For Others    Assets
-----------                     ---      ------    ------     --------    --------    --------    ------  ----------    ------
                                (%)        (%)       (%)         (%)         (%)         (%)       (%)      ($000)      ($000)
Mutual Savings Bank             18.96     47.81      2.68        6.45         1.82      15.57     56.99     482,464      1,887

All Public Companies            10.83     44.64      3.64       11.34         4.88       3.01     58.12     660,123     10,291
State of WI                      8.20     40.87      4.60       20.44         6.64       1.66     62.28   1,028,672      8,310
Comparable Group Average        15.94     43.37      1.95       12.10         5.92       2.86     59.29      71,875         54

Comparable Group
----------------

BRKL  Brookline Bncp
      MHC of MA (46.0)           5.21     10.82      1.88       54.11         0.22       4.32        NA           0          0
CFFN  Capitol Fincl
      MHC of KS (41.2)          30.95     57.74      0.49        0.54         0.95       0.00     42.60     370,103          0
FFFL  Fidelity Bcsh
      MHC of FL (45.5)(1)       19.56     48.80      5.47        4.80         3.47       5.31     51.24           0          0
FNFG  First Niagara
      MHC of NY (41.2)          21.61     36.25      0.16       12.09         5.29       1.05     59.54     138,463        184
FFBK  FloridaFirst
      MHC of FL (47.0)           8.73     50.92      4.71        5.06        13.69       0.36     62.16           0          0
HCBK  Hudson Cty Bcp
      MHC of NJ (47.0)          35.28     48.84      0.00        0.07         0.02       0.00        NA           0          0
NWSB  Northwest Bcrp
      MHC of PA (27.7)          12.70     59.94      0.06        5.34         7.37       1.35     54.02      64,656          0
PBCT  Peoples Bank,
      MHC of CT (40.3)           8.49     26.44      2.55       10.23        17.62       9.00     84.61      82,994        200
PBCP  Provident Bncp
      MHC of NY (46.7)          11.68     40.71      2.46       13.46         7.93       4.04     59.27           0          0
WGBC  Willow Grv Bcp
      MHC of PA (45.3)           5.19     53.21      1.65       15.29         2.66       3.17     60.91      62,529        152

(1)  Financial information is for the quarter ending December 31, 1999.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1999 by RP Financial, LC.

RP Financial, LC.
Page 3.15



estate/multi-family loans (12.1 percent of assets), followed by commercial business loans (5.9 percent of assets). Construction/land loans and commercial business loans were relatively minor areas of lending diversification for Mutual Savings, with such loans equaling 2.7 percent and 1.8 percent of assets, respectively. Construction/land loans also represented a minor area of lending diversification for the Peer Group, equaling 2.0 percent of assets. The Bank's higher concentration of lower risk weighted MBS and 1-4 family permanent mortgage loans translated into a slightly lower risk weighted assets-to-assets ratio of 57.0 percent, versus a comparable ratio of 59.3 percent maintained by the Peer Group.


Interest Rate Risk

     Table 3.5 reflects various key ratios highlighting the relative interest rate risk exposure of the Bank versus the Peer Group companies. The Bank's ratios for "Balance Sheet Measures" reflect the pro forma impact of the First Northern merger. The "Quarterly Change In Net Interest Income" figures reflect Mutual Savings' and First Northern's measures on a stand alone basis, due to the absence of data for the merged entity and such figures are considered to be more indicative of the Bank's and First Northern's interest rate risk policies than the merged figures on a historical basis, particularly since FNSB will be maintained as a separate subsidiary of the Holding Company following the merger.

     In terms of balance sheet composition, Mutual Savings' interest rate risk characteristics were considered to be less favorable than the Peer Group's. Most notably, Mutual Savings' lower tangible capital position and lower IEA/IBL ratio indicate a greater dependence on the yield-cost spread to sustain the net interest margin. Likewise, the Peer Group's lower level of non-interest earning assets represented a positive consideration in terms of capacity to generate interest income. On a pro forma basis, the infusion of stock proceeds should serve to narrow the gap between the Bank's and the Peer Group's ratios, although the Peer Group's current ratios will remain more favorable than the Bank's pro forma ratios.

     To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Mutual Savings, First Northern and the Peer Group. In general, the relative fluctuations in the Bank's, First Northern's

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700



                                                             Table 3.5
                                   Interest Rate Risk Measures and Net Interest Income Volatility
                                                  Comparable Institution Analysis
----------------------------------------------------------------------------------------------------------------------------------
                                         As of March 31, 2000 or Most Recent Date Available

                                             Balance Sheet Measures
                                            -----------------------
                                                          Non-Earn.             Quarterly Change in Net Interest Income
                                            Equity/  IEA/   Assets/  -------------------------------------------------------------
Institution                                 Assets   IBL     Assets  03/31/00  12/31/99  09/30/99  06/30/99  3/31/99   12/31/98
-----------                                 ------ ------- --------  --------  --------  --------  --------  --------  --------
                                              (%)     (%)     (%)    (change in net interest income is annualized in basis points)

Mutual Savings Bank                           5.7     103.7     5.9     16        15        10        8       -13         14
First Northern Cap. Corp of WI                                         -17       -14       -12        3        -4          8

All Public Companies                         10.6     110.2     3.9     -5        -4        -0        4         2         -0
State of WI                                   5.9     104.1     3.5    -10        -2        -9       13         3          3
Comparable Group Average                     11.9     112.7     3.6     -0        -7         2        9         9        -11

Comparable Group
----------------

BRKL  Brookline Bncp MHC of MA (46.0)        29.7     142.2     1.9     14        -3        17       -7        -9        -31
CFFN  Capitol Fincl MHC of KS  (41.2)        13.3     115.5     0.9    -13       -12        -5       17        NA         NA
FFFL  Fidelity Bcsh MHC of FL  (45.5) (1)     4.7     103.8     4.4     NA         8         9       11         9        -17
FNFG  First Niagara MHC of NY  (41.2)        11.5     109.4     6.8     -3        -9        -1        4        -8          1
FFBK  FloridaFirst MHC of FL   (47.0)        10.7     109.3     3.3    -12       -20        -3       40        NA         NA
HCBK  Hudson Cty Bcp MHC of NJ (47.0)        16.5     119.0     1.5     -8        -0        24       -3        NA         NA
NWSB  Northwest Bcrp MHC of PA (27.7)         5.6     104.8     3.7     15         2       -14        8        14        -12
PBCT  Peoples Bank, MHC of CT  (40.3)         6.3     101.2     8.2     15       -17        12       -8        24          6
PBCP  Provident Bncp MHC of NY (46.7)        10.1     111.4     3.1     -2        -2       -14        6         8          5
WGBC  Willow Grv Bcp MHC of PA (45.3)        10.3     110.7     2.5     -7       -12        -3       20        23        -20

(1) Financial information is for the quarter ending December 31, 1999. NA=Change is greater than 100 basis points during the quarter.


Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1999 by RP Financial, LC.

RP Financial, LC.
Page 3.17


and the Peer Group's net interest income to average assets ratios were considered to be fairly limited and, thus, based on the interest rate environment that prevailed during the period covered in Table 3.5, Mutual Savings, First Northern or the Peer Group were viewed as having relatively limited interest rate risk exposure in their respective net interest margins.


Credit Risk

     Overall, both the Bank's and the Peer Group's credit quality measures were considered to be representative of limited credit risk exposure. Mutual Savings' ratios in Table 3.6 include the pro forma impact of the First Northern merger. As shown in Table 3.6, Mutual Savings' ratio of non-performing assets and accruing loans that are more than 90 days past due as a percent of assets approximated the comparable Peer Group ratio (0.27 percent versus of 0.26 percent for the Peer Group). Comparatively, Mutual Savings' non-performing loans-to-loans ratio, which does not include accruing loans that are more than 90 days past due, was lower than the Peer Group's ratio (0.15 percent versus
0.35 percent for the Peer Group). Loss reserve ratios were generally stronger for the Peer Group, as the Peer Group maintained a higher level of loss reserves as a percent of non-performing assets and accruing loans that are more than 90 days past due (207.5 percent versus 156.4 percent for the Bank) and a higher level of reserves as a percent of loans (0.90 percent versus 0.59 percent for the Bank). Net loan charge-offs were not a material factor for either the Bank or the Peer Group during the period covered in Table 3.6.

Summary

     Based on the above analysis, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Mutual Savings. Such general characteristics as asset size, capital position, interest-earning asset composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint. Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700


                                   Table 3.6
                  Credit Risk Measures and Related Information
                        Comparable Institution Analysis
               As of March 31, 2000 or Most Recent Date Available


                                                              NPAs &
                                                REO/          90+Del/       NPLs/           Rsrves/
Institution                                    Assets         Assets        Loans            Loans
-----------                                    ------         ------        -----            -----
                                                 (%)            (%)          (%)              (%)

Mutual Savings Bank                             0.12            0.27         0.15             0.59


All Public Companies                            0.26            0.50         0.59             0.87
State of WI                                     0.64            0.27         0.26             0.79
Comparable Group Average                        0.03            0.26         0.34             0.90


Comparable Group
----------------

BRKL Brookline Bncp MHC of MA (46.0)            0.08            0.08           NA             2.10
CFFN Capitol Fincl MHC of KS (41.2)             0.01            0.08         0.11             0.10
FFFL Fidelity Bcsh MHC of FL (45.5)(1)          0.02              NA           NA             0.31
FNFG First Niagara MHC of NY (41.2)             0.03            0.15         0.21             0.97
FFBK FloridaFirst MHC of FL (47.0)              0.02              NA         0.06             0.72
HCBK Hudson Cty Bcp MHC of NJ (47.0)            0.01            0.18         0.28             0.46
NWSB Northwest Bcrp MHC of PA (27.7)            0.06            0.45         0.52             0.71
PBCT Peoples Bank, MHC of CT (40.3)             0.06            0.42         0.64             1.61
PBCP Provident Bncp MHC of NY (46.7)            0.02            0.48         0.67             1.20
WGBC Willow Grv Bcp MHC of PA (45.3)            0.00            0.21         0.24             0.86



                                                                   Rsrves/
                                                     Rsrves/       NPAs &        Net Loan       NLCs/
Institution                                           NPLs         90+Del        Chargoffs      Loans
-----------                                          -------       -------       ---------      -----
                                                       (%)           (%)           ($000)        (%)
Mutual Savings Bank                                   388.78        156.36          282          0.02


All Public Companies                                  261.38        206.36          260          0.08
State of WI                                           479.13        279.54          196          0.06
Comparable Group Average                              236.00        207.49           85          0.03


Comparable Group
----------------

BRKL Brookline Bncp MHC of MA (46.0)                      NA            NA            0          0.00
CFFN Capitol Fincl MHC of KS (41.2)                    91.95         77.79            1          0.00
FFFL Fidelity Bcsh MHC of FL (45.5)(1)                    NA            NA           45          0.02
FNFG First Niagara MHC of NY (41.2)                   469.93        392.78           76          0.03
FFBK FloridaFirst MHC of FL (47.0)                        NA            NA           53          0.05
HCBK Hudson Cty Bcp MHC of NJ (47.0)                  164.88        130.47            0          0.00
NWSB Northwest Bcrp MHC of PA (27.7)                  135.15        116.33          500          0.08
PBCT Peoples Bank, MHC of CT (40.3)                   250.60        232.82          NM            NM
PBCP Provident Bncp MHC of NY (46.7)                  179.23        171.32           88          0.06
WGBC Willow Grv Bcp MHC of PA (45.3)                  360.24        330.93            1          0.00


(1) Financial information is for the quarter ending December 31, 1999.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.



Copyright (c) 1999 by RP Financial, LC.

RP Financial, LC.
Page 4.1
                             IV. VALUATION ANALYSIS


Introduction

     This chapter presents the valuation analysis and methodology used to determine Mutual Savings' estimated pro forma market value for purposes of pricing the minority stock. The valuation incorporates the appraisal methodology promulgated by the OTS and adopted in practice by the FDIC and the Division for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Bank and the Peer Group, and determination of the Bank's pro forma market value utilizing the market value approach.

Appraisal Guidelines

     The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, specify the market value methodology for estimating the pro forma market value of an institution. The FDIC, state banking agencies and other Federal agencies have endorsed the OTS appraisal guidelines as the appropriate guidelines involving mutual-to-stock conversions. As previously noted, the appraisal guidelines for MHC offerings is somewhat different, particularly in the Peer Group selection process. Specifically, the regulatory agencies have indicated that the Peer Group should be based on the pro forma fully-converted pricing characteristics of publicly-traded MHCs, rather than on already fully-converted publicly-traded stock thrifts, given the unique differences in stock pricing of MHCs and fully-converted stock thrifts. Pursuant to this methodology: (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) the pro forma market value of the subject company is determined based on the market pricing of the peer group, subject to certain valuation adjustments based on key differences. In addition, the pricing characteristics of recent conversions and MHC offerings must be considered.

RP Financial, L.C.
Page 4.2


RP Financial Approach to the Valuation

     The valuation analysis herein complies with such regulatory approval guidelines. Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Chapter III, which constitutes "fundamental analysis" techniques. Additionally, the valuation incorporates a "technical analysis" of recently completed conversions and stock offerings of comparable MHCs, including closing pricing and aftermarket trading of such offerings. It should be noted that these valuation analyses, based on either the Peer Group or the recent conversions and MHC transactions, cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a stock on a given day.

     The pro forma market value determined herein is a preliminary value for the Bank's to-be-issued stock. Throughout the MHC process, RP Financial will: (1) review changes in the Bank's and First Northern's operations and financial condition; (2) monitor the Bank's and First Northern's operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift stocks; and (4) monitor pending MHC offerings, and to a lesser extent, conversion offerings, both regionally and nationally. If material changes should occur prior to closing the offering, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any. RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.


     The appraised value determined herein is based on the current market and operating environment for the Bank, First Northern and for all thrifts. Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Mutual Savings' value, the market value of the stocks of public MHC institutions, or Mutual Savings' value alone. To the extent a change in factors impacting the Bank's value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into its analysis.

RP Financial, L.C.
Page 4.3


Valuation Analysis

     A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III. The following sections summarize the key differences between the Bank and the Peer Group, incorporating the First Northern merger, and how those differences affect the pro forma valuation. Emphasis is placed on the specific strengths and weaknesses of the Bank relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform. We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of Mutual Savings coming to market at this time.


1.   Financial Condition

     The financial condition of an institution is an important determinant in pro forma market value, because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness. The similarities and differences in the Bank's and the Peer Group's financial strength are noted as follows:

     - Overall A/L Composition. Loans funded by retail deposits were the primary components of both Mutual Savings' and the Peer Group's balance sheets. The Bank's interest-earning asset composition exhibited a slightly higher concentration of loans, while diversification into higher risk and higher yielding types of loans was fairly comparable for the Bank and the Peer Group. The Bank's higher concentration of 1-4 family permanent mortgage loans and mortgage-backed securities translated into a lower risk weighted assets-to-assets ratio than maintained by the Peer Group. Mutual Savings' funding composition reflected higher levels of deposits and borrowings than the comparable Peer Group ratios. Overall, as a percent of assets, the Bank maintained a lower level of interest-earning assets and a higher level of interest-bearing liabilities, which resulted in a higher IEA/IBL ratio for the Peer Group. Mutual Savings' lower level of interest-earning assets was primarily attributable to the goodwill that will result from the acquisition of First Northern, a factor that will continue to negatively impact the Bank's level of interest-earning assets for an extended period of time. The infusion of stock proceeds should serve to increase the Bank's IEA/IBL ratio, although the Peer Group's current IEA/IBL ratio should continue to exceed the Bank's pro form ratio. For valuation purposes, RP

RP Financial, L.C.
Page 4.4


          Financial concluded a slight downward adjustment was warranted for the Bank's overall asset/liability composition.

     - Credit Quality. Both the Bank's and the Peer Group's credit quality measures were indicative of fairly limited credit risk exposure. The Bank and the Peer Group maintained similar non-performing assets-to-assets ratios, while the Peer Group maintained higher loss reserves as a percent of non-performing assets and loans receivable. Mutual Savings' lower risk weighted assets-to-assets ratio implies a lower degree of credit risk associated with the Bank's asset composition compared to the Peer Group's. Overall, in comparison to the Peer Group, the Bank's measures tended to imply a similar degree of credit exposure and, thus, RP Financial concluded that no adjustment was warranted for the Bank's credit quality.

     - Balance Sheet Liquidity. The Bank operated with a lower level of cash and investment securities relative to the Peer Group (21.5 percent of assets versus 28.9 percent for the Peer Group). Following the infusion of stock proceeds, the Bank's cash and investments ratio is expected to increase as the proceeds retained by the Holding Company are anticipated to be initially deployed into investments. Mutual Savings' future borrowing capacity was considered to be comparable to the Peer Group's, based on the similar level of borrowings currently maintained by the Bank and the Peer Group. Overall, balance sheet liquidity for the Bank was considered to be comparable to the Peer Group and, thus, RP Financial concluded that no adjustment was warranted for the Bank's balance sheet liquidity.

     - Funding Liabilities. Retail deposits served as the primary interest-bearing source of funds for the Bank and the Peer Group and borrowings were utilized to a similar degree by the Peer Group. The Bank's overall funding composition provided for a higher cost of funds than maintained by the Peer Group. In total, the Bank maintained a higher level of interest-bearing liabilities than the Peer Group. Following the stock offering, the infusion of stock proceeds can be expected to support an increase in the Bank's capital ratio and a resulting decline in the ratio of interest-bearing liabilities maintained as a percent of assets, although the Bank's pro forma ratio will continue to exceed the current level of interest-bearing liabilities maintained by the Peer Group. Overall, RP Financial concluded that a slight downward adjustment was warranted for Mutual Savings' funding composition.

     - Capital. The Bank operates with a lower pre-conversion capital ratio than the Peer Group, particularly on a tangible capital basis after factoring in the goodwill that will result from the First Northern merger. After factoring in stock proceeds, the Bank's tangible capital position will remain lower than the Peer Group's ratio. The Bank's lower capital position implies more limited leverage capacity, a greater dependence on interest-bearing liabilities to fund assets and a lower

RP Financial, L.C.
Page 4.5


          capacity to absorb unanticipated losses. Overall, RP Financial concluded that a slight downward adjustment was warranted for the Bank's capital position.

     On balance, Mutual Savings' balance sheet strength was considered to be less favorable than Peer Group's, as implied by the Bank's less favorable funding composition, capital strength and overall asset/liability composition. Accordingly, we concluded that a slight downward valuation adjustment was warranted for the Bank's financial strength.


2.   Profitability, Growth and Viability of Earnings

     Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution's earnings stream and the prospects and ability to generate future earnings heavily influence the multiple the investment community will pay for earnings. The major factors considered in the valuation are described below.

     - Reported Earnings. The Bank recorded lower earnings on a ROAA basis (negative 0.04 percent of average assets versus 1.06 percent for the Peer Group). The net loss posted by the Bank was attributable to a revaluation adjustment to intangibles, which is not considered to be part of the Bank's ongoing earnings. Net of the revaluation adjustment, which approximated 0.53 percent of average assets on an after-tax basis, the Peer Group's reported earnings remained higher than the Bank's. A higher net interest margin and a higher level of non-interest operating income largely accounted for the Peer Group's higher reported earnings. Lower operating expenses, net of the revaluation adjustment and lower loss provisions represented earnings advantages for the Bank. Reinvestment of stock proceeds into interest-earning assets will serve to increase the Bank's earnings, with the benefit of reinvesting proceeds expected to be somewhat offset by higher operating expenses associated with the implementation of the stock benefit plans. Overall, net of the revaluation adjustment, the Peer Group's higher reported earnings were considered to be representative of the Peer Group's superior earnings strength and, thus, Mutual Savings' lower reported earnings warranted a slight downward adjustment for valuation purposes.

     - Core Earnings. Except for the Bank's revaluation adjustment for intangibles, both the Bank's and the Peer Group's earnings were derived largely from recurring sources, including net interest income, operating expenses, and non-interest operating income. In these measures, the Bank operated with a lower net interest margin, a lower operating expense ratio (excluding the revaluation adjustment) and a lower level of non-interest operating income. The Bank's lower net interest margin and lower level of operating expenses translated into a lower expense coverage ratio (1.19x versus 1.46x for the Peer Group). Likewise, due to the

RP Financial, L.C.
Page 4.6


          Bank's lower net interest margin, as well as lower level of non-interest operating income, the Peer Group's efficiency ratio was more favorable than the Bank's (55.4 percent versus 64.5 percent for the Bank). Loss provisions had a slightly larger impact on the Peer Group's earnings, although loss provisions established by both the Bank and the Peer Group were considered to be limited and indicative of favorable credit quality measures. Overall, these measures, as well as the expected earnings benefits the Bank should realized from the redeployment of stock proceeds into interest-earning assets, which will somewhat be negated by expenses associated with the stock benefit plans indicated that Mutual Savings' core earnings were not as strong as the Peer Group's and a moderate downward adjustment was warranted for the Bank's core earnings.

     - Interest Rate Risk. Quarterly changes in the Bank's, First Northern's and the Peer Group's net interest income to average assets ratios indicated a similar degree of interest rate risk exposure in their respective net interest margins, as the Bank's, First Northern's and the Peer Group's net interest margins exhibited fairly limited quarterly fluctuations during the period analyzed. Other measures of interest rate risk, such as capital ratios, IEA/IBL ratios, and the level of non-interest earning assets-to-total assets were more favorable for the Peer Group, thereby indicating a lower dependence on the yield-cost spread to sustain net interest income. On a pro forma basis, the Bank's capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds, but will remain below the Peer Group's ratios. The Bank's less favorable pro forma balance sheet ratios largely can be attributed to the goodwill that will result from the First Northern merger. Accordingly, RP Financial concluded that the Bank's interest rate risk exposure on a pro forma basis was greater than the Peer Group's and a slight downward adjustment was warranted for valuation purposes.

     - Credit Risk. Loan loss provisions were a slightly larger factor in the Peer Group's earnings, but were not considered to be significant for either the Bank or the Peer Group. In terms of future exposure to credit quality related losses, both the Bank's and the Peer Group's operating strategies and credit quality measures indicated relatively limited credit risk exposure. Lending diversification into higher risk types of loans was comparable for the Bank and the Peer Group. The Bank's and the Peer Group's credit quality measures indicated a comparable level of non-performing assets and slightly stronger reserve coverage ratios maintained by the Peer Group. Overall, RP Financial concluded that no adjustment was warranted for this factor.

     - Earnings Growth Potential. Several factors were considered in assessing earnings growth potential. First, excluding growth resulting from the First Northern merger, the Bank's recent historical growth has been less than the Peer Group's. Second, following the infusion of stock proceeds, the Bank's earnings growth potential with respect to leverage capacity will remain less than the Peer Group's. Third, the expansion of the Bank's market area resulting from the First Northern merger is expected to enhance retail growth opportunities for the Bank. Lastly,

RP Financial, L.C.
Page 4.7

          earnings growth will be somewhat impaired by the earnings drag associated with the expense of the goodwill amortization resulting from the First Northern merger. Overall, the Bank's earnings growth potential appears to be less favorable than the Peer Group's, and, thus, we concluded that a slight downward adjustment was warranted for this factor.

     - Return on Equity. The Bank's return on equity will be below the comparable averages for the Peer Group and the industry, owing to Mutual Savings' lower pro forma core earnings. In view of the lower capital growth rate that will be imposed by Mutual Savings' lower ROE, we concluded that a slight downward adjustment was warranted for the Bank's ROE.

     Overall, in light of the Bank's less favorable reported and core earnings, less favorable earnings growth potential and expected lower return on equity, RP Financial concluded that a slight downward valuation adjustment was warranted for the Bank's profitability, growth and viability of earnings.


3.   Asset Growth

     As the result of the First Northern merger, Mutual Savings' asset growth was stronger than the Peer Group's. However, exclusive of the acquisition, the Peer Group's asset growth was stronger than the Bank's. On a pro forma basis, the Bank's tangible equity-to-assets ratio will remain lower than the Peer Group's ratio, indicating greater leverage capacity for the Peer Group. At the same time, the expansion of the Bank's market area and customer base provided by the First Northern may serve to enhance growth opportunities for Mutual Savings. On balance, we believe a slight downward adjustment was warranted for this factor.


4.   Primary Market Area

     The general condition of an institution's market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market served. The statewide markets served by Mutual Savings' and First Northern include a mixture of rural, suburban, and urban markets, which have exhibited varied growth characteristics as measured by population and household growth. Given the statewide presence of the branch network, the primary market area has a fairly diversified economy, which has prospered in recent years in connection with the national expansion. Demographic growth has been stronger in the

RP Financial, L.C.
Page 4.8


markets served by First Northern, as the urban Milwaukee market served by Mutual Savings experienced a decline in population during the 1990s. Competition faced by the Bank for deposits and loans is significant, which includes other locally based thrifts, as well as regional and super regional banks that are based in Milwaukee or Chicago.

     Overall, the markets served by the Peer Group companies were viewed as having favorable growth characteristics. The primary markets served by the Peer Group companies have on average experienced an increase in population during the 1990s and population growth in those markets is projected to continue to increase, on average, over the next five years. Most of the Peer Group companies serve fairly populous market, with above average income levels. The median deposit market share maintained by the Peer Group companies was higher than the Bank's market share of deposits in Milwaukee County and First Northern's market share of deposits in Brown County. In general, the degree of competition faced by the Peer Group companies was viewed as less than experienced in the Bank's primary market area, particularly with respect to the Milwaukee MSA, while the growth potential of the markets served by the Peer Group companies was viewed as similar to the growth potential provided by Mutual Savings' and First Northern's combined market area. Summary demographic and deposit market share data for the Bank and the Peer Group companies is provided in Exhibit III-3. As shown in Table 4.1, March 2000 unemployment rates for the markets served by the Peer Group companies generally were comparable to the unemployment rates reflected for Milwaukee and Brown Counties. On balance, we concluded that no adjustment was appropriate for the Bank's market area.

RP Financial, L.C.
Page 4.9

                                    Table 4.1
                         Market Area Unemployment Rates
                 Mutual Savings and the Peer Group Companies (1)

                                                                                              March 2000
                                                            County                           Unemployment
                                                            ------                           ------------

         Mutual Savings - WI                                Milwaukee                             4.0%
         First Northern - WI                                Brown                                 2.6

         The Peer Group
         -- ------------
         Brookline Bancorp MHC- MA                          Norfolk                               2.1%
         Capitol Financial MHC - KS                         Shawnee                               3.4
         Fidelity Bancshares MHC -FL                        Palm Beach                            4.2
         FloridaFirst MHC - FL                              Polk                                  4.2
         Hudson City Bancorp - NJ                           Bergen                                3.1
         Niagara Bancorp MHC - NY                           Niagara                               6.2
         Northwest Bancorp MHC - PA                         Warren                                4.6
         Peoples Bank MHC - CT                              Fairfield                             2.2
         Provident Bancorop MHC - NY                        Rockland                              2.8
         Willow Grove Bancorp MHC - PA                      Montgomery                            2.8


         (1) Unemployment rates are not seasonally adjusted.

         Source:  U.S. Bureau of Labor Statistics.



5.   Dividends

     The Holding Company has indicated its intention to pay an annual cash dividend of $0.28 per share, which would provide for a yield of 2.8 percent based on the $10.00 per share initial offering price. However, future declarations of dividends by the Board of Directors will depend upon a number of factors, including investment opportunities, growth objectives, financial condition, profitability, tax considerations, minimum capital requirements, regulatory limitations, stock market characteristics and general economic conditions.

     All 10 of the Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.04 percent to 6.43 percent. The average dividend yield on the stocks of the Peer Group institutions was 3.22 percent as of June 9, 2000, representing an average earnings payout ratio of 15.08 percent (see Table 4.6). As of June 9, 2000, approximately 88 percent of

RP Financial, L.C.
Page 4.10


all publicly-traded thrifts (non-MHC institutions) had adopted cash dividend policies (see Exhibit IV-1) exhibiting an average yield of 3.25 percent and an average payout ratio of 33.16 percent. The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

     Our valuation adjustment for dividends for Mutual Savings as an MHC also considered the regulatory policy with regard to waiver of dividends by the MHC. Under current policy, any waiver of dividends by the MHC may require the minority stockholders' ownership interest to be reduced in a "second step" conversion to reflect the cumulative waived dividend account. Approximately half of the institutions in the Peer Group waive their rights to the dividends. Mutual Savings has indicated that the MHC may likely also waive its right to the dividend, thus minority shareholders would become subject to the dilutive impact of the dividend waiver policy in a subsequent second step conversion.

     The Holding Company's indicated dividend provides for a yield and resulting payout ratio on a core earnings basis that are within the range of comparable yields and payout ratios indicated for the Peer Group and are not considered to be materially different from the comparable Peer Group averages. On balance, we concluded that no adjustment was warranted for purposes of dividends relative to the Peer Group.


6.   Liquidity of the Shares

     The Peer Group is by definition composed of companies that are traded in the public markets, and all of the Peer Group members trade on the NASDAQ system. Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock. The market capitalization of the Peer Group companies, based on the shares issued and outstanding to public shareholders (i.e., excluding the majority ownership interest owned by the respective MHCs) ranged from $20.6 million to $908.1 million as of June 9, 2000, with average and median market values of $231.0 million and $105.2 million, respectively. The shares issued and outstanding to the public shareholders of the Peer Group members ranged from approximately 2.3 million to 54.4 million, with average and median shares outstanding of approximately 16.3 million and 12.1 million, respectively. The

RP Financial, L.C.
Page 4.11


Bank's minority stock offering and issuance of shares to First Northern shareholders is expected to result in shares outstanding that will be similar to the Peer Group median, while Mutual Savings' market capitalization will also be comparable to the Peer Group median. It is anticipated that the Holding Company's stock will be quoted on the NASDAQ National Market System. Overall, we anticipate that the Holding Company's stock will have a comparable trading market as the Peer Group companies on average and, therefore, concluded no adjustment was necessary for this factor.


7.   Marketing of the Issue

     Three separate markets exist for thrift stocks: (1) the after-market for public companies, both fully-converted stock companies and MHCs, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (2) the new issue market in which converting thrifts are evaluated on the basis of the same factors but on a pro forma basis without the benefit of prior operations as a publicly-held company and stock trading history; and (3) the thrift acquisition market. All three of these markets were considered in the valuation of the Bank's to-be-issued stock.

     A.   The Public Market

          The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations. Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts. In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general. Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks. Exhibit IV-3 displays historical stock price indices for thrifts only.

          In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed over the past year:
Signs of strong economic growth provided for an uneven stock market performance through the first half of June 1999. Basic industrial and cyclical stocks advanced on the strength of the expanding economy, while

RP Financial, L.C.
Page 4.12


financial and technology stocks declined on worries that the pace of economic growth would fuel inflation and higher interest rates. Stock market activity was generally sluggish during the second half of June, as investors awaited a signal from the Federal Reserve on the direction of interest rates. At the end of June stocks moved higher, as the market took a positive view of the Federal Reserve's decision to raise the federal funds rate by 0.25 percent and adoption of a neutral stance towards future rate increases. Hopes for favorable second quarter earnings lifted stocks into record territory during early- and mid-July. Despite generally favorable second quarter earnings by the bellwether issues, profit taking and forecasts of slower earnings growth pulled stocks lower during the latter part of July.

          Stocks continued to decline during early-August 1999, reflecting renewed interest rate worries following economic reports which showed rising labor costs and strong employment growth for July. Stocks rebounded during the second half of August, as consumer price data for July indicated that inflation remained in check. The Dow Jones Industrial Average ("DJIA") closed at a record high of 11326.04 on August 25, 1999, reflecting expectations that the second
0.25 percent rate increase by the Federal Reserve would be the last of the year. A falling dollar and fresh economic data which suggested a continuation of inflation pressures reversed the positive trend in stocks at the end of August and into early-September. However, stocks rebounded sharply following the release of August employment data, which indicated that growth in jobs and wages slowed significantly in August.

          Despite generally favorable economic data for August which indicated that inflation remained in check, stocks edged lower through mid-September 1999 on interest rate worries. The downward trend in stocks became more pronounced during the second half of September, which was largely attributed to a slumping dollar combined with uncertainty about interest rates and forthcoming third quarter earnings reports. In early-October, the Federal Reserve's decision to leave rates unchanged, while adopting a bias towards raising rates in the future, provided for a mixed reaction in the stock market. Bank stocks generally fell on expectations of higher interest rates, but technology stocks gained on hopes of strong third quarter earnings. Stocks performed unevenly during mid- and late-October 1999, reflecting the market's day-to-day reaction to varied third quarter earnings results and renewed inflation fears prompted by a sharp jump in wholesale prices. Third quarter GDP data, which indicated that

RP Financial, L.C.
Page 4.13


inflation was under control, served as the basis for an advance in the stock market at the end of October.

          Uncertainty over the outcome of the Federal Reserve's November meeting provided for an overall choppy stock market in early-November 1999, although the rally in technology stocks gained momentum as the NASDAQ moved to a record high. The market reacted favorably to the Federal Reserve's 0.25 percent rate hike in mid-November and adoption of a neutral bias towards future rate increases. Profit taking and reawakened inflation concerns caused by higher oil prices stalled the rally in late-November. Stocks surged higher in early-December 1999, as the November employment report eased inflation worries. Market activity for the balance of December was mixed, with technology stocks significantly outperforming the market in general. The technology weighted NASDAQ closed above the 4000 market in late-December, reflecting expectations of growth in technology sales supported by a resurgent world economy. Comparatively, inflation fears fueled by continuing signs of strong economic growth and higher oil prices provided for a less favorable market for stocks in general at the close of 1999. The overall stock market began the new year with a volatile week of trading, as stocks declined sharply during the beginning of the new year and then recovered strongly at the end of the week. The recovery in the stock market took place despite a December employment report which indicated that the labor market remained tight, thereby increasing the likelihood of a rate increase by the Federal Reserve in early-February.

          Favorable inflation readings indicated for December 1999 producer and consumer prices supported a general advance in the stock market in mid-January 2000. Comparatively, rate worries caused by higher oil prices and the sustained pace of rapid economic growth pulled stocks lower in the second half of January, with the exception of technology stocks which continued to surge higher. Inflation fears caused by fourth quarter data which showed inflation, labor costs and economic growth were all higher than expected prompted a sell-off in substantially all sectors of the stock market, including technology stocks, at the close of January.

          Industrial and financial stocks declined in early-February 2000, following a 0.25 percent rate increase by the Federal Reserve. Comparatively, technology stocks continued to move higher, pushing the NASDAQ Composite Index into record territory. Blue chip stocks

RP Financial, L.C.
Page 4.14


trended lower throughout most of February, reflecting expectations that the Federal Reserve would continue to raise rates to slow down the pace of the economy. Technology stocks remained in favor during February, in anticipation that the strong world economy would translate into higher demand for technology related products and services. Stocks benefited from an unexpected increase in the February unemployment rate in early-March, but the gains were quickly erased by a sharp sell-off prompted by comments from the Federal Reserve and Procter and Gamble's warning of disappointing earnings. The NASDAQ also declined sharply in mid-March, in wake of a global sell-off and a downturn in biotech stocks. Old Economy stocks returned to favor in mid-March on the basis of increasingly attractive fundamentals, as the Dow Jones Industrial Average ("DJIA") posted a two day gain of more than 800 points on March 15th and 16th. A widely anticipated 0.25 percent rate increase by the Federal Reserve did little to slow investor enthusiasm for stocks, as stocks rallied strongly in late-March on prospects of favorable first quarter earnings.

          The stock market continued to fluctuate broadly during early- and mid-April, in particular the technology-weighted NASDAQ, as heightened fears about the long-term viability of Internet-related stocks caused a significant decline in stock pricing. In addition, reports began circulating about a potential breakup of Microsoft into two or three separate companies as a result of the ongoing government litigation, causing this leading investor-owned stock to drop by nearly 50 percent from its all-time high. Continued concerns about rapid economic growth and fears of inflation caused additional worries among investors. On Friday, April 14, 2000, the DJIA fell by 617.78 points, or 5.66 percent, and the NASDAQ declined by 355.49 points, or 9.67 percent. Market prices continued to fluctuate in late-April as various earnings reports by major companies or inflation fears caused the market to increase or decrease markedly on a given day. Expectations that the strong economy would lead the Federal Reserve to boost rates more than normal at its next meeting pressured stocks lower during the first half of May. Following a brief rally in advance of the Federal Reserve meeting, stocks generally declined after the 0.5 rate increase and indications by the Federal Reserve that the fast growing economy probably would prompt another rate increase. Stocks generally edged higher in early-June, as inflation worries lessened on signs that the pace of the economy was slowing. On June 9, 2000, the DJIA closed at 10614.06, an increase of 1.2 percent from one year ago.

RP Financial, L.C.
Page 4.15



          The market for thrift stocks has been mixed during the past twelve months and in general has underperformed the overall stock market. Expectations that strong economic growth would prompt the Federal Reserve to raise interest rates provided for a downward trend in thrift prices during the half of June 1999. Thrift prices recovered modestly in late-June and early-July, as bond prices strengthened after the Federal Reserve adopted a neutral stance towards future interest rate increases. While second quarter earnings were generally favorable for the thrift sector, thrift stocks edged lower in mid-July. Growing concerns of credit quality deterioration was noted as a factor contributing to the pull back in thrift prices, as an increasing number of financial institutions experienced an increase in non-performing assets during the second quarter.

          After trading in a narrow range in late-July 1999, the downturn in thrift stocks became more pronounced in early-August. Higher interest rates prompted by news of stronger than expected job growth in July fueled the decline in thrift prices. Thrift stocks rebounded briefly in mid-August, as the 30-year bond dipped below 6.0 percent on the release of favorable inflation data. However, the unfavorable market for thrift stocks returned in late-August and early-September, reflecting expectations of weak third quarter earnings for financial stocks. Despite generally favorable inflation readings indicated by the August economic data, renewed interest rate concerns translated into further losses in financial stocks through mid-September. Most notably, indexes of bank stocks traded at their lows for the year, highlighting the unfavorable trend in interest rates and the negative impact higher interest rates would have on future earnings. Uneasiness over commercial loan quality deteriorating, particularly if interest rates continued to move higher, furthered the decline in thrift and bank prices during the balance of September.

          Thrift stocks moved higher in early-October 1999 on bargain hunting and sentiment that the Federal Reserve would elect not to raise interest rates. However, the rally in thrift stocks stalled, following the Federal Reserve's adoption of a tightening bias at its early-October meeting. The pullback in thrift prices eased following the passage of financial modernization legislation in late-October, which eliminated barriers for banking and securities firms from fully entering each other businesses. Most of the rise in thrift prices was realized in the larger capitalization issues, reflecting expectations that securities and insurance companies would become buyers of thrift institutions with large customer bases. Comparatively, the

RP Financial, L.C.
Page 4.16


legislation had very little impact, if any, on small-cap thrifts. The rally in thrift issues extended into the first half of November, as interest rate worries lessened on signs of subdued inflation. However, thrift prices moved lower during the second half of November, amid profit taking and higher interest rates.

          Thrift stocks briefly strengthened in early-December 1999, as interest rates declined on news of low inflation data indicated in the November employment report. Fourth quarter profitability concerns cut short the rally in thrift prices in mid-December. After trading in a narrow range for the balance of 1999, thrift stocks followed the general market lower at the beginning of 2000. Financial stocks experienced some of the biggest losses during the new year sell-off, as investors reacted to expectations of higher interest rates. Financial stocks also participated in the end of week recovery exhibited by stocks in general, reflecting sentiment that the financial sector had become oversold.

          After trading in a narrow range through mid-January 2000, interest rate worries pushed thrift stocks lower during the second half of January. Thrift stocks continued their slide in February 2000, as the strong economy and expectations of higher interest rates reduced the attractiveness of financial stocks. Higher delinquency rates reported on commercial loan portfolios further contributed to selling pressure in bank and thrift stocks through mid-March. Beaten down bank and thrift stocks were among the biggest gainers during the rally in Old Economy stocks in mid-March, as highlighted by a two-day increase of 12.9 percent in the SNL Index for all publicly-traded thrifts. The upward trend in financial stocks remained intact following the Federal Reserve's 0.25 percent rate increase in late-March, reflecting optimism that the Federal Reserve's actions would be effective in slowing the economy and the threat of inflation.

          Thrift stocks traded in a narrow range during the first half of April 2000, in anticipation of first quarter earnings and uncertainty over margin pressure caused by higher interest rates. On Friday, April 14, 2000, with the DJIA falling by 617.78 points, or 5.66 percent, and the NASDAQ falling by 355.49 points, or 9.67 percent, thrift stock prices fell by a lower 4.92 percent, based on the SNL Index for all publicly-traded thrifts. Attractive fundamentals supported a recovery in thrift prices during the second half of April, which was followed by a

RP Financial, L.C.
Page 4.17


narrow trading range during the first half of May. Interest rate jitters and profit taking were factors that undercut the rally in thrift prices. The widely anticipated rate hike implemented by the Federal Reserve at its May meeting generally had little impact on thrift prices. Indications of slower economic growth supported an advance in thrift prices during late-May and early-June, although the rally stalled on profit taking and continued uncertainty about further rate increases by the Federal Reserve. On June 9, 2000, the SNL Index for all publicly-traded thrifts closed at 596.1, a decline of 13.5 percent from one year ago. The SNL MHC Index closed at 751.4 on June 9, 2000, reflecting a decline of 3.0 percent from one year ago.

     B.   The New Issue Market

          In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Bank's pro forma market value. The new issue market is separate and distinct from the market for seasoned stock thrifts in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:
(1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials. The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/tangible book ("P/TB") ratio in that the P/TB ratio of a converting thrift will typically result in a discount to tangible book value whereas in the current market for existing thrifts the P/TB ratio often reflects a premium to tangible book value. Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket.

          Similar to the overall market for thrift stocks, converting thrift issues have not been well received by the investment community within the past year. Overall, the less favorable market for thrift stocks has significantly limited conversion activity in recent months. As shown in Table 4.2, only three standard conversion offerings have been completed during the past three months. The average pro forma price/tangible book and core price/earnings ratios of the recent standard conversions equaled 56.5 percent and 13.5 times, respectively.

RP Financial, LC.

                                   TABLE 4.2
                PRICING CHARACTERISTICS AND AFTER-MARKET TRENDS
                RECENT CONVERSIONS COMPLETED (LAST THREE MONTHS)


                           Institutional Information                                                  Pre-Conversion Data
                           -------------------------                                                  -------------------
                                                                                              Financial Info         Asset Quality
                                                                                              --------------         -------------

                                                                  Conversion                           Equity/     NPAS        Res.
 Institution                                              State       Date     Ticker       Assets     Assets     Assets       Cov.
 -----------                                              -----       ----     ------       ------     ------     ------       ----
                                                                                            ($Mil)      (%)         (%)        (%)
------------------------------------------------------------------------------------------------------------------------------------
STANDARD CONVERSIONS
First Federal of Olathe Bancorp                            KS*      04/12/00    Pink        $  47      19.67%      0.29%        131%
Port Financial Corp.                                       MA*      04/12/00    PORT          763      10.37%      0.02%       5532%
Peoples Community Bancorp                                  OH*      03/30/00    PCBI          208       9.99%      0.55%         77%

                       AVERAGES - STANDARD CONVERSIONS:                                     $ 339      13.34%      0.29%       1913%
                        MEDIANS - STANDARD CONVERSIONS:                                     $ 208      10.37%      0.29%        131%

SECOND STEP CONVERSIONS

                    AVERAGES - SECOND STEP CONVERSIONS:
                     MEDIANS - SECOND STEP CONVERSIONS:

MUTUAL HOLDING COMPANIES (6)
Alamogordo Financial Corp.                                 NM*      05/16/00    ALMG        $ 157      14.49%      0.15%        259%
Eagle Bancorp                                              MT       04/05/00    Pink          150       9.52%      0.39%        129%

                   AVERAGES - MUTUAL HOLDING COMPANIES:                                     $ 153      12.01%      0.27%        N.M.
                    MEDIANS - MUTUAL HOLDING COMPANIES:                                     $ 153      12.01%      0.27%        N.M.

                            AVERAGES - All Conversions:                                     $ 265      12.81%      0.28%       1226%
                             MEDIANS - All Conversions:                                     $ 157      10.37%      0.29%        131%


                           Institutional Information                                                 Offering Information
                           -------------------------                                     ------------------------------------------

                                                                  Conversions            Gross          %          % of        Exp./
 Institution                                              State       Date     Ticker    Proc.       Offered        Mid.       Proc.
 -----------                                              -----       ----     ------    -----       -------        ----       -----
                                                                                         ($Mil)        (%)          (%)         (%)
------------------------------------------------------------------------------------------------------------------------------------
STANDARD CONVERSIONS
First Federal of Olathe Bancorp                            KS*      04/12/00    Pink     $  5.6        100%         85%         9.0%
Port Financial Corp.                                       MA*      04/12/00    PORT       74.4        100%         93%         3.1%
Peoples Community Bancorp                                  OH*      03/30/00    PCBI       11.9        100%         85%         5.0%

                       AVERAGES - STANDARD CONVERSIONS:                                  $ 30.6        100%         88%         5.7%
                        MEDIANS - STANDARD CONVERSIONS:                                  $ 11.9        100%         85%         5.0%

SECOND STEP CONVERSIONS

                    AVERAGES - SECOND STEP CONVERSIONS:
                     MEDIANS - SECOND STEP CONVERSIONS:

MUTUAL HOLDING COMPANIES (6)
Alamogordo Financial Corp.                                 NM*      05/16/00    ALMG     $  3.6       49.0%         99%        18.2%
Eagle Bancorp                                              MT       04/05/00    Pink        4.6       47.0%         86%        12.0%

                   AVERAGES - MUTUAL HOLDING COMPANIES:                                  $  4.1       48.0%         93%        15.1%
                    MEDIANS - MUTUAL HOLDING COMPANIES:                                  $  4.1       48.0%         93%        15.1%

                            Averages - All Conversions:                                  $ 20.0        N.A.         90%         9.5%
                             Medians - All Conversions:                                  $  5.6        N.A.         86%         9.0%


                                                                                        Contribution to
                           Institutional Information                                    Charitable Fund       Insider Purchases
                           -------------------------                                    ---------------       -----------------
                                                                                                           Benefit Plans
                                                                  Conversions                    % of               Recog.   Mgmt. &
Institution                                               State       Date     Ticker   Form   Offering     ESOP    Plans     Dirs.
-----------                                               -----       ----     ------   ----   --------     ----    -----     -----
                                                                                                  (%)       (%)      (%)      (%)(2)
------------------------------------------------------------------------------------------------------------------------------------
STANDARD CONVERSIONS
First Federal of Olathe Bancorp                            KS*      04/12/00    Pink     N.A.     N.A.      8.0%     4.0%       7.5%
Port Financial Corp.                                       MA*      04/12/00    PORT     N.A.     N.A.      8.0%     4.0%       1.5%
Peoples Community Bancorp                                  OH*      03/30/00    PCBI     N.A.     N.A.      8.0%     4.0%      21.0%

                       AVERAGES - STANDARD CONVERSIONS:                                  N.A.     N.A.      8.0%     4.0%      10.0%
                        MEDIANS - STANDARD CONVERSIONS:                                  N.A.     N.A.      8.0%     4.0%       7.5%

SECOND STEP CONVERSIONS

                    AVERAGES - SECOND STEP CONVERSIONS:
                     MEDIANS - SECOND STEP CONVERSIONS:

MUTUAL HOLDING COMPANIES (6)
Alamogordo Financial Corp.                                 NM*      05/16/00    ALMG     N.A.     N.A.      8.0%     4.0%      31.4%
Eagle Bancorp                                              MT       04/05/00    Pink     N.A.     N.A.      8.0%     4.0%      21.2%

                   AVERAGES - MUTUAL HOLDING COMPANIES:                                  N.A.     N.A.      8.0%     4.0%      26.3%
                    MEDIANS - MUTUAL HOLDING COMPANIES:                                  N.A.     N.A.      8.0%     4.0%      26.3%

                            Averages - All Conversions:                                  N.A.     N.A.      8.0%     4.0%      16.5%
                             Medians - All Conversions:                                  N.A.     N.A.      8.0%     4.0%      21.0%








                           Institutional Information                                                      Pro Forma Data
                           -------------------------                                                      --------------
                                                                                            Pricing Ratios (3)    Financial Charac.
                                                                                          -- -----------------    -----------------
                                                                              Initial
                                                            Conversions       Dividend             Core
Institution                                            State   Date   Ticker   Yield      P/TB     P/E     P/A    ROA   TE/A    ROE
-----------                                            -----   ----   ------   -----      ----     ---     ---    ---   ----    ---
                                                                                (%)        (%)     (x)     (%)    (%)    (%)    (%)
------------------------------------------------------------------------------------------------------------------------------------
STANDARD CONVERSIONS
First Federal of Olathe Bancorp                         KS*  04/12/00  Pink    0.00%      41.0%    6.4x   10.9%   1.7%  26.6%   6.4%
Port Financial Corp.                                    MA*  04/12/00  PORT    0.00%      52.3%   13.1     9.0%   0.7%  17.2%   4.0%
Peoples Community Bancorp                               OH*  03/30/00  PCBI    0.00%      76.3%   21.1     9.1%   0.4%  11.9%   2.9%

                       Averages - Standard Conversions:                        0.00%      56.5%   13.5x    9.7%   0.9%  18.6%   4.4%
                        Medians - Standard Conversions:                        0.00%      52.3%   13.1x    9.1%   0.7%  17.2%   4.0%

SECOND STEP CONVERSIONS

                    AVERAGES - SECOND STEP CONVERSIONS:
                     MEDIANS - SECOND STEP CONVERSIONS:

MUTUAL HOLDING COMPANIES (6)
Alamogordo Financial Corp.                              NM   05/16/00  ALMG    2.00%      50.6%   13.7x    8.0%   0.5%  15.8%   3.7%
Eagle Bancorp                                           MT   04/05/00  Pink    0.00%      44.0%    8.0     6.2%   0.8%  14.2%   5.5%

                   AVERAGES - MUTUAL HOLDING COMPANIES:                        1.00%      47.3%   10.9x    7.1%   0.7%  15.0%   4.6%
                    MEDIANS - MUTUAL HOLDING COMPANIES:                        1.00%      47.3%   10.9x    7.1%   0.7%  15.0%   4.6%

                            Averages - All Conversions:                        0.40%      52.8%   12.4x    8.6%   0.8%  17.2%   4.5%
                             Medians - All Conversions:                        0.00%      50.6%   13.1x    9.0%   0.7%  15.8%   4.0%

                           Institutional Information                                               Post-IPO Pricing Trends
                           -------------------------                                               -----------------------
                                                                                                       Closing Price:
                                                                                                       --------------
                                                                                        First         After           After
                                                          Conversions           IPO   Trading    %     First    %     First      %
Institution                                            State   Date   Ticker   Price     Day   Change Week(4) Change Month(5) Change
-----------                                            -----   ----   ------   -----     ---   ------ ------- ------ -------- ------
                                                                                ($)      ($)    (%)     ($)    (%)      ($)     (%)
------------------------------------------------------------------------------------------------------------------------------------
STANDARD CONVERSIONS
First Federal of Olathe Bancorp                         KS*  04/12/00  Pink   $ 10.00  $12.50  25.0%  $12.50  25.0%  $ 12.63   26.3%
Port Financial Corp.                                    MA*  04/12/00  PORT     10.00   11.00  10.0%   10.81   8.1%    12.00   20.0%
Peoples Community Bancorp                               OH*  03/30/00  PCBI     10.00   11.44  14.4%   11.44  14.4%    10.56    5.6%

                       AVERAGES - STANDARD CONVERSIONS:                       $ 10.00  $11.65  16.5%  $11.58  15.8%  $ 11.73   17.3%
                        MEDIANS - STANDARD CONVERSIONS:                       $ 10.00  $11.44  14.4%  $11.44  14.4%  $ 12.00   20.0%

SECOND STEP CONVERSIONS

                    AVERAGES - SECOND STEP CONVERSIONS:
                     MEDIANS - SECOND STEP CONVERSIONS:

MUTUAL HOLDING COMPANIES (6)
Alamogordo Financial Corp.                              NM*  05/16/00  ALMG   $ 10.00  $10.25   2.5%  $10.25   2.5%  $ 10.25    2.5%
Eagle Bancorp                                           MT   04/05/00  Pink      8.00    8.50   6.3%    8.06   0.8%     8.50    6.3%

                   AVERAGES - MUTUAL HOLDING COMPANIES:                       $  9.00  $ 9.38   4.4%  $ 9.16   1.6%   $ 9.38    4.4%
                    MEDIANS - MUTUAL HOLDING COMPANIES:                       $  9.00  $ 9.38   4.4%  $ 9.16   1.6%   $ 9.38    4.4%

                            Averages - All Conversions:                       $  9.60  $10.74  11.6%  $10.61  10.2%  $ 10.79   12.1%
                             Medians - All Conversions:                       $ 10.00  $11.00  10.0%  $10.81   8.1%  $ 10.56    6.3%

Note: *-Appraisal performed by RP Financial; "NT"-Not Traded; "NA"-Not Applicable, Not Available.

(1)  Non-OTS regulated thrift.
(2)  As a percent of MHC offering for MHC transactions.
(3)  Does not take into account the adoption of SOP 93-6.
(4)  Latest price if offering is less than one week old.
(5)  Latest price if offering is more than one week but less than one month old.
(6)  Mutual holding company pro forma data on full conversion basis.
(7)  Simultaneously converted to commercial bank charter.
(8)  Converted to a commercial bank charter.
(9)  First trade was several days after close.

                                                                    June 9, 2000

RP Financial, LC.
Page 4.19

           The new issue market for MHC issues has generally paralleled the standard conversion market, as recent MHC issues have experienced relatively limited interest by the investment community. Two MHC offerings were completed during the past three months, both of which were relatively small offerings and were closed at the lower end of their respective valuation ranges. The average pro forma price/tangible book and core price/earnings ratios of the recent MHC offerings, on a fully-converted basis, equaled 47.3 percent and 10.9 times, respectively.

           In examining the current pricing characteristics of the conversion offerings completed during the last three months (see Table 4.3), we note there exists a considerable difference in pricing ratios compared to the universe of all publicly-traded thrifts. Specifically, the current average P/TB ratio of the two publicly-traded full conversions completed in the most recent three month period of 67.41 percent reflects a discount of 29.6 percent from the average P/TB ratio of all publicly-traded thrifts (equal to 95.73 percent) and the average core P/E ratio of 19.37 times reflects a premium of 56.0 percent from the average core P/E ratio of 12.41 times for all publicly-traded thrifts. Of the two recent MHC offerings, neither one was large enough to be listed on NASDAQ or an Exchange.

      Overall, the pricing ratios of the higher capitalized but lower earning recently converted thrifts suggest that the investment community has determined to discount their stocks on a book basis until the earnings improve through redeployment and leveraging of the proceeds over the longer term.

      C.   The Acquisition Market

           Also considered in the valuation was the potential impact on Mutual Savings' stock price of recently completed and pending acquisitions of other savings institutions operating in Wisconsin. As shown in Exhibit IV-4, there were three Wisconsin thrift acquisitions completed between the beginning of 1998 through year-to-date 2000, and there are currently two acquisitions pending of Wisconsin savings institutions, including Mutual Savings' acquisition of First Northern.

RP FINANCIAL, LC.
-------------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia  22209
(703) 528-1700
                                    Table 4.3
                           Market Pricing Comparatives
                            Prices As of June 9, 2000

                                              Market             Per Share Data
                                          Capitalization    -----------------------               Pricing Ratios(3)
                                        ------------------      Core        Book  --------------------------------------------------
                                        Price/      Market     12-Mth       Value/
Financial Institution                  Share(1)      Value     EPS(2)       Share      P/E        P/B      P/A      P/TB    P/CORE
---------------------                  --------    --------  ---------    --------   --------  --------  -------  --------  ------
                                          ($)       ($Mil)      ($)          ($)       (X)        (%)      (%)       (%)      (a)

All Public Companies                     12.08      156.77      1.07        13.07     11.76      95.73     9.94    101.90    12.41
Converted Last 3 Mths (no MHC)           11.72       59.91      0.62        17.31     19.27      67.41    10.60     73.27    19.37


Comparable Group


Converted Last 3 Mths (no MHC)
PCBI Peoples Community Bcrp of OH        10.00       19.78      0.47        15.49     22.73      64.56     9.09     76.28    21.28
PORT Port Financial Corp of MA           13.44      100.03      0.77        19.13     15.81      70.26    12.11     70.26    17.45


                                                 Dividends(4)                       Financial Characteristics(6)
                                       ---------------------------- -----------------------------------------------------------
                                                                                                 Reported            Core
                                        Amount/            Payout     Total  Equity/  NPAs/  ----------------  ----------------
Financial Institution                    Share    Yield   Ratio(5)   Assets  Assets   Assets    ROA     ROE      ROA      ROE
---------------------                   -------  -------  --------   ------  ------   ------   -----   -----    -----    -----
                                          ($)      (%)       (%)     ($mil)    (%)     (%)      (%)      (%)     (%)       (%)


All Public Companies                     0.39      3.25     33.16     1,741   10.95    0.50    0.84     8.50    0.83     8.28
Converted Last 3 Mths (no MHC)           0.00      0.00      0.00       522   15.66    0.24    0.58     3.64    0.56     3.53


Comparable Group


Converted Last 3 Mths (no MHC)
PCBI Peoples Community Bcrp of OH        0.00      0.00      0.00       218   14.08    0.47    0.40     2.84    0.43     3.03
PORT Port Financial Corp of MA           0.00      0.00      0.00       826   17.24    0.01    0.77     4.44    0.69     4.03


(1) Average of High/Low or Bid/Ask price per share.
(2) EPS (estimate core basis) is based on actual trailing twelve month data, adjusted to omit non-operating items (including the SAIF assessment) on a tax effected basis.
(3) P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/CORE = Price to estimated core earnings.
(4) Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated dividend as a percent of trailing twelve month estimated core earnings.
(6) RDA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7) Excludes from averages those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.


Source: Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (C) 1999 by RP Financial, LC.

RP Financial, LC.
Page 4.21



         Under other circumstances, the existence of thrift acquisition activity in the Bank's market area might warrant an upward adjustment to value to account for the likelihood of investors placing an acquisition premium on the stock. However, the acquisition activity in Mutual Savings' market was deemed to have a minimal valuation impact for the following reasons. First, Mutual Savings' Board of Directors has stated their intention to remain independent following the stock offering, a factor underscored by the Board's decision to reorganize into MHC form. Second, Mutual Savings could not become an acquisition target for at least one year following a second step conversion, pursuant to current conversion regulations. Finally, the Bank has no immediate intentions to pursue a second step conversion.

                              * * * * * * * * * * *

         In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for MHC shares, and the acquisition market (which we considered to be not highly applicable to the Bank's valuation). Taking these factors and trends into account, RP Financial concluded that a moderate downward was appropriate in the valuation analysis for purposes of marketing of the issue.


8.    Management

      Mutual Savings' management team appears to have experience and expertise in all of the key areas of the Bank's operations. Exhibit IV-5 provides summary resumes of Mutual Savings' Board of Directors and Mutual Savings' and First Northern's senior management. The financial characteristics of the Bank and First Northern suggest that both institutions are effectively managed and there appears to be a well-defined organizational structure. Neither the Bank or First Northern currently have any executive management positions that are vacant. Following the First Northern merger, First Northern's Chief Executive Officer will become the President and Chief Operating Officer of the Holding Company and the MHC. In addition to the current members of Mutual Savings' Board of Directors, four directors of First Northern's Board of Directors will become directors of the Holding Company and the MHC. It is expected that First

RP Financial, LC.
Page 4.22




Northern's Chief Executive Officer will be one of the four designees. The current senior management team of First Northern will retain their positions with FNSB following the merger.

      Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies. Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.


9.    Effect of Government Regulation and Regulatory Reform

      In summary, as a federally-insured savings bank operating in the MHC form of ownership, Mutual Savings will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions. Exhibit IV-6 reflects the Bank's and First Northern's pro forma regulatory capital ratios. The one difference noted between Mutual Savings and some of the Peer Group companies was in the area of regulatory policy regarding dividend waivers (see the discussion above for "Dividends"). Since this factor was already accounted for in the "Dividends" section of this appraisal, no further adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

      Overall, based on the factors discussed above, we concluded that the Bank's pro forma market value should be discounted relative to the Peer Group as follows:



      Key Valuation Parameters:                                 Valuation Adjustment
      ------------------------                                  --------------------
      Financial Condition                                       Slight Downward
      Profitability, Growth and Viability of Earnings           Slight Downward
      Asset Growth                                              Slight Downward
      Primary Market Area                                       No Adjustment
      Dividends                                                 No Adjustment
      Liquidity of the Shares                                   No Adjustment
      Marketing of the Issue                                    Moderate Downward
      Management                                                No Adjustment
      Effect of Government Regulations and Regulatory Reform    No Adjustment

RP Financial, LC.
Page 4.23



Basis of Valuation - Fully-Converted Pricing Ratios

      As indicated in Chapter III, the valuation analysis included in this section places the Peer Group institutions on equal footing by restating their financial data and pricing ratios on a "fully-converted" basis. We believe there are a number of characteristics of MHC shares that make them different from the shares of fully-converted companies. These factors include: (1) lower aftermarket liquidity in the MHC shares since less than 50 percent of the shares are available for trading; (2) no opportunity for public shareholders to exercise voting control, thus limiting the potential for acquisition speculation in the stock price; (3) the potential pro forma impact of "second step" conversions on the pricing of MHC institutions; (4) the regulatory policies regarding the dividend waiver policy by MHC institutions; and (5) the middle-tier structure maintained by certain MHCs facilitates the ability for stock repurchases. The above characteristics of MHC shares have provided MHC shares with different trading characteristics versus fully-converted companies. To account for the unique trading characteristics of MHC shares, RP Financial has placed the financial data and pricing ratios of the Peer Group on a fully-converted basis to make them comparable for valuation purposes. Using the per share and pricing information of the Peer Group on a fully-converted basis accomplishes a number of objectives. First, such figures eliminate the distortions resulting when trying to compare institutions that have a different public ownership interests outstanding. Secondly, such an analysis provides ratios that are comparable to the pricing information of fully-converted public companies, and more importantly, are directly applicable to determining the pro forma market value range of the 100 percent ownership interest in Mutual Savings as an MHC. Lastly, such an analysis allows for consideration of the potential dilutive impact of dividend waiver policies adopted by the Federal agencies. This technique is validated by the investment community's evaluation of MHC pricing, which also incorporates the pro forma impact of a second step conversion based on the current market price.

      To calculate the fully-converted pricing information for MHCs, the reported financial information for the public MHCs must incorporate the following assumptions, based on completed second step conversions to date: (1) all shares owned by the MHC are assumed to be sold at the current trading price in a second step conversion; (2) the gross proceeds from such a sale were adjusted to reflect reasonable offering expenses and standard stock based benefit plan

RP Financial, LC.
Page 4.24



parameters that would be factored into a second step conversion of MHC institutions; (3) net proceeds are assumed to be reinvested at market rates on an after-tax basis; and (4) the public ownership interest is adjusted to reflect the pro forma impact of the waived dividends pursuant to applicable regulatory policy. Book value per share and earnings per share figures for the public MHCs were adjusted by the impact of the assumed second step conversion, resulting in an estimation of book value per share and earnings per share figures on a fully-converted basis. Table 4.4 on the following page shows the calculation of per share financial data (fully-converted basis) for each of the 10 public MHC institutions that form the Peer Group.


Valuation Approaches: Fully-Converted Basis

      In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing Mutual Savings' to-be-issued stock -- price/earnings ("P/E"), price/book ("P/B"), and price/assets ("P/A") approaches -- all performed on a pro forma basis including the effects of the stock proceeds and the First Northern merger. In computing the pro forma impact of the conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in Mutual Savings' prospectus for reinvestment rate, the effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8). Pursuant to the minority stock offering, we have also incorporated the valuation parameters disclosed in Mutual Savings' prospectus for offering expenses. The assumptions utilized in the pro forma analysis in calculating the Bank's full conversion value are described more fully below.

      - Conversion Expenses. Offering expenses have been assumed to equal 2.0 percent of the gross proceeds, which is typical of the level of offering expenses recorded in offerings that were comparable to the Bank's full conversion value.

      - Effective Tax Rate. The Bank, in consultation with its outside auditors, has determined the marginal effective tax rate on the net reinvestment benefit of the conversion proceeds to be 40.0 percent.

      - Reinvestment Rate. The pro forma section in the prospectus incorporates a 6.26 percent reinvestment rate, equivalent to the one year U.S. Treasury rate prevailing as of March 31, 2000. This calculated rate is reasonably similar to

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1990

                                   Table 4.4
Calculation of Implied For Share Data - Incorporating MHC Second Step Conversion
--------------------------------------------------------------------------------
                        Comparable Institution Analysis
                   For the Twelve Months Ended March 31, 2000

                                                      Current Ownership                Current Per Share Data (MHC Ratings)
                                                      -----------------                ------------------------------------
                                               Total       Public        MHC               Core     Book      Tangible
                                               Shares      Shares       Shares    EPS      EPS      Value       Book     Assets
                                               ------      ------       ------    ---      ---      -----       ----     ------
                                               (000)        (000)        (000)    (1)      (1)       (1)         (1)       (1)
Publicly-Traded MHC Institutions
--------------------------------
BRKL  Brookline Bocp MHC of MA (46.0)         27,676      13,113      14,563      0.77     0.68      9.82        9.82     73.04
EFFN  Capitol First MHC of KS (41.2)          82,192      34,496      48,396      0.87     0.87     12.20       12.20     91.77
FFBX  FloridaFirst MHC of FL (17.0)            5,167       2,704       2,643      0.70     0.70     11.03       11.03    103.05
FFFL  Fidelity Bcch MHC of FL(45.5)            6,837       2,951       3,984      1.33     0.80     12.18       11.78    251.42
FRFG  First Niagara MHC of NY (11.2)          25,989      11,108      14,985      0.72     0.70      8.05        7.56     68.43
HOBK  Hudson City BCP MHC of NJ (47.0)       115,638      51,410      61,228      0.96     0.96     12.51       12.51     75.91
NWSB  Northwest BCRP MHC of PA (27.7)         47,361      13,124      34,237      0.53     0.53      5.11        3.97     71.11
PBCP  Provident Bncp MHC of NY (65.7)          8,160       3,864       4,296      0.61     0.61     10.56       10.44    103.46
PBCT  Peoples Bank, MHC of CT (40.1)          61,200      24,601      36,599      1.82     1.59     13.04       10.88    174.00
WGNB  Willow Grv Bcp MHC of PA (45.3)          5,143       2,331       2,812      0.92     0.92     11.59       11.27    109.58

                                                                  Import of Second Step Conversion(4)
                                                                  -----------------------------------
                                                      Share          Gross          Net Incr.      Net Incr.
                                                      Price         Procds(1)      Capital(2)      Income(3)
                                                      -----         ---------      ----------      ---------
                                                       (1)           ($000)          ($000)         ($000)
Publicly-Traded MHC Institutions
--------------------------------
BRKL  Brookline Bocp MHC of MA (46.0)                 10.63          159,861         142,450           4,623
EFFN  Capitol First MHC of KS (41.2)                  10.75          534,371         458,660          14,076
FFBX  FloridaFirst MHC of FL (17.0)                    7.63           20,452          17,789             547
FFFL  Fidelity Bcch MHC of FL(45.5)                   15.56           72,124          63,052           1,944
FRFG  First Niagara MHC of NY (11.2)                   9.50          144,221         127,730           3,951
HOBK  Hudson City BCP MHC of NJ (47.0)                16.69        1,025,165         884,906          27,137
NWSB  Northwest BCRP MHC of PA (27.7)                  8.00          281,529         249,597           7,735
PBCP  Provident Bncp MHC of NY (65.7)                 15.38           66,631          57,668           1,770
PBCT  Peoples Bank, MHC of CT (40.1)                  21.63        1,172,888       1,013,233          31,082
WGNB  Willow Grv Bcp MHC of PA (45.3)                  9.89           27,944          24,132             740


                                                    Pro Forma Per Share Data (Fully Converted) (4)        Pro Forma(5)
                                                    ----------------------------------------------        ------------
                                                             Core     Book     Tangible               Public
                                                   EPS       EPS      Value      Book       Assets     Pcts      Dilution
                                                   ---       ---      -----      ----       ------     ----      --------
                                                   (1)       (1)       (1)       (1)        (1)         (%)          (%)
Publicly-Traded MHC Institutions
--------------------------------
BRKL  Brookline Bocp MHC of MA (46.0)              0.91       0.83    14.71     14.71        37.54     46.6       -0.8
EFFN  Capitol First MHC of KS (41.2)               1.02       1.02    17.47     17.47        95.80     41.0       -0.6
FFBX  FloridaFirst MHC of FL (17.0)                0.60       0.80    14.26     14.26       105.64     50.2       -0.4
FFFL  Fidelity Bcch MHC of FL(45.5)                1.15       0.98    19.28     18.92       234.84     38.9       -4.3
FRFG  First Niagara MHC of NY (11.2)               0.86       0.84    13.50     12.61        72.37     42.2       -0.6
HOBK  Hudson City BCP MHC of NJ (47.0)             1.19       1.19    20.10     20.13        83.42     47.0       -0.1
NWSB  Northwest BCRP MHC of PA (27.7)              0.68       0.68    10.18      9.06        74.87     27.2       -0.5
PBCP  Provident Bncp MHC of NY (65.7)              0.82       0.82    17.57     17.43       110.04     47.1       -0.2
PBCT  Peoples Bank, MHC of CT (40.1)               1.81       1.63    22.98     21.30       147.95     31.2       -9.0
WGNB  Willow Grv Bcp MHC of PA (45.3)              1.05       1.05    16.06     15.74       112.20     64.7       -0.5

(1) Gross proceeds calculated as stock price multiplied by the number of shares owned by the mutual holding company (i.e., non-public shares).
(2) Net Increase in capital reflects gross proceeds less offering expenses, contra-equity account for leveraged ESOP and deferred compensation account for restricted stock plan. For institutions with assets at the MHC level, the net increase in capital also includes consolidation of MHC level, the net increase in capital also includes consolidation of MHC assets with the capital of the institution concurrent with hypothetical second step.
          Offering expense percent      2.00
          ESOP percent purchase         8.00
          Recogontion plan percent      4.00
(3) Net increase in earnings reflects after-tax reinvestment income (assumes ESOP and recognition plan do not generate reinvestment income), less after-tax ESOP amortization and recognition plan vesting
          After-tax reinvestment        4.29
          ESOP loan term (years)          10
          Recog. plan vesting (yrs)        5
          Effective Tax rate           34.00
(4) Figures reflect adjustments to "non-grandfathered" companies to reflect dilutive impact of cumalative dividends waived by the MHC (reflect FDIC policy regarding waived dividend(s).
(5) Reflects pro forma ownership position of minority stockholders after taking into account the OTS and FDIC policies regarding waived dividends assuming a hypolibltical second step. For OTS "grandfathered" companies, dilution reflects excess waived dividends and MHC assets. For all other companies, dilution reflects all waived dividends and MHC assets.

Source: Audited and unaudited financial statements, corporate reports and offering circulars, and RP Financial, LC. calculations. The information provided in this table has been obtained from sources b/c Believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1999 by RP Financial, LC.

RP Financial, LC.
Page 4.26




          the blended reinvestment rate in the first 12 months of the business plan post-conversion, reflecting the current anticipated use of conversion proceeds, incorporating a flat interest rate scenario and the estimated impact of deposit withdrawals to fund stock purchases.

      - Stock Benefit Plans. The assumptions for the stock benefit plans, i.e., the Employee Stock Ownership Plan ("ESOP") and Recognition Plan, are consistent with the structure as approved by the Bank's Board and the disclosure in the pro forma section of the prospectus. Specifically, the ESOP is assumed to purchase 8.0 percent of the stock in conversion at the initial public offering price, with the Holding Company funded ESOP loan amortized on a straight-line basis over 10 years. The Recognition Plan is assumed to purchase 4.0 percent of the stock in the aftermarket at a price equivalent to the initial public offering price and will be amortized on a straight-line basis over five years.

      - First Northern Merger. In connection with the First Northern merger and as set forth in the prospectus, we have assumed the issuance of 5,143,685 shares to First Northern shareholders. This assumption is applicable to both the full conversion and minority stock offering scenarios.

      - Capitalization of MHC. Pursuant to the proposed transaction structure, the MHC will be capitalized with $100,000 of cash.

      In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group, recent conversions and MHC offerings.

      RP Financial's valuation placed an emphasis on the following:

      - P/E Approach. The P/E approach is generally the best indicator of long-term value for a stock. Given the similarities between the Bank's and the Peer Group's earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation. At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Bank as well as for the Peer Group and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting the minority offering proceeds, we also gave weight to other valuation approaches.

      - P/B Approach. P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds. RP Financial considered the P/B approach to be a valuable indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches. We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or "P/TB"), in that the investment

RP Financial, LC.
Page 4.27




          community frequently makes this adjustment in its evaluation of this pricing approach.

      - P/A Approach. P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight asset and attribute greater weight to book value and earnings - we have also given less weight to the assets approach. Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio. At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community's willingness to pay market multiples for earnings or book value when ROE is expected to be low.

      The Bank will adopt Statement of Position ("SOP") 93-6, which will cause earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares. For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted. However, we did consider the impact of the adoption of SOP 93-6 in the valuation.

      Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that the pro forma market value of a full conversion offering as of June 9, 2000, was $221,436,850 at the midpoint, equal to 22,143,685 shares at $10.00 per share, inclusive of 5,143,685 shares to be issued to First Northern shareholders as the stock component portion of the consideration for the merger.

      1. Price-to-Earnings ("P/E"). The application of the P/E valuation method requires calculating the Bank's pro forma market value by applying a valuation P/E multiple (fully-converted basis) to the pro forma earnings base. In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds. The Bank's reported earnings, incorporating the purchase accounting acquisition of First Northern, equaled negative $929,000 for the twelve months ended March 31, 2000. In deriving Mutual Savings' core earnings, the only adjustments made to reported earnings were to eliminate gains on the sale of loans and investment securities, which totaled $616,000 for the twelve months ended March 31, 2000, and the $15.6 million revaluation adjustment made to

RP Financial, LC.
Page 4.28



goodwill. The after-tax impact of the revaluation adjustment equaled $13.6 million. As shown below, on a tax effected basis, assuming an effective marginal tax rate of 40.0 percent for the gains eliminated, the Bank's core earnings were determined to equal $12.3 million for the twelve months ended March 31, 2000. (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group's earnings in the calculation of core earnings).



                                                                 Amount
                                                                 ------
                                                                  ($000)

      Net income                                                  $(929)
      Gain on sale of loans and investments(1)                     (370)
      Revaluation adjustment to intangibles(2)                   13,584
                                                                 ------
        Core earnings estimate                                  $12,285



      (1)  Tax effected at 40.0 percent.
      (2)  Tax effected as disclosed in the prospectus.


      As the result of the net loss recorded for the twelve month period, Mutual Savings pro forma P/E multiple on a reported earnings basis was not meaningful. Comparatively, the Peer Group's average reported P/E multiple (fully converted basis) equaled 11.93 times. Based on Mutual Savings' core earnings and incorporating the impact of the pro forma assumptions discussed previously, the Bank's pro forma core P/E multiple (fully-converted basis) at the $221.4 million midpoint value was 14.36 times, which provided for a premium of 13.0 percent relative to the Peer Group's core P/E multiple (fully-converted basis) of 12.71 times (see Table 4.5). The implied premium reflected in the Bank's pro forma core P/E multiple takes into consideration the other pricing ratios and the potential benefits of the merger that may be realized through expansion of the Bank's existing market and diversification of products and services.

      2. Price-to-Book ("P/B"). The application of the P/B valuation method requires calculating the Bank's pro forma market value by applying a valuation P/B ratio, derived from the Peer Group's P/B ratio (fully-converted basis), to Mutual Savings' pro forma book value (fully-converted basis) taking into account the purchase accounting acquisition of First Northern.

RP FINANCIAL, LC.
---------------------------------------
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700



                                    Table 4.5
                              Public Market Pricing
                     Mutual Savings Bank and the Comparables
   ---------------------------------------------------------------------------
                               As of June 9, 2000

                           Market         Per Share Data
                       Capitalization     ----------------             Pricing Ratios(3)                   Dividends (4)
                      ---------------     Core    Book      -------------------------------------    -------------------------
                      Price/    Market    12-Mth   Value/                                            Amount/          Payout
                     Share(1)    Value    EPS(2)   Share     P/E     P/B    P/A     P/TB   P/CORE    Share    Yield   Ratio(5)
                     -------    ------    -----    ------   ----     ---    ---     ----    ---      -----    -----   --------
                      ($)       ($Mil)     ($)      ($)      (x)     (%)    (%)      (%)    (x)       ($)      (%)       (%)
Mutual Savings Bank
--------------------
Superrange            10.00     276.26     0.60     14.29    NM     69.97   10.01   83.05   16.58     0.28     2.80    46.42
Range Maximum         10.00     246.94     0.65     14.97    NM     66.81    9.03   80.32   15.44     0.28     2.80    43.22
Range Midpoint        10.00     221.44     0.70     15.70    NM     63.69    8.16   77.56   14.36     0.28     2.80    40.21
Range Minimum         10.00     195.94     0.76     16.62    NM     60.15    7.28   74.34   13.20     0.28     2.80    36.97

All Public Companies(7)
----------------------
Averages              12.08     156.77     1.07     13.07   11.76   95.73    9.94  101.90   12.41     0.39     3.25    33.16
Medians                 ---        ---      ---       ---   10.76   87.58    8.86   90.84   11.51      ---      ---      ---

All Non-MHC State of WI(7)
--------------------------
Averages              12.19      182.83    1.22     10.41   11.05  126.39    8.02  134.41   10.23     0.32     2.65    26.78
Medians                 ---         ---     ---       ---   10.28  134.66    7.82  141.82    9.98      ---      ---      ---

Publicly-Traded MHC
Institutions, Full
Conversion Basis
-----------------------
Averages              12.55      581.52    0.98     16.62   11.93   74.15   13.44   76.74   12.71     0.43     3.22    33.74
Medians                 ---         ---     ---       ---   11.36   75.42   12.17   78.79   12.29      ---      ---      ---


                                             Financial Characteristics(6)
                                             ----------------------------
                                                              Reported             Core
                           Total     Equity/    NPAs/     ----------------   ----------------     Offering     Target
                          Assets      Assets    Assets     ROA       ROE       ROA       ROE        Size      Percent
                          ------      ------    ------     ---       ---       ---       ---        ----      -------
                          ($MIL)       (%)       (%)       (%)       (%)       (%)       (%)       ($Mil)       (%)
Mutual Savings Bank
--------------------
Superrange               2,761      14.30      0.22       0.12      0.87      0.60      4.22      224.83      17.2%
Range Maximum            2,736      13.51      0.22       0.10      0.75      0.58      4.33      195.50      19.3%
Range Midpoint           2,714      12.81      0.22       0.08      0.63      0.57      4.44      170.00      21.6%
Range Minimum            2,692      12.10      0.22       0.06      0.50      0.55      4.56      144.50      24.4%


All Public Companies(7)
----------------------
Averages                 1,741      10.95      0.50       0.84      8.50      0.83      8.28
Medians                    ---        ---       ---        ---       ---       ---       ---


All Non-MHC State of WI(7)
--------------------------
Averages                 2,018       6.24      0.27       0.77     11.73      0.80     12.17
Medians                    ---        ---       ---        ---       ---       ---       ---


Publicly-Traded MIC
Institutions, Full
Conversion Basis
------------------------
Averages                 3,981      18.14      0.26       1.19      6.38      1.13      5.99
Medians                    ---        ---       ---        ---       ---       ---       ---





                                             Market         Per Share Data
                                         Capitalization     ----------------             Pricing Ratios(3)
                                        ---------------     Core     Book      ------------------------------------------
                                         Price/    Market   12-Mth   Value/
                                        Share(1)    Value   EPS(2)   Share     P/E      P/B      P/A      P/TB     P/CORE
                                        -------    ------   -----    ------    ----     ---      ---      ----     ------
                                         ($)       ($Mil)    ($)     ($)       (x)      (%)      (%)      (%)      (x)
Publicly-Traded MHC Institutions,
Full Conversion Basis
------------------------------
BAKL Brookline Bncp MHC of MA (46.0)     10.63     299.26    0.83     14.71    11.68    72.26    28.32    72.26    12.81
CFFN Capitol Fincl MHC of KS (41.2)      10.75     905.20    1.02     17.47    10.54    61.53    11.22    61.53    10.54
FFFL Fidelity Bcsh MHC of FL (45.5)      15.56     118.07    0.98     19.28    10.73    80.71     6.63    82.24    15.88
FNFG First Niagara MHC of NY (41.2)       9.50     250.21    0.84     13.58    11.05    69.96    13.13    75.34    11.31
FFBK FloridaFirst MHC of FL  (47.0)       7.63      41.08    0.80     14.26     9.54    53.51     7.22    53.51     9.54
HCBK Hudson Cty Bcp MHC of NJ (47.0)     16.69    1933.27    1.19     20.13    14.03    82.91    20.01    82.91    14.03
NWSB Northwest Bcrp MHC of PA (27.7)      8.00     386.52    0.68     10.18    11.76    78.59    10.69    88.30    11.76
PBCT Peoples Bank,  MHC of CT (40.3)     21.63    1705.01    1.63     22.98    11.95    94.13    14.62   101.55    13.27
PBCP Provident Bncp MHC of NY (46.7)     15.38     126.05    0.82     17.57    18.76    87.54    13.98    88.24    18.76
WGBC Willow Grv Bcp MHC of PA (45.3)      9.69      50.53    1.05     16.06     9.23    60.34     8.60    61.56     9.23


                                                                                        Financial Characteristics(6)
                                             Dividends (4)                              ----------------------------
                                        -------------------------                                      Reported            Core
                                        Amount/           Payout     Total     Equity/    NPAs/     ----------------   ------------
                                         Share    Yield   Ratio(5)   Assets    Assets    Assets     ROA       ROE       ROA     ROE
                                        ------    -----   --------   ------    ------    ------     ---       ---       ---     ---
                                         ($)      (%)       (%)      ($MIL)    (%)       (%)       (%)       (%)       (%)      (%)
Publicly-Traded MHC Institution,
Full Conversion Basis
------------------------------
BAKL Brookline Bncp MHC of MA (46.0)     0.24     2.26      28.92     1,057     39.18    0.08      2.44      6.13    2.23      5.59
CFFN Capitol Fincl MHC of KS (41.2)      0.44     4.09      43.14     8,067     18.24    0.08      1.21      5.77    1.21      5.77
FFFL Fidelity Bcsh MHC of FL (45.5)      1.00     6.43        NA      1,782      8.21     NA       0.64      7.54    0.43      5.10
FNFG First Niagara MHC of NY (41.2)      0.28     2.95      33.33     1,906     18.76    0.15      1.25      6.20    1.22      6.06
FFBK FloridaFirst MHC of FL  (47.0)      0.16     2.10      20.00       569     13.50     NA       0.82      5.88    0.82      5.88
HCBK Hudson Cty Bcp MHC of NJ(47.0)      0.28     1.68      23.53     9,663     24.13    0.18      1.49      6.45    1.49      6.45
NWSB Northwest Bcrp MHC of PA (27.7)     0.16     2.00      23.53     3,617     13.60    0.45      0.95      6.77    0.95      6.77
PBCT Peoples Bank,  MHC of CT (40.3)     1.20     5.55      73.62    11.662     15.53    0.42      1.25      7.90    1.13      7.11
PBCP Provident Bncp MHC of NY (46.7)     0.16     1.04      19.51       902     15.97    0.48      0.78      4.58    0.78      4.58
WGBC Willow Grv Bcp MHC of PA (45.3)     0.40     4.13      38.10       588     14.25    0.21      1.04      6.61    1.04      6.61



(1) Current stock price of minority stock. Average of High/Low or Bid/Ask price per share.
(2) EPS (estimated core earnings) is based on reported trailing twelve month data, adjusted to omit non-operating gains and losses (including the SAIF assessment) on a tax effected basis. Public MHC data reflects additional earnings from reinvestment of proceeds of second step conversion.
(3) P/E - Price to Earnings: P/B - Price to Book; P/A - Price to Assets; P/TB - Price to Tangible Book; and P/CORE - Price to Core Earnings. Ratios are pro forma assuming a second step conversion to full stock form.
(4)  Indicated twelve month dividend, based on last quarterly dividend declared.
(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings (earnings adjusted to reflect second step conversion).
(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month earnings and average equity and assets balances.
(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.
(8) Figures estimated by RP Financial to reflect a second step conversion of the MHC to full stock form.

Source: Corporate reports, offering circulars, and RP Financial, LC.
        calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

 Copyright (c) 1999 by RP Financial, LC.

RP Financial, LC.
Page 4.30



In applying the P/B approach, we considered both reported book value and tangible book value. Goodwill resulting from the First Northern merger has been estimated to equal $50.9 million, resulting in total pro forma goodwill of $62.1 million. Based on the $221.4 million midpoint valuation, Mutual Savings' pro forma P/B and P/TB ratios equaled 63.69 percent and 77.56 percent, respectively. In comparison to the average P/B and P/TB ratios for the Peer Group of 74.15 percent and 76.74 percent, the Bank's ratios reflected a discount of 14.1 percent on a P/B basis and a premium of 1.1 percent on a P/TB basis. The implied discount and premium reflected in the Bank's pro forma P/B and P/TB ratios, respectively, take into consideration the other pricing ratios and the potential benefits of the merger that may be realized through expansion of the Bank's existing market and diversification of products and services.

      3. Price-to-Assets ("P/A"). The P/A valuation methodology determines market value by applying a valuation P/A ratio (fully-converted basis) to the Bank's pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases. In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio which is computed herein. At the midpoint of the valuation range, Mutual Savings' full conversion value equaled 8.16 percent of pro forma assets. Comparatively, the Peer Group companies exhibited an average P/A ratio (fully-converted basis) of
13.44 percent, which implies a 39.3 percent discount being applied to the Bank's pro forma P/A ratio (fully-converted basis).


Comparison to Recent Conversions and MHC Offerings

         As indicated at the beginning of this chapter, RP Financial's analysis of recent conversion and MHC offering pricing characteristics at closing and in the aftermarket has been limited to a "technical" analysis and, thus, the pricing characteristics of recent conversions and MHC offerings is not the primary determinate of value herein. Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals). The recent standard conversions on average closed at a price/tangible book ratio of 56.5 percent (see Table 4.2). On average, the prices of the recent standard conversions appreciated by 15.8 percent during the first week of trading.

RP Financial, LC.
Page 4.31



      The two recent MHC offerings standard conversions on average closed at a price/tangible book ratio of 47.3 percent (fully converted basis). On average, the prices of the two recent MHC offerings appreciated by 1.6 percent during the first week of trading. Both MHC offerings trade on the "pink sheets" and, thus, trading activity in their stocks has been limited in general. In comparison, the Bank's P/TB ratio at the appraised midpoint value reflects premiums of 37.3 percent and 64.0 percent relative to the closing ratios of recent standard conversion and MHC offerings, respectively. In comparison to the current aftermarket P/TB ratios of the recent standard conversions (73.27 percent), which excludes companies traded on the "pink sheets", the Bank's P/TB ratio at the appraised midpoint value reflects a premium of 5.9 percent. The Bank's premium ratios are largely attributable to the reduction in tangible book value that results from the goodwill that will be created in connection with the acquisition of First Northern. Additionally, in comparison to the recent MHC offerings, there will be a more active and liquid trading market in the Bank's stock.


Valuation Conclusion

      Based on the foregoing, it is our opinion that, as of June 9, 2000, the estimated aggregate pro forma market value of the shares to be issued immediately following the conversion, both shares issued publicly as well as to the MHC, was $221,436,850 at the midpoint, equal to 22,143,685 shares at a per share value of $10.00. The pro forma market value includes 5,143,685 shares to be issued in connection with the First Northern merger. Based on this valuation, the midpoint of the fully-converted offering range was $170,000,000, equal to 17,000,000 shares at $10.00 per share. Pursuant to conversion guidelines, the 15 percent fully-converted offering range indicates a minimum value of $144,500,000 and a maximum value of $195,500,000. Based on the $10.00 per share offering price determined by the Board and incorporating the 5,143,685 shares issued in connection with the First Northern merger, this valuation range equates to total shares outstanding of 19,593,685 at the minimum and 24,693,685 at the maximum. In the event the appraised value is subject to an increase, the fully-converted offering range may be increased up to a supermaximum value of $224,825,000 without requiring a resolicitation. Based on the $10.00 per share offering price and incorporating

RP Financial, LC.
Page 4.32



the 5,143,685 shares issued in connection with the First Northern merger, the supermaximum value would result in total shares outstanding of 27,626,185.

      The Board of Directors has established a public offering range such that the public ownership of the Holding Company will constitute a 49.9 percent ownership interest of the total shares outstanding, including the shares to be issued to the First Northern shareholders. Accordingly, the offering to the public of the minority stock will equal $46,335,640 at the minimum, $59,060,140 at the midpoint, $71,784,640 at the maximum and $86,417,810 at the supermaximum. The pro forma valuation calculations relative to the Peer Group (fully-converted basis) are shown in Table 4.5 and are detailed in Exhibit IV-7 and Exhibit IV-8; the pro forma valuation calculations relative to the Peer Group based on reported financials are shown in Table 4.6 and are detailed in Exhibits IV-10 and IV-11.

RP FINANCIAL, LC.
Financial Services Industry Consultants
1700 North Moore Street, Suite 2210
Arlington, Virginia 22209
(703) 528-1700
                                    Table 4.6
                              Public Market Pricing
                     Mutual Savings Bank and the Comparables
                               As of June 9, 2000



                                                       Market             Per Share Data
                                                    Capitalization      ------------------
                                                  -----------------      Core         Book               Pricing Ratios (3)
                                                  Price /    Market     12-Mth       Value/     -----------------------------------
                                                  Share(1)   Value      EPS(2)       Share       P/E       P/B       P/A      P/TB
                                                  -------   -------    -------      -------    -------   -------   -------  -------
                                                    ($)      ($Mi1)       ($)         ($)        (X)       (%)       (%)       (%)
Mutual Savings Bank
  Superrange                                        10.00     146.13       0.49        9.91       NM     100.89     10.46    130.51
  Range Maximum                                     10.00     127.07       0.53       10.58       NM      94.52      9.40    124.02
  Range Midpoint                                    10.00     110.50       0.58       11.30       NM      88.49      8.46    117.73
  Range Minimum                                     10.00      93.92       0.64       12.21       NM      81.91      7.52    110.66


All Public Companies(7)
  Averages                                          12.08     156.77       1.07       13.07    11.76      95.73      9.94    101.90
  Medians                                             ---        ---        ---         ---    10.76      87.58      8.86     90.84

All Non-MHC State of WI(7)
  Averages                                          12.19     182.83       1.22       10.41    11.05     126.39      8.02    134.41
  Medians                                             ---        ---        ---         ---    10.28     134.66      7.82    141.82

Comparable Group Averages
  Averages                                          12.55     230.95       0.84       10.69    14.21     118.55     14.07    128.55
  Medians                                             ---        ---        ---         ---    12.78     118.00     12.07    126.48


State of WI

ABCW Anchor Bancorp Wisconsin of WI                 14.75     355.30       1.06        9.02    16.76     163.53     12.21    163.53
FTFC First Fed. Capital Corp. of WI                 12.00     219.25       1.10        7.07     9.68     169.73     10.25    187.50
FNGB First Northern Cap. Corp of WI(7)              13.25     113.59       0.83        9.03    15.77     146.73     13.12    146.73
HALL Hallmark Capital Corp. of WI                    8.50      21.79       1.21       12.78     6.85      66.51      4.24     66.51
STFR St. Francis Cap. Corp. of WI                   13.50     134.97       1.49       12.76    10.89     105.80      5.38    120.11


Comparable Group

BRKL Brookline Bncp MHC of MA (45.0)                10.63     139.39       0.68        9.82    13.81     108.25     32.17    108.25
CFFN Capitol Fincl MHC of KS (41.2)                 10.75     370.83       0.87       12.20    12.36      88.11     11.71     88.11
FFFL Fidelity Bcsh MHC of FL (45.5)                 15.56      45.95       0.80       12.18    11.70     127.75      6.19    132.09
FNFG First Niagara MHC of NY (41.2)                  9.50     105.49       0.70        8.85    13.19     107.34     13.88    120.87
FFBK FloridaFirst MHC of FL (47.0)                   7.63      20.63       0.70       11.03    10.90      69.17      7.40     69.17
HCBK Hudson Cty Bcp MHC of NJ (47.0)                16.69     908.10       0.96       12.51    17.39     133.41     21.99    133.41
NWSB Northwest Bcrp MHC of PA (27.7)                 8.00     104.99       0.53        5.11    15.09     156.56     11.25    201.51
PBCT Peoples Bank, MHC of CT (40.3)                 21.63     532.12       1.59       13.04    11.88     165.87     12.43    198.81
PBCP Provident Bncp MHC of NY (46.7)                15.38      59.43       0.61       10.58    25.21     145.37     14.87    147.32
WGBC Willow Grv Bcp MHC of PA (45.3)                 9.69      22.59       0.92       11.59    10.53      83.61      8.84     85.98


                                                                        Dividends(4)           Financial Characteristics(6)
                                                             ------------------------------   ------------------------------
                                                             Amount/                 Payout    Total       Equity/    NPAs/
                                                   P/CORE     Share     Yield       Ratio(5)   Assets      Assets    Assets
                                                  -------    -------   -------      -------   -------     -------   -------
                                                    (X)        ($)       (%)           (%)     (Mil)         (%)      (%)
Mutual Savings Bank
  Superrange                                       20.54       0.28     2.80         28.70      2,640      10.37       0.23
  Range Maximum                                    18.83       0.28     2.80         26.30      2,627       9.94       0.23
  Range Midpoint                                   17.27       0.28     2.80         24.13      2,616       9.56       0.23
  Range Minimum                                    15.63       0.28     2.80         21.84      2,605       9.18       0.23


All Public Companies(7)
  Averages                                         12.41       0.39     3.25         33.16      1,741      10.95       0.50
  Medians                                          11.51        ---      ---           ---        ---        ---        ---

All Non-MHC State of WI(7)
  Averages                                         10.23       0.32     2.65         26.78      2,018       6.24       0.27
  Medians                                           9.98        ---      ---           ---        ---        ---        ---

Comparable Group Averages
  Averages                                         15.37       0.43     3.22         15.08      3,677      12.35       0.25
  Medians                                          14.35        ---      ---           ---        ---        ---        ---


State of WI

ABCW Anchor Bancorp Wisconsin of WI                13.92       0.28     1.90         26.42      2,911       7.46       0.20
FTFC First Fed. Capital Corp. of WI                10.91       0.44     3.67         40.00      2,139       6.04       0.11
FNGB First Northern Cap. Corp of WI(7)             15.96       0.44     3.32         53.01        866       8.94       0.08
HALL Hallmark capital Corp. of WI                   7.02       0.20     2.35         16.53        514       6.37       0.61
STFR St. Francis Cap. Corp. of WI                   9.06       0.36     2.67         24.16      2,507       5.09       0.15


Comparable Group

BRKL Brookline Bncp MHC of MA (45.0)               15.63       0.24     2.26         16.72        914      29.72       0.08
CFFN Capitol Fincl MHC of KS (41.2)                12.36       0.44     4.09         21.05      7,607      13.29       0.08
FFFL Fidelity Bcsh MHC of FL (45.5)                19.45       1.00     6.43            NM      1,719       4.84         NA
FNFG First Niagara MHC of NY (41.2)                13.57       0.28     2.95         17.09      1,778      12.93       0.15
FFBK FloridaFirst MHC of FL (47.0)                 10.90       0.15     2.10         11.56        551      10.70         NA
HCBK Hudson Cty Bcp MHC of NJ (47.0)               17.39       0.28     1.68         13.72      8,778      16.48       0.18
NWSB Northwest Bcrp MMC of PA (27.7)               15.09       0.16     2.00          8.37      3,368       7.19       0.45
PBCT Peoples Bank, MMC of CT (40.3)                13.60       1.20     5.55            NM     10,649       7.49       0.42
PBCP Provident Bncp MHC of NY (46.7)               25.21       0.16     1.04         12.42        844      10.23       0.48
WGBC Willow Grv Bcp MHC of PA (45.3)               10.53       0.40     4.13         19.71        564      10.58       0.21


                                                        Reported                Core
                                                    -----------------   -------------------
                                                      ROA       ROE       ROA         ROE
                                                    -------   -------   -------     -------
                                                      (%)       (%)       (%)         (%)
Mutual Savings Bank
  Superrange                                        0.01       0.09       0.51        4.91
  Range Maximum                                    (0.00)     (0.04)      0.50        5.02
  Range Midpoint                                   (0.01)     (0.16)      0.49        5.12
  Range Minimum                                    (0.03)     (0.28)      0.48        5.24


All Public Companies(7)
  Averages                                          0.84       8.50       0.83        8.28
  Medians                                            ---        ---        ---         ---

All Non-MHC State of WI(7)
  Averages                                          0.77      11.73       0.80       12.17
  Medians                                            ---        ---        ---         ---

Comparable Group Averages
  Averages                                          1.06       8.75       0.99        8.03
  Medians                                            ---        ---        ---         ---


State of WI

ABCW Anchor Bancorp Wisconsin of WI                 0.79      10.27       0.95       12.37
FTFC First Fed. Capital Corp. of WI                 1.15      17.82       1.02       15.80
FNGB First Northern Cap. Corp of WI(7)              0.90       9.36       0.89        9.25
HALL Hallmark Capital Corp. of WI                   0.64       9.35       0.62        9.13
STFR St. Francis Cap. Corp. of WI                   0.51       9.47       0.61       11.37


Comparable Group

BRKL Brookline Bncp MHC of MA (45.0)                2.35       7.73       2.08        6.83
CFFN Capitol Fincl MHC of KS (41.2)                 1.09       7.00       1.09        7.00
FFFL Fidelity Bcsh MHC of FL (45.5)                 0.55      10.97       0.33        6.60
FNFG First Niagara MHC of NY (41.2)                 1.11       7.89       1.08        7.67
FFBK FloridaFirst MHC of FL (47.0)                  0.74       6.74       0.74        6.74
HCBK Hudson Cty Bcp MHC of NJ (47.0)                1.33       8.86       1.33        8.86
NWSB Northwest Bcrp MMC of PA (27.7)                0.78      10.64       0.78       10.54
PBCT Peoples Bank, MMC of CT (40.3)                 1.07      14.03       0.94       12.25
PBCP Provident Bncp MHC of NY (46.7)                0.62       5.59       0.62        5.59
WGBC Willow Grv Bcp MHC of PA (45.3)                0.95       8.06       0.95        8.06


(1)  Average of high/low or bid/ask price per share.

(2) EPS (core basis) is based on actual trailing twelve month data, adjusted to omit the impact of non-operating items (including the SAIF assessment) on a tax effected basis, and is shown on a pro forma basis where appropr


(3) P/E = Price to Earnings; P/B = Price to Book; P/A = [Price to Assets; P/TB = Price to Tangible Book; and P/CORE = Price to Core Earnings.

(4)  Indicated twelve month dividend, based on last quarterly dividend declared.

(5) Indicated twelve month dividend as a percent of trailing twelve month estimated core earnings.

(6) ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing twelve month estimated core earnings.

(7) Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source: Corporate reports, offering circulars, and RP Financial, Inc. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 1999 by RP Financial, LC.